Exhibit 10.12

SIXTH AMENDMENT TO CREDIT AGREEMENT

THIS SIXTH AMENDMENT TO CREDIT AGREEMENT, dated as of August 25, 2015 (this “Agreement”), is entered into among EVO PAYMENTS INTERNATIONAL, LLC, a Delaware limited liability company (the “Borrower”), the Guarantors party hereto, the Lenders party hereto, SUNTRUST BANK, as Administrative Agent for the Lenders (in such capacity, the “Administrative Agent”), and SUNTRUST ROBINSON HUMPHREY, INC., FIFTH THIRD BANK, BMO CAPITAL MARKETS CORP., MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, J.P. MORGAN SECURITIES LLC and REGIONS CAPITAL MARKETS, as Joint Lead Arrangers. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Credit Agreement (as defined below).

RECITALS

WHEREAS, the Borrower, the Guarantors, the Lenders and the Administrative Agent are parties to that certain Credit Agreement, dated as of May 30, 2012, as amended by (i) the First Amendment to Credit Agreement and Security Agreement dated as of June 7, 2013, (ii) the Second Amendment to Credit Agreement dated as of December 24, 2013, (iii) the Third Amendment to Credit Agreement dated as of May 8, 2014, (iv) the Fourth Amendment to Credit Agreement dated as of May 7, 2015 and (v) the Fifth Amendment to Credit Agreement and Waiver Agreement dated as of July 29, 2015 (as the same may be further amended, modified, extended, supplemented or restated from time to time, the “Credit Agreement”).

WHEREAS, the parties hereto have agreed to amend the Credit Agreement as further provided herein.

NOW, THEREFORE, in consideration of the agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

1. Amendments. Effective as of the Banamex Acquisition Effective Date (as defined below), (a) the Credit Agreement is hereby amended by this Agreement and for ease of reference restated (after giving effect to this Agreement) in the form of Schedule A hereto (the Credit Agreement, as so amended by this Agreement, being referred to as the “Amended Credit Agreement”) and (b) Schedule I to the Credit Agreement is hereby amended to read as provided on Schedule I attached hereto. Except as expressly set forth herein, all Schedules and Exhibits to the Credit Agreement will continue in their present forms as Schedules and Exhibits to the Amended Credit Agreement.

2. Effectiveness; Conditions Precedent. Subject to Section 3 below, the Amendments set forth in Section 1 above shall become effective on the date (such date, the “Banamex Acquisition Effective Date”) when the following conditions shall have been satisfied:

(a) The Administrative Agent shall have received a counterpart of this Agreement signed by or on behalf of the Borrower, the Guarantors, the Administrative Agent and each Lender.

(b) Receipt by the Administrative Agent of a certificate of the Secretary, Assistant Secretary or authorized signatory of each Loan Party, attaching and certifying copies of such Loan Party’s Organization Documents (or, with respect to Organization Documents of a Loan Party previously delivered in connection with the Credit Agreement that have not changed since such delivery, a certification that such Organization Documents remain true and correct and as of the Closing Date no change has occurred) and resolutions of its board of directors (or equivalent governing body), authorizing the execution, delivery and performance of the Agreement and transactions contemplated thereby.

(c) Receipt by the Administrative Agent of customary written opinions of counsel to the Loan Parties, addressed to the Administrative Agent, the Issuing Bank and each of the Lenders.

(d) Receipt by the Administrative Agent of a certificate signed by a Responsible Officer of the Borrower certifying that:

(i) All of the representations and warranties in the Loan Documents are true and correct in all material respects (except that any representation or warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) as of the Banamex Acquisition Effective Date (other than representations and warranties which are as of a specific date, which shall be true and correct in all material respects or in all respects, as applicable, as of such date);

(ii) After giving effect to this Agreement, no Default or Event of Default shall have occurred and be continuing or would result from the Borrowings to be made on the Banamex Acquisition Effective Date.

(e) Receipt by the Administrative Agent of a request from the Borrower for the Incremental Term Loan A, which request shall set forth the initial Type of such Loans and if such Loans are to be Eurodollar Loans, the initial Interest Period for such Loans (it being agreed that such request shall constitute a “Notice of Borrowing” for purposes of the Credit Agreement).

(f) Receipt by the Administrative Agent of (A) an executed copy of the Joinder Agreement for the Borrower’s newly formed Subsidiaries, EVO NA Holdings 1 LLC and EVO NA Holdings 2 LLC and (B) evidence that all conditions precedent to the joinder of such entities have been met.

(g) Receipt by the Administrative Agent of payment of all fees due and payable by the Loan Parties on or prior to the Banamex Acquisition Effective Date to or for the account of the Lenders, Administrative Agent or the Joint Lead Arrangers, as may be provided in any Fee Letter, or that have been invoiced to the Borrower at least one (1) day prior to the Banamex Acquisition Effective Date.

3. Funding of Incremental Term Loan A prior to Banamex Acquisition.

(a) Upon confirmation that the conditions set forth in Section 2 above have been met, each Lender agrees to fund its portion of the Incremental Term Loan A to the Administrative Agent to be held by the Administrative Agent on behalf of the Borrower.

(b) Upon satisfaction of the following conditions precedent, the Loan Parties and the Lenders hereby authorize the Administrative Agent to, without further consent, release the Incremental Term Loan A to the Borrower (the date on which such conditions are satisfied, the “Banamex Funding Date”):

(i) Receipt by the Administrative Agent of evidence that the Borrower shall have received an equity contribution from its existing equity holders in an aggregate amount equal to at least the portion of the purchase price for the Banamex Acquisition which is not being funded with proceeds from the Incremental Term Loan A.

(ii) Evidence that the Banamex Acquisition shall have been consummated, or shall be consummated concurrently with, the Banamex Funding Date, in accordance with the terms of the purchase agreement.

(c) The funding arrangements set forth herein shall terminate and the amendments set forth in Section 1 above shall be deemed to have been revoked on September 9, 2015 (the “Termination Date”) if the conditions set forth in clause (b) have not been satisfied on or prior to such date. Upon the occurrence of the Termination Date, (x) the Administrative Agent shall promptly return all proceeds of the Incremental Term Loan A to each Lender in accordance with its Pro Rata Share, (y) all accrued interest on the Incremental Term Loan A shall be due and payable to the Administrative Agent for the benefit of the Lenders holding a portion of the Incremental Term Loan A and (z) any Commitment Fee which has accrued on the increased Multicurrency Commitments shall be due and payable to the Administrative Agent for the benefit of each Lender with a Multicurrency Commitment.

4. FATCA. For purposes of determining withholding Taxes imposed under FATCA, from and after the date of this Agreement, the Borrower and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) the Credit Agreement as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

5. Ratification of Credit Agreement. Each Loan Party acknowledges and consents to the terms set forth herein and agrees that this Amendment does not impair, reduce or limit any of its obligations under the Loan Documents, as amended hereby. This Agreement is a Loan Document.

6. Authority/Enforceability. Each Loan Party represents and warrants as follows:

(a) It has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of this Agreement.

(b) This Agreement has been duly executed and delivered by such Loan Party and constitutes its valid and binding obligations, enforceable in accordance with its terms, subject to applicable Debtor Relief Laws and to general principles of equity.

(c) No consent or approval of, registration or filing with, or any action by, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by such Loan Party of this Agreement.

(d) The execution and delivery of this Agreement does not (i) contravene the terms of its Organization Documents, (ii) violate any Requirements of Law or (iii) contravene any material contracts to which such Loan Party is bound.

7. Representations and Warranties of the Loan Parties. Each Loan Party represents and warrants to the Lenders that after giving effect to this Agreement (a) the representations and warranties set forth in Article IV of the Credit Agreement are true and correct in all material respects (or, if such representation or warranty is qualified by materiality or Material Adverse Effect, it shall be true and correct in all respects as written) as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date and (b) no event has occurred and is continuing which constitutes a Default.

8. Counterparts/Telecopy. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. Delivery of executed counterparts of this Agreement by telecopy or other secure electronic format (.pdf) shall be effective as an original.

9. GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

10. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

11. Headings. The headings of the sections hereof are provided for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

12. Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Amendment shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

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BORROWER:	EVO PAYMENTS INTERNATIONAL, LLC, a Delaware limited liability company

	By:	/s/ Ray Sidhom
Name: Ray Sidhom
Title: Authorized Officer

GUARANTORS:	EVO MERCHANT SERVICES, LLC, a Delaware limited liability company

	By:	/s/ Ray Sidhom
Name: Ray Sidhom
Title: Authorized Officer

ENCORE PAYMENT SYSTEMS, LLC, a Delaware limited liability company

	By:	/s/ Ray Sidhom
Name: Ray Sidhom
Title: Authorized Officer

VISION PAYMENT SOLUTIONS, LLC, a Delaware limited liability company

	By:	/s/ Ray Sidhom
Name: Ray Sidhom
Title: Authorized Officer

NATIONWIDE PAYMENT SOLUTIONS, LLC, a Delaware limited liability company

	By:	/s/ Ray Sidhom
Name: Ray Sidhom
Title: Authorized Officer

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COMMERCE PAYMENT GROUP, LLC, a Delaware limited liability company

By:	/s/ Ray Sidhom
Name: Ray Sidhom
Title: Authorized Officer

EVO DIRECT, LLC, a Delaware limited liability company

By:	/s/ Ray Sidhom
Name: Ray Sidhom
Title: Authorized Officer

PRODIGY PAYMENT SYSTEMS, LLC, Delaware limited liability company

By:	/s/ Ray Sidhom
Name: Ray Sidhom
Title: Authorized Officer

MOMENTUM PAYMENT SYSTEMS, LLC, a Delaware limited liability company

By:	/s/ Ray Sidhom
Name: Ray Sidhom
Title: Authorized Officer

MOCA PAYMENT SYSTEMS, LLC, a Delaware limited liability company

By:	/s/ Ray Sidhom
Name: Ray Sidhom
Title: Authorized Officer

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POWERPAY, LLC, a Maine limited liability company

By:	/s/ Ray Sidhom
Name: Ray Sidhom
Title: Authorized Officer

POWERPAY CAPITAL, LLC, a Delaware limited liability company

By:	/s/ Ray Sidhom
Name: Ray Sidhom
Title: Authorized Officer

EVO PAYMENT SYSTEMS, LLC, a Delaware limited liability company

By:	/s/ Ray Sidhom
Name: Ray Sidhom
Title: Authorized Officer

EVO POWERPAY HOLDINGS, LLC, a Delaware limited liability company

By:	/s/ Ray Sidhom
Name: Ray Sidhom
Title: Authorized Officer

CVE EVO, LLC, a Delaware limited liability company

By:	/s/ Ray Sidhom
Name: Ray Sidhom
Title: Authorized Officer

E-ONLINEDATA, LLC, a Delaware limited liability company

By:	/s/ Ray Sidhom
Name: Ray Sidhom
Title: Authorized Officer

[Signature Pages Continue]

E-ONLINEDATA-POWERPAY, LLC, a Delaware limited liability company

By:	/s/ Ray Sidhom
Name: Ray Sidhom
Title: Authorized Officer

MEINC, LLC, a Delaware limited liability company

By:	/s/ Ray Sidhom
Name: Ray Sidhom
Title: Authorized Officer

EVO NA HOLDINGS 1 LLC, a Delaware limited liability company

By:	/s/ Ray Sidhom
Name: Ray Sidhom
Title: Authorized Officer

EVO NA HOLDINGS 2 LLC, a Delaware limited liability company

By:	/s/ Ray Sidhom
Name: Ray Sidhom
Title: Authorized Officer

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ADMINISTRATIVE AGENT:	SUNTRUST BANK, as Administrative Agent, Issuing Bank and Swingline Lender

	By:	/s/ David Bennett
Name: David Bennett
Title: Director

LENDERS:	SUNTRUST BANK, as a Lender

	By:	/s/ David Bennett
Name: David Bennett
Title: Director

FIFTH THIRD BANK, as a Lender

	By:	/s/ Kathryn Ehrhart
Name: Kathryn Ehrhart Title: Officer

JPMORGAN CHASE BANK, N.A., as a Lender

	By:	/s/ Bruce S. Borden
Name: Bruce S. Borden
Title: Executive Director

PEOPLE’S UNITED BANK, as a Lender

	By:	/s/ Antonia Badolato
Name: Antonia Badolato
Title: Senior Vice President

SANTANDER BANK, N.A., as a Lender

	By:	/s/ Cristian Anghel
Name: Cristian Anghel
Title: Vice President

SYNOVUS BANK, as a Lender

	By:	/s/ Matthew McKee
Name: Matthew McKee

SANTANDER BANK, N.A., as a Lender

	By:	/s/ Cristian Anghel
Name: Cristian Anghel
Title: Vice President

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COMMUNITY & SOUTHERN BANK, as a Lender

By:	/s/ Brian R. McLean
Name: Brian R. McLean Title: SVP, Director Corporate Banking

BANK OF AMERICA, N.A., as a Lender

By:	/s/ David H. Strickert
Name: David H. Strickert Title: Managing Director

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Susan J. Dimmick
Name: Susan J. Dimmick
Title: Managing Director

REGIONS BANK, as a Lender

By:	/s/ David S. Sozio
Name: David S. Sozio
Title: Managing Director and Senior Vice President

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SUMITOMO MITSUI BANKING CORPORATION, as a Lender

By:	/s/ Christakis Droussiotis
Name: Christakis Droussiotis
Title: Managing Director.

BMO HARRIS BANK, N.A., as a Lender

By:	/s/ Christina Boyle
Name: Christina Boyle
Title: Director

DEUTSCHE BANK AG NEW YORK BRANCH, as a Lender

By:	/s/ Mary Kay Coyle
Name: Mary Kay Coyle
Title: Managing Director

By:	/s/ Peter Cucchiara
Name: Peter Cucchiara
Title: Vice President

ALLIED IRISH BANKS PLC, as a Lender

By:	/s/ Roisin O’Connell
Name: Roisin O’Connell
Title: Senior Vice President

By:	/s/ Lauren Bourke
Name:	Lauren Bourke
Title:	Assistant Vice President

SCHEDULE A

Published CUSIP Numbers:

26926NAB1 (Multicurrency Commitments)

26926NAD7 (Dollar Commitments)

26926NAC9 (Term Loan)

26926NAE5 (Add-On Term Loan)

[    ] (Incremental Term Loan A)

CREDIT AGREEMENT

dated as of May 30, 2012

among

EVO PAYMENTS INTERNATIONAL, LLC,

as the Borrower

THE SUBSIDIARIES OF THE BORROWER IDENTIFIED HEREIN,

as the Guarantors

THE LENDERS FROM TIME TO TIME PARTY HERETO,

SUNTRUST BANK,

as Administrative Agent, Swingline Lender and Issuing Bank

and

FIFTH THIRD BANK,

as Syndication Agent

SUNTRUST ROBINSON HUMPHREY, INC.

and

FIFTH THIRD BANK,

as Joint Lead Arrangers

SUNTRUST ROBINSON HUMPHREY, INC.,

as Sole Book Manager

Schedules

Schedule 1	Commitment Amounts
Schedule 1.1	Excluded Merchant Reserve and Settlement Accounts
Schedule 4.14	Subsidiaries
Schedule 7.1	Existing Indebtedness
Schedule 7.2	Existing Liens
Schedule 7.4	Existing Investments
Schedule 7.5	Certain Permitted Distributions
Schedule 7.7	Existing Affiliate Transactions
Schedule 7.8	Restrictive Agreements
Exhibits

Exhibit 2.3	Form of Notice of Revolving Borrowing
Exhibit 2.4	Form of Notice of Swingline Borrowing
Exhibit 2.7	Form of Notice of Conversion/Continuation
Exhibit 2.10	Form of Note
Exhibit 2.20	U.S. Tax Compliance Forms (1-4)
Exhibit 2.23	Form of Additional Commitment Agreement
Exhibit 5.1	Form of Compliance Certificate
Exhibit 11.4	Form of Assignment and Acceptance

v

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (this “Agreement”) is made and entered into as of May 30, 2012, by and among EVO PAYMENTS INTERNATIONAL, LLC, a Delaware limited liability company (the “Borrower”), the Guarantors (defined herein), the Lenders (defined herein), and SUNTRUST BANK, in its capacities as the Administrative Agent, the Issuing Bank and the Swingline Lender.

WITNESSETH:

WHEREAS, the Borrower has requested that the Lenders provide $708,081,150 in senior secured credit facilities, comprised of a $ 356,713,650.00 revolving credit facility, an $89,367,500 term loan, a $72,000,000 add-on term loan and a $190,000,000 incremental term loan A, for the purposes set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS; CONSTRUCTION

Section 1.1 Definitions. In addition to the other terms defined herein, the following terms used herein shall have the meanings herein specified (to be equally applicable to both the singular and plural forms of the terms defined):

“Add-On Term Loan” shall have the meaning given to such term in Section 2.5(b).

“Add-On Term Loan Commitment” shall mean, with respect to each Lender, the obligation of such Lender to make the Add-On Term Loan hereunder on the First Amendment Effective Date, in a principal amount not exceeding the amount set forth with respect to such Lender on Schedule I. The aggregate principal amount of all Lender’s Add-On Term Loan Commitments as in effect on the First Amendment Effective Date is SEVENTY-TWO MILLION DOLLARS ($72,000,000).

“Additional Commitment Agreement” shall mean an additional commitment agreement substantially in the form of Exhibit 2.23 attached hereto or any other form approved by the Administrative Agent.

“Additional Commitment Amount” shall have the meaning given to such term in Section 2.23.

“Additional Lender” shall have the meaning given to such term in Section 2.23.

“Adjusted LIBO Rate” shall mean, with respect to each Interest Period for a Eurodollar Borrowing, the rate per annum obtained by dividing (i) LIBOR for such Interest Period by (ii) a percentage equal to 1.00 minus the Eurodollar Reserve Percentage.

“Administrative Agent” shall mean SunTrust Bank in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Questionnaire” shall mean, with respect to each Lender, an administrative questionnaire in the form provided by the Administrative Agent and submitted to the Administrative Agent duly completed by such Lender.

“Affiliate” shall mean, as to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person. For the purposes of this definition, “Control” shall mean the power, directly or indirectly, either to (i) vote 20% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of a Person or (ii) direct or cause the direction of the management and policies of a Person, whether through the ability to exercise voting power, by control or otherwise. The terms “Controlling”, “Controlled by”, and “under common Control with” have the meanings correlative thereto.

“Agent Fee Letter” shall mean, collectively, (a) that certain fee letter, dated as of March 12, 2012, executed by STRH and SunTrust Bank and accepted by Borrower and (b) that certain fee letter, dated as of April 30, 2013, executed by STRH and SunTrust Bank and accepted by Borrower.

“Aggregate Revolving Commitments” shall mean the Revolving Commitments of all the Lenders at any time outstanding. On the Banamex Acquisition Effective Date, the aggregate amount of the Aggregate Revolving Commitments is THREE HUNDRED FIFTY-SIX MILLION SEVEN HUNDRED THIRTEEN THOUSAND AND SIX HUNDRED AND FIFTY DOLLARS ($356,713,650.00).

“Agreement” shall mean this Credit Agreement.

“Alternative Currency” means Euro.

“Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the Alternative Currency as determined by the Administrative Agent or Issuing Bank, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of the Alternative Currency with Dollars.

“Applicable Lending Office” shall mean, for each Lender and for each Type of Loan, the “Lending Office” of such Lender (or an Affiliate of such Lender) designated for such Type of Loan in the Administrative Questionnaire submitted by such Lender or such other office of such Lender (or an Affiliate of such Lender) as such Lender may from time to time specify to the Administrative Agent and the Borrower as the office by which its Loans of such Type are to be made and maintained.

“Applicable Margin” shall mean with respect to Revolving Loans, Swingline Loans, Letters of Credit, the Term Loan, the Add-On Term Loan, the Incremental Term Loan A and the Commitment Fee, as of any date, a percentage per annum as set forth in the table below determined by reference to the Consolidated Leverage Ratio as set forth in the Compliance Certificate most recently delivered pursuant to Section 5.1(c); provided, that a change in the Applicable Margin resulting from a change in the Consolidated Leverage Ratio shall be effective on the third Business Day after which the Borrower delivers each of the financial statements required by Section 5.1(a) and (b) and the Compliance Certificate required by Section 5.1(c); provided further, that if at any time the Borrower shall have failed to deliver such financial statements and such Compliance Certificate when so required, the Applicable Margin shall be at Level 7 as set forth in the table below until the third Business Day after which such financial statements and Compliance Certificate arc delivered, at which time the Applicable Margin shall be determined as provided above. Notwithstanding the foregoing, (i) the Applicable Margin from the Closing Date until the third Business Day after which the financial statements and Compliance Certificate for the Fiscal Quarter ending June 30, 2012 arc required to be delivered shall be at Level 3 as set forth in the table below and (ii) the Applicable Margin from the First Amendment Effective Date until the third Business Day after which the financial statements and Compliance Certificate for the Fiscal Quarter ending June 30, 2013 arc required to be delivered shall be set at Level 6 as set forth in the table below. In the event that any financial statement or Compliance Certificate delivered hereunder is shown to be inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin based upon the pricing grid set forth in the table below (the “Accurate Applicable Margin”) for any period that such financial statement or Compliance Certificate covered, then (i) the Borrower shall promptly deliver to the Administrative Agent a correct financial statement or Compliance Certificate, as the case may be, for such period, (ii) the Applicable Margin shall be adjusted such that after giving effect to the corrected financial statements or Compliance Certificate, as the case may be, the Applicable Margin shall be reset to the Accurate Applicable Margin based upon the pricing grid set forth in the table below for such period and (iii) the Borrower shall promptly pay to the Administrative Agent, for the account of the Lenders, the accrued additional interest owing as a result of such Accurate Applicable Margin for such period. The “Applicable Margin” with respect to any Term Loan constituting an Incremental Loan shall be as provided in the Additional Commitment Agreement; provided that the Applicable Margin for the Incremental Term Loan A from the Banamex Acquisition Effective Date until the third Business Day after which the financial statements and Compliance Certificate for the Fiscal Quarter ending September 30, 2015 are required to be delivered shall be set at Level 6 as set forth in the table below. The provisions of this definition shall not limit the rights of the Administrative Agent and the Lenders with respect to Section 2.13(c) or Article VIII.

Level	Consolidated Leverage Ratio	Eurodollar Loans and Letter of Credit Fee	Base Rate Loans	Commitment Fee
1	< 1.50:1.0	2.00%	1.00%	0.375%
2	≥ 1.50:1.0 but < 2.00:1.0	2.25%	1.25%	0.375%
3	≥ 2.00:1.0 but < 2.50:1.0	2.50%	1.50%	0.500%
4	≥ 2,50:1,0 but < 3.00:1.0	2.75%	1.75%	0.500%
5	≥ 3.00:1.0 but < 3.50:1.0	3.00%	2.00%	0.500%
6	≥ 3.50:1.0 but < 4.00:1.0	3.50%	2.50%	0.500%
7	≥ 4.00:1.0	4.00%	3.00%	0.500%

“Applicable Time” means, with respect to any borrowings and payments in the Alternative Currency, the local time in the place of settlement for the Alternative Currency as may be determined by the Administrative Agent or the Issuing Bank, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Approved Fund” shall mean any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” shall mean STRH and Fifth Third Bank, collectively, in their capacities as joint lead arrangers.

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 11.4(b)) and accepted by the Administrative Agent, substantially in the form of Exhibit 11.4 attached hereto or any other form approved by the Administrative Agent.

“Attributable Indebtedness” means, with respect to any Person on any date, (a) in respect of any Capital Lease Obligation, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease Obligation, (c) in respect of any Securitization Transaction, the outstanding principal amount of such financing, after taking into account reserve accounts and making appropriate adjustments, determined by the Administrative Agent in its reasonable judgment and (d) in respect of any Sale and Leaseback Transaction, the present value (discounted in accordance with GAAP at the debt rate implied in the applicable lease) of the obligations of the lessee for rental payments during the term of such lease.

“Audited Financial Statements” shall mean (i) the combined audited financial statements for Merchant Services, Inc. and its Subsidiaries and Affiliates for the fiscal years ended December 31, 2008, December 31, 2009 and December 31, 2010, including balance sheets and statements of income and cash flows, audited by J.H. Cohn, LLP, and prepared in conformity with GAAP, (ii) the combined audited financial statements for Federated Payment Systems, LLC and Federated Payment Systems USA, Inc. for the fiscal years ended December 31, 2008, December 31, 2009 and December 31, 2010, including balance sheets and statements of income and cash flows, audited by Grant Thornton, LLP, and prepared in conformity with GAAP, (iii) the audited financial statements of PowerPay, Inc. for the fiscal years ended December 31, 2008, December 31, 2009 and December 31, 2010, including balance sheets and statements of income and cash flows, audited by Purdy Powers and Company for the fiscal years ended 2008 and 2009 and by J.H. Cohn, LLP for the fiscal year ended 2010, and prepared in conformity with GAAP, and (iv) the consolidated audited financial statements of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2011, including balance sheets and statements of income and cash flows, audited by J.H. Cohn, LLP, and prepared in conformity with GAAP and the related supplemental schedule of the Borrower and its Restricted Subsidiaries’ consolidated balance sheet and income statement.

“Availability Period” shall mean the period from the Closing Date to but excluding the Revolving Commitment Termination Date.

“Available Distribution Amount” shall mean the sum of (i) $20 million plus (ii) 75% of Consolidated Excess Cash Flow for the period commencing July 1, 2012 through the most recently completed Fiscal Quarter for which financial statements and the related Compliance Certificate were delivered in accordance with Section 5.1(b) minus (iii) amounts previously distributed pursuant to Section 7.5 (e) hereof (other than pursuant to Section 7.5(e)(ii) hereof); provided that the amount set forth in clause (i) hereof shall be increased on a Dollar for Dollar basis by the amount of cash proceeds (other than (x) proceeds used to consummate Investments and (y) any Cure Amount) received by the Borrower from any issuance of non-redeemable common Capital Stock by, or contribution to the capital of, lnvestco (net of direct costs and discounts incurred in connection therewith (including legal, accounting and investment banking fees, and sales commissions)).

“Banamex Acquisition” means the acquisition by the Borrower of the merchant acquiring business of Banco Nacional de Mexico, S. A., Integrante del Grupo Financiero Banamex (Mexico).

“Banamex Acquisition Effective Date” shall mean August 25, 2015.

“Banamex Funding Date” shall mean the date on which the conditions precedent set forth in Section 3(b) of the Sixth Amendment have occurred.

“Bank Product Amount” shall have the meaning set forth in the definition of “Bank Product Provider”.

“Bank Product Obligations” shall mean, collectively, all obligations and other liabilities of any Loan Party to any Bank Product Provider arising with respect to any Bank Products.

“Bank Product Provider” shall mean any Person that, at the time it provides any Bank Products to any Loan Party, (a) is a Lender or an Affiliate of a Lender and (b) except when the Bank Product Provider is Sun Trust Bank and its Affiliates, has provided prior written notice to the Administrative Agent which has been acknowledged by the Borrower of (i) the existence of such Bank Product, (ii) the maximum dollar amount of obligations arising thereunder (the “Bank Product Amount”) and (iii) the methodology to be used by such parties in determining the obligations under such Bank Product from time to time. In no event shall any Bank Product Provider acting in such capacity be deemed a Lender for purposes hereof to the extent of and as to Bank Products except that each reference to the term “Lender” in Article IX and Section 11.4 shall be deemed to include such Bank Product Provider and in no event shall the approval of any such person in its capacity as Bank Product Provider be required in connection with the release or termination of any security interest or other Lien purported to be created under any Loan Document. The Bank Product Amount may be changed from time to time upon written notice to the Administrative Agent by the applicable Bank Product Provider. The Bank Product Amount may not be increased, and no new agreements for Bank Products may be established at any time that a Default or Event of Default exists.

“Bank Products” shall mean any of the following services provided to any Loan Party by any Bank Product Provider: (a) any treasury or other cash management services, including deposit accounts, automated clearing house (ACH) origination and other funds transfer, depository (including cash vault and check deposit), zero balance accounts and sweeps, return items processing, controlled disbursement accounts, positive pay. lockboxes and lockbox accounts, account reconciliation and information reporting, payables outsourcing, payroll processing, trade finance services, investment accounts and securities accounts, and (b) card services, including credit card (including purchasing card and commercial card), prepaid cards, including payroll, stored value and gift cards, merchant services processing, and debit card services.

“Base Rate” shall mean the highest of (a) the rate which the Administrative Agent announces from time to time as its prime lending rate, as in effect from time to time, (b) the Federal Funds Rate, as in effect from time to time, plus one-half of one percent ( 1⁄2%) per annum and (c) the Adjusted LIBO Rate determined on a daily basis for an Interest Period of one (1) month, plus one percent (1.00%) per annum (any changes in such rates to be effective as of the date of any change in such rate); provided that, if the Base Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement. The Administrative Agent’s prime lending rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. The Administrative Agent may make commercial loans or other loans at rates of interest at, above, or below the Administrative Agent’s prime lending rate. Loans bearing interest at the Base Rate shall only be made in Dollars.

“BIN Sponsorship Agreement” shall have the meaning set forth in the definition of “Permitted BIN Arrangement”.

“BIN/ISO Agreements” means (a) any sponsorship, depository, processing or similar agreement with a bank or financial institution providing for the use of such bank or financial institution’s BIN or ICA (or similar mechanism) to clear credit card transactions through one or more card associations, or (b) any agreement with any independent sales organization or similar entity related to, or providing for, payments processing to merchant customers.

“Borrower” shall have the meaning in the introductory paragraph hereof.

“Borrowing” shall mean a borrowing consisting of (a) Loans of the same Class and Type, made, converted or continued on the same date and in the case of Eurodollar Loans, denominated in the same currency and as to which a single Interest Period is in effect, or (b) a Swingline Loan.

“Business Day’’ shall mean any day other than (a) a Saturday, Sunday or other day on which commercial banks in Atlanta, Georgia are authorized or required by Law to close and (b) if such day relates to a Borrowing of, a payment or prepayment of principal or interest on, a conversion of or into, or an Interest Period for, a Eurodollar Loan or a notice with respect to any of the foregoing, any day on which banks are not open for dealings in Dollar or Euro deposits in the London interbank market.

“CAM Exchange” means the exchange of the Lenders’ interests provided for in Section 8.3.

“CAM Exchange Date” means the date on which any Event of Default referred to in Section 8.1(h) shall occur or the date on which the Company receives written notice from the Administrative Agent that any Event of Default referred to in Section 8.1(i) has occurred.

“CAM Percentage” means, as to each Lender, a fraction, expressed as a decimal, of which (a) the numerator shall be the aggregate Dollar Equivalent of the Designated Obligations owed to such Lender (whether or not at the time due and payable) immediately prior to the CAM Exchange Date and (b) the denominator shall be the aggregate Dollar Equivalent amount of the Designated Obligations owed to all the Lenders (whether or not at the time due and payable) immediately prior to the CAM Exchange Date.

“Capital Expenditures” shall mean for any period, without duplication, (a) the additions to property, plant and equipment and other expenditures of the Borrower and its Restricted Subsidiaries that are (or would be) set forth as capital expenditures on a consolidated statement of cash flows of the Borrower for such period and (b) Capital Lease Obligations incurred by the Borrower and its Restricted Subsidiaries during such period.

“Capital Lease Obligations” of any Person shall mean all obligations of such Person to pay rent or other amounts under any lease (or other arrangement conveying the right to use) of real or personal property, or a combination thereof, which obligations are required under GAAP to be classified and accounted for as capital leases on a balance sheet of such Person, and the amount of such obligations shall be the capitalized amount thereof.

“Capital Stock” shall mean all shares, options, warrants, general or limited partnership interests, membership interests or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity whether voting or nonvoting, including common stock, preferred stock or any other “equity security” (as such term is defined in Rule 3a 11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934).

“Cash Collateralize” shall mean, in respect of any obligations, to provide and pledge (as a first priority perfected security interest) cash collateral for such obligations in Dollars, to the Administrative Agent pursuant to documentation in form and substance, reasonably satisfactory to the Administrative Agent (and “Cash Collateralization” and “Cash Collateral” have a corresponding meaning).

“Change in Control” shall mean the occurrence of any event or series of events by which,

(a) prior to the consummation of the MDP Equity Investment, (i) one or more of Ray Sidhom, Jim Kelly and Jeff Rosenblatt shall cease to beneficially own and control in the aggregate, directly or indirectly, on a fully diluted basis, at least

70% of the equity interests of the Borrower, or (ii) the Borrower shall cease to beneficially own and control in the aggregate, directly or indirectly, on a fully diluted basis, 100% of the equity interests of EVO Merchant Services, LLC, or (iii) during any period of 24 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals who that are Continuing Directors.

(b) upon and following the consummation of the MDP Equity Investment, (i) one or more of Madison Dearborn Partners or any of its Fund Affiliates, Ray Sidhom, Jim Kelly, Jeff Rosenblatt, and certain members of management shall cease to beneficially own and control in the aggregate, directly or indirectly, on a fully diluted basis, at least 70% of the equity interests of the Borrower, or (ii) the Borrower shall cease to beneficially own and control in the aggregate, directly or indirectly, on a fully diluted basis, 100% of the equity interests of EVO Merchant Services, LLC, or (iii) during any period of 24 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals who are (x) Continuing Directors or (y) other directors approved, appointed or nominated for election by Madison Dearborn Partners or any of its Fund Affiliates, Ray Sidhom, Jim Kelly, Jeff Rosenblatt or certain members of management.

“Change in Law” shall mean (a) the adoption of any applicable Law after the date of this Agreement, (b) any change in any applicable Law after the date of this Agreement, or (c) compliance by any Lender (or its Applicable Lending Office) or the Issuing Bank (or for purposes of Section 2.18(b), by the Parent Company of such Lender or the Issuing Bank, if applicable) with any request, guideline or directive (whether or not having the force of Law) of any Governmental Authority made or issued after the date of this Agreement. Notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act. and all requests, rules, guidelines and directives promulgated thereunder, and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, In each case, are deemed to have been introduced or adopted after the date hereof, regardless of the date enacted or adopted.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans (and whether such Revolving Loans are Dollar Loans or Multicurrency Loans), Swingline Loans, Term Loans, Add-On Term Loans or the Incremental Term Loan A and when used in reference to any Commitment, refers to whether such Commitment is a Revolving Commitment (and whether such Revolving Commitment is a Dollar Commitment or a Multicurrency Commitment), a Swingline Commitment, a Term Loan Commitment, an Add-On Term Loan Commitment or an Incremental Term Loan A Commitment.

“Closing Date” shall mean the date hereof.

“Code” shall mean the Internal Revenue Code of 1986, as amended and in effect from time to time.

“Collateral’’ shall mean a collective reference to all real and personal property with respect to which Liens in favor of the Administrative Agent, for the benefit of itself and the holders of the Obligations, are purported to be granted pursuant to and in accordance with the terms of the Collateral Documents.

“Collateral Documents” shall mean a collective reference to the Security Agreement and any other security documents executed and delivered by any Loan Party pursuant to Section 5.11.

“Commitment” shall mean a Revolving Commitment, a Swingline Commitment, a Term Loan Commitment, an Add-On Term Loan Commitment or an Incremental Term Loan A Commitment or any combination thereof (as the context shall permit or require).

“Commitment Fee” shall have the meaning set forth in Section 2.14(b).

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” shall mean a certificate from the principal executive officer or the principal financial officer of the Borrower substantially in the form of, and containing the certifications set forth in, the certificate attached hereto as Exhibit 5.1.

“Consolidated EBITDA” shall mean, for the Borrower and its Restricted Subsidiaries for any period, without duplication, an amount equal to the sum of (a) Consolidated Net Income for such period plus (b) to the extent deducted in determining Consolidated Net Income for such period, and without duplication,

(i) Consolidated Interest Expense,

(ii) provision for taxes based on income, profits or capital determined on a consolidated basis in accordance with GAAP,

(iii) depreciation and amortization determined on a consolidated basis in accordance with GAAP,

(iv) all fees, costs and expenses incurred in connection with (x) the transactions contemplated by this Agreement (including costs and expenses incurred in connection with the repayment and termination of existing bank Indebtedness of the Borrower and its Subsidiaries) other than those fees, costs and expenses added back pursuant to clause (iv)(y) below) in an aggregate amount not to exceed $5,000,000, provided that such fees, costs and expenses are incurred no later than November 30, 2012, and (y) any amendments, waivers or consents to or in connection with this Agreement or any other Loan Document, to the extent paid in cash, in an aggregate amount not to exceed $2,500,000 in any twelve month period,

(v) (x) nonrecurring expenses incurred in connection with consummated acquisitions of, or joint ventures with respect to, Restricted Subsidiaries (whether such acquisitions or joint ventures are with respect to assets or Capital Stock) permitted pursuant to the terms hereof with respect to (1) transaction fees and transfer taxes incurred in connection with the acquisition of 66% of the share capital of Centrum Elektronicznych Usług Płatniczych “eService” sp. z.o.o. in an aggregate amount not to exceed $6,250,000 in any twelve month period and (2) transaction fees incurred in connection with any other consummated transaction and (y) nonrecurring expenses incurred in connection with unconsummated acquisitions or joint ventures (whether such acquisitions or joint ventures are with respect to assets or Capital Stock) that would have been permitted pursuant to the terms hereof if so consummated, in an aggregate amount not to exceed $1,500,000 in any twelve month period; provided that all such expenses set forth in clauses (x) and (y) shall be added back in the period in which they are incurred.

(vi) non-cash charges for the impairment of merchant card portfolios and all other non-cash charges, expenses and losses (excluding any such non-cash charge, expense or loss to the extent that it represents an accrual of or reserve for cash expenses in any future period, an amortization of a prepaid cash expense that was paid in a prior period, or write-off or write-down or reserves with respect to current assets), determined on a consolidated basis in accordance with GAAP, in each case for such period; provided that if the amount of such other non-cash charges, expenses and losses (other than unusual and non-recurring non-cash charges, expenses or losses) exceeds $2,000,000 in the aggregate for such period, the addition of such other non-cash charges, expenses and losses (other than unusual and non-recurring non-cash charges, expenses or losses) in excess of $2,000,000 shall be consented to by the Administrative Agent,

(vii) expenses incurred in connection with or charges related to the MDP Equity Investment in an aggregate amount for all such expenses or charges not to exceed $13,000,000 during the term of this Agreement,

(viii) non-cash deferred compensation paid to employees of the Borrower and the Restricted Subsidiaries in the ordinary course of business in an aggregate amount not to exceed $5,000,000,

(ix) in each of the first three Fiscal Years following the Closing Date only, payments for consulting services paid to the seller of Power Pay, Inc., in an aggregate amount not to exceed $1,250,000 per Fiscal Year,

(x) restructuring charges or reserves, including any restructuring costs and integration costs, costs related to the closure or consolidation of facilities, contract termination costs, retention, recruiting, relocation, severance and signing bonuses and expenses incurred in connection with (A) any permitted acquisition or other Investment permitted hereunder in an aggregate amount with respect to such permitted acquisition or permitted Investment not to exceed 15% (or such greater percentage as may be acceptable to the Administrative Agent) of Target EBITDA as of such date of determination and (B) any Disposition permitted hereunder in an aggregate amount with respect to such permitted Disposition not to exceed $2,000,000, in each case during such period,

(xi) with respect to any period, without duplication (A) the amount of any costs, charges or losses incurred during such period for which there is insurance, indemnity, reimbursement or other guarantee coverage and for which a related insurance, indemnity, reimbursement or guarantee recovery is not recorded in accordance with GAAP, but for which such insurance, indemnity, reimbursement or guarantee recovery is to be received by the Borrower or any of its Restricted Subsidiaries in a subsequent period and in any event within one year of the date of the incurrence of the underlying costs, charges or losses, (B) the cash proceeds of business interruption insurance and (C) amounts paid during such period with respect to cash litigation fees, costs and expenses of the Borrower and its Restricted Subsidiaries in an amount, with respect to this clause (C) (x) not to exceed $500,000 in the aggregate for any such period or (y) otherwise, as consented to by the Administrative Agent,

(xii) any unusual or non-recurring cash charges, expenses or losses for such period not to exceed an aggregate amount equal to $2,500,000 during any such period,

(xiii) non-cash expenses resulting from any employee benefit or management compensation plan or the grant of stock and stock options to employees of Investco, the Borrower or any Restricted Subsidiary pursuant to a written plan or agreement or the treatment of such options under variable plan accounting,

(xiv) transaction fees and expenses incurred in connection with, to the extent permitted hereunder, any issuance of Capital Stock, Disposition, Recovery Event, recapitalization or the incurrence or repayment of Indebtedness, and any amendment or modification to the terms of any such transactions, whether or not consummated, in an aggregate amount not to exceed $2,000,000 during any such period,

(xv) costs and expenses with respect to the conversion of existing customers from Global Payments Direct, Inc.’s back-end platform to the Borrower’s back-end platform in an amount equal to, (a) for the 12-month period ending June 30, 2015, $5,267,941; (b) for the 12-month the period ending September 30, 2015, $5,241 ,031; (c) for the 12-month the period ending December 31, 2015, $5,272,972 ; (d) for the period ending March 30, 2016, $4,035,410; (e) for the 12-month period ending June 30, 2016, $2,714,243; and (f) for the 12-month the period ending September 30, 2016, $1,360,653, and

(xvi) one-time start-up costs and expenses in connection with the Borrower’s expansion in the Republic of Ireland and the United Kingdom in an aggregate amount not to exceed $1,000,000,

minus (c) without duplication and to the extent included in the statement of such Consolidated Net Income for such period the sum of: (i) all non-cash income or gains (excluding any such non-cash income or gains to the extent representing an accrual of cash income or gain in any future period), (ii) all extraordinary or non-recurring income or gains to the extent resulting from activities unrelated to the primary business activities of the Borrower and its Restricted Subsidiaries, (iii) any gains attributable to non-ordinary course asset sales and (iv) the amount of any distributions made and permitted to be made pursuant to Section 7.5(i).

“Consolidated Excess Cash Flow” shall mean, for the Borrower and its Restricted Subsidiaries for any period, without duplication, determined on a consolidated basis, an amount equal to the sum of (a) Consolidated EBITDA for such period plus (b) decreases in working capital (excluding any funds relating to any merchant receivables or payables, including those reflected in any merchant settlement or reserve account and card association, non-bank card and debit network receivables) minus (c)(i) Capital Expenditures made during such period (other than Capital Expenditures financed with Indebtedness (other than the Term Loan, the Add-On Term Loan, the Incremental Term Loan A, Revolving Loans and the Incremental Loans under this Agreement)), (ii) Consolidated Interest Expense paid in cash during such period, (iii) Permitted Tax Distributions and cash Taxes paid during such period, (iv) Consolidated Scheduled Funded Debt Payments made during such period (excluding payments of Revolving Loans unless such payment is coupled with a corresponding reduction in the Aggregate Revolving Commitments), (v) increases in working capital (excluding any funds relating to any merchant receivables or payables, including those reflected in any merchant settlement or reserve account and card association, non-bank card and debit network receivables), (vi) cash consideration for permitted acquisitions paid in such period (other than (A) cash consideration in an amount equal to the net cash proceeds of any Indebtedness permitted pursuant to Section 7.1 and incurred by the Borrower or any Restricted Subsidiary during such period to fund such permitted acquisition and (B) cash consideration in an amount equal to the net cash proceeds of equity issuances received by the Borrower or any Restricted Subsidiary to fund such permitted acquisitions within 180 days of receipt of such proceeds) and (vii) cash payments made during such period with respect to Permitted Earnouts.

“Consolidated Fixed Charge Coverage Ratio” shall mean, as of any date, the ratio of (a) Consolidated EBITDA plus, without duplication, repayments made to the Borrower or any Restricted Subsidiary from any entity that is not a Restricted Subsidiary with respect to loans and advances made to such entity by the Borrower or such Restricted Subsidiary minus (i) the actual amount paid by the Borrower and its Restricted Subsidiaries in cash on account of Capital Expenditures, (ii) federal, state and local income taxes (including Permitted Tax Distributions) paid during such period, (iii) cash payments made during such period with respect to Permitted Earnouts and (iv) any dividends and distributions permitted to be made and so made pursuant to Section 7.5(e) or (k) during such period to (b) Consolidated Fixed Charges, in each case for the period of four (4) Fiscal Quarters most recently ended; provided that, notwithstanding the actual date on which such distributions were made, for purposes of calculating the Consolidated Fixed Charge Coverage Ratio, Permitted Tax Distributions shall be deemed to be (x) $4,773,717 with respect to the Fiscal Quarter ending March 31, 2015 and (y) with respect to the Fiscal Quarter ending June 30, 2015 and each Fiscal Quarter thereafter until the Fiscal Quarter immediately following the Fiscal Quarter that the Overpayment Reserve is reduced to $0, an amount equal to (A) the Overpayment Amount applied as a credit towards the Permitted Tax Distributions that are permitted to be paid under Section 7.5(c) and would have otherwise been paid in cash during such period plus (B) any additional Permitted Tax Distributions actually paid in cash during such period.

“Consolidated Fixed Charges” shall mean, for the Borrower and its Restricted Subsidiaries for any period, the sum (without duplication) of (i) Consolidated Interest Expense paid or required to be paid in cash for such period and (ii) Consolidated Scheduled Funded Debt Payments paid or required to be paid on Consolidated Total Debt during such period.

“Consolidated Interest Expense” shall mean, for the Borrower and its Restricted Subsidiaries determined on a consolidated basis for any period, the sum of (a) total interest expense, including without limitation the interest component of any payments in respect of Capital Lease Obligations capitalized or expensed during such period (whether or not actually paid during such period) plus (b) the net amount payable (or minus the net amount receivable) with respect to Hedging Transactions during such period (whether or not actually paid or received during such period).

“Consolidated Leverage Ratio” shall mean, as of any date, the ratio of (a) Consolidated Net Debt as of such date to (b) Consolidated EBITDA, in each case for the period of four (4) Fiscal Quarters most recently ended.

“Consolidated Loan Party EBITDA” shall mean, as of any date, Consolidated EBITDA, calculated to exclude the EBITDA of any Subsidiaries that are not Loan Parties, calculated for the period of four (4) Fiscal Quarters most recently ended.

“Consolidated Net Debt” shall mean, as of any date, Consolidated Total Debt minus (i) cash or Permitted Investments of Loan Parties in excess of $10,000,000 held in deposit accounts or securities accounts, as applicable, subject to customary deposit account or securities account control agreements in favor of the Administrative Agent; provided that the aggregate amount of cash subtracted from Consolidated Total Debt pursuant to this clause (i) shall in no event exceed $25,000,000, and minus (ii) the aggregate outstanding amount of any Prefunded Debt Facility; provided that Consolidated Net Debt shall be calculated without regard to any Excluded Repurchase Obligation.

“Consolidated Net Income” shall mean, for the Borrower and its Restricted Subsidiaries for any period, the net income (or loss) of the Borrower and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, but excluding therefrom (to the extent otherwise included therein) (i) any extraordinary gains or losses, (ii) any gains attributable to write-ups of assets, and (iii) from and after October 1, 2012, equity interest of the Borrower or any Restricted Subsidiary in the unremitted earnings of any Person that is not a Restricted Subsidiary accruing after such date. For purposes of calculating Target EBITDA, Consolidated Net Income shall be determined with respect to the applicable target, entity or assets in a manner consistent with the preceding sentence.

“Consolidated Scheduled Funded Debt Payments” shall mean for any period for the Borrower and its Restricted Subsidiaries on a consolidated basis, the sum of all scheduled payments of principal on Indebtedness. For purposes of this definition, “scheduled payments of principal” (a) shall be determined without giving effect to any reduction of such scheduled payments resulting from the application of any voluntary or mandatory prepayments made during the applicable period, (b) shall be deemed to include any payments with respect to the principal of Attributable Indebtedness and (c) shall not include any voluntary prepayments under, or mandatory prepayments required by, Section 2.12.

“Consolidated Total Debt” shall mean, as of any date, all Indebtedness of the Borrower and its Restricted Subsidiaries measured on a consolidated basis as of such date, but excluding the Indebtedness of the type described in subsection (xi) of the definition thereof and excluding Permitted Intercompany Subordinated Debt.

“Continuing Director” shall mean, with respect to any period, any individual (A) who was a member of the board of directors or other equivalent governing body of the Borrower on the first day of such period, (B) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (A) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body, or (C) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (A) and (B) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.

“Contractual Obligation” of any Person shall mean any provision of any security issued by such Person or of any agreement, instrument or undertaking under which such Person is obligated or by which it or any of the property in which it has an interest is bound.

“Cure Amount” has the meaning set forth in Section 6.5.

“Cure Deadline” has the meaning set forth in Section 6.5.

“Cure Right” has the meaning set forth in Section 6.5.

“Debtor Relief Laws” shall mean the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” shall mean any condition or event that, with the giving of notice or the lapse of time or both, would constitute an Event of Default.

“Default Interest” shall have the meaning set forth in Section 2.13(c).

“Defaulting Lender” shall mean, at any time, any Lender (a) that has failed for three (3) or more Business Days to comply with its obligations under this Agreement to make a Loan and/or to make a payment to the Issuing Bank in respect of a Letter of Credit or to the Swingline Lender in respect of a Swingline Loan (each a “funding obligation”), unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (b) that has notified the Administrative Agent or the Borrower, or has stated publicly, that it will not comply with any such funding obligation hereunder, or has defaulted on, its obligation to fund generally under any other loan agreement, credit agreement or other financing agreement, unless such notice or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied, (c) that has, for three (3) or more Business Days, failed to confirm in writing to the Administrative Agent, in response to a written request of the Administrative Agent, that it will comply with its funding obligations hereunder, or (d) with respect to which a Lender Insolvency Event has occurred and is continuing. The Administrative Agent will promptly send to all parties hereto a copy of any notice to the Borrower provided for in this definition.

“Designated Obligations” means all obligations of the Borrower with respect to (a) principal of and interest on the Loans and LC Exposure and (b) accrued and unpaid fees under the Loan Documents.

“Disposition” or “Dispose” shall mean the sale, transfer, license, lease or other disposition of any property by the Borrower or any Restricted Subsidiary, including any Sale and Leaseback Transaction and any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, but excluding (a) the disposition of inventory in the ordinary course of business; (b) the disposition of property no longer used or useful in the conduct of business of the Borrower and its Restricted Subsidiaries in the ordinary course of business (including allowing registrations of applications for registration of any immaterial IP Rights to lapse or go abandoned in the ordinary course of business); (c) the disposition of property to the Borrower or any Restricted Subsidiary; (d) the disposition of accounts receivable in connection with the collection or compromise thereof; (e) licenses, sublicenses, leases or subleases granted to others not interfering in any material respect with the business of the Borrower and its Restricted Subsidiaries; (f) the disposition of cash and Permitted investments for fair market value; and (g) any Recovery Event.

“Dollar(s)” and the sign “$” shall mean lawful money of the United States of America.

“Dollar Commitment” means, with respect to each Dollar Lender, the commitment of such Dollar Lender to make Revolving Loans denominated in Dollars hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Dollar Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.8 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 11.4. The initial amount of each Lender’s Dollar Commitment is set forth on Schedule I, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Dollar Commitment, as applicable. The aggregate amount of the Dollar Lenders’ Dollar Commitments as of the Banamex Acquisition Effective Date is $ 19,333,333.34.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in the Alternative Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent or the Issuing Bank, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with the Alternative Currency.

“Dollar Lender” means the Persons listed on Schedule I as having Dollar Commitments and any other Person that shall have become a party hereto pursuant to an Assignment and Acceptance that provides for it to assume a Dollar Commitment or to acquire Revolving Dollar Credit Exposure, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance.

“Dollar Loan” means a Loan made or incurred under the Dollar Commitments.

“Domestic Subsidiary” shall mean any Subsidiary that is not a Foreign Subsidiary.

“EMU” means the economic and monetary union in accordance with the Treaty of Rome 1957, as amended by the Single European Act 1986, the Maastricht Treaty of 1992 and the Amsterdam Treaty of 1998.

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Environmental Laws” shall mean all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by or with any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, Release or threatened Release of any Hazardous Material or to health and safety matters.

“Environmental Liability” shall mean any liability, contingent or otherwise (including any liability for damages, costs of environmental investigation and remediation, costs of administrative oversight, fines, natural resource damages, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (i) any actual or alleged violation of any Environmental Law, (ii) the generation, use. handling, transportation, storage, treatment or disposal of any Hazardous Materials, (iii) any actual or alleged exposure to any Hazardous Materials, (iv) the Release or threatened Release of any Hazardous Materials or (v) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated), which, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for the purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (i) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (ii) the failure of any Plan to meet the minimum funding standard applicable to the Plan for a plan year under Section 412 of the Code or Section 302 of ERISA, whether or not waived; (iii) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (iv) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (v) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator appointed by the PBGC of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (vi) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (vii) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Euro” and “EUR” mean the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

“Eurodollar” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bears interest at a rate determined by reference to the Adjusted LIBO Rate.

“Eurodollar Reserve Percentage” shall mean the aggregate of the maximum reserve percentages (including, without limitation, any emergency, supplemental, special or other marginal reserves) expressed as a decimal (rounded upwards to the next l/100th of 1%) in effect on any day to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate pursuant to regulations issued by the Board of Governors of the Federal Reserve System (or any Governmental Authority succeeding to any of its principal functions) with respect to eurocurrency funding (currently referred to as “eurocurrency liabilities” under Regulation D). Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D. The Eurodollar Reserve Percentage shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Event of Default” shall have the meaning provided in Article VIII.

“Excluded Merchant Reserve and Settlement Accounts” shall mean those certain merchant reserve and settlement accounts (and related investment accounts) serving as collateral under the Permitted BIN Arrangement and set forth on Schedule 1.1, and any accounts into which any amounts from such merchant reserve and settlement accounts are swept or otherwise transferred for investment purposes, and from which such amounts have been agreed to be returned to such merchant reserve and settlement accounts the next day.

“Excluded Property” shall mean, with respect to any Loan Party, (a) any owned real property which is located outside of the United States, unless reasonably requested by the Required Lenders, and all leased property, (b) unless reasonably requested by the Required Lenders, any IP Rights for which a perfected Lien thereon is not effected either by filing of a Uniform Commercial Code financing statement or by appropriate evidence of such Lien being filed in either the United States Copyright Office or the United States Patent and Trademark Office, (c) unless reasonably requested by the Required Lenders, any personal property (other than personal property described in clause (b) above) for which the attachment or perfection of a Lien thereon is not governed by the Uniform Commercial Code, (d) the Capital Stock of any Foreign Subsidiary to the extent not required to be pledged to secure the Obligations pursuant to Section 5.11(c), (e) any property which, subject to the terms of Section 7.8, is subject to a Lien of the type described in Section 7.2(d) pursuant to documents which prohibit such Loan Party from granting any other Liens in such property, (f) the Excluded Merchant Reserve and Settlement Accounts and the BIN Sponsorship Agreement, (g) any “intent to use” trademark application, solely during the period in which the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable federal law, (h) any asset with respect to which the Administrative Agent has confirmed in writing to the Borrower its reasonable determination, in consultation with the Borrower, that the costs or other consequences (including adverse tax consequences) of providing a security interest is excessive in view of the practical benefits to be obtained by the Lenders, (i) any particular asset, if the pledge thereof or the security interest therein is prohibited by applicable Law other than to the extent such prohibition is rendered ineffective under the Uniform Commercial Code or other applicable Law notwithstanding such prohibition, (j) any rights of a Loan Party arising under or evidenced by any contract, lease, instrument, license or agreement to the extent the Liens therein are prohibited or restricted by such contract, lease, instrument, license or other agreement, except to the extent (x) the pledge of such rights is deemed effective under the Uniform Commercial Code or other applicable Law or principle of equity notwithstanding such prohibition or restriction, or (y) such prohibition or restriction is deemed ineffective under the Uniform Commercial Code or other applicable Law or principle of equity, (k) any governmental licenses or state or local franchises, charters and authorizations, to the extent Liens in such licenses, franchises, charters or authorizations arc prohibited or restricted thereby (except to the extent such prohibition or restriction is deemed ineffective under the Uniform Commercial Code or other applicable Law or principle of equity), (1) until the earlier of (x) the date that the HSBC Cash Collateral Pledge Agreement is terminated and (y) the date that is ninety (90) days following the Closing Date, the HSBC Cash Collateral and (m) the Capital Stock of any Person that is not a Subsidiary.

“Excluded Repurchase Obligation” shall mean an obligation of the Borrower or a Restricted Subsidiary to repurchase, redeem or otherwise acquire the Capital Stock of a Subsidiary if such obligation is structured so that no payment is due thereunder if a Default or Event of Default has occurred and is continuing hereunder or if a Default or Event of Default, on a pro forma basis, would be created by the making of such payment.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor pursuant to the Guaranty of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to Section 10.8 and any other “keepwell, support or other agreement’’ for the benefit of such Guarantor and any and all guarantees of such Guarantor’s Swap Obligations by other Loan Parties) at the time the Guarantee of such Guarantor, or a grant by such Guarantor of a security interest, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty or security interest is or becomes excluded in accordance with the first sentence of this definition.

“Excluded Taxes” shall mean with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case imposed as a result of (i) such recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document), (b) in the case of a Lender, U.S. federal withholding Tax that is imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a Law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.25) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.20, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Lender’s failure to comply with Section 2.20(e) and (d) any U.S. federal withholding faxes imposed under FATCA.

“Existing Credit Agreement” shall mean that certain Credit Agreement dated as of December 22, 2010 among Merchant Services, Inc., HSBC Bank USA, National Association, as agent, and Fifth Third Bank, as collateral agent.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant thereto (including any intergovernmental agreements).

“Federal Funds Rate” shall mean, for any day, the rate per annum (rounded upwards, if necessary, to the next 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with member banks of the Federal Reserve System arranged by Federal funds brokers, as published by the Federal Reserve Bank of New York on the next succeeding Business Day or if such rate is not so published for any Business Day, the Federal Funds Rate for such day shall be the average rounded upwards, if necessary, to the next 1/100th of 1% of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent.

“Fee Letters” shall mean the Agent Fee Letter and the Fifth Third Fee Letter.

“Fifth Third Fee Letter” shall mean certain fee letters, dated as of May 25, 2012, June 7, 2013 and August 31, 2015 executed by Fifth Third Bank and accepted by Borrower.

“Financial Statement Worksheets” shall mean the internally prepared unaudited consolidated income statements of the predecessor of the Borrower and its Subsidiaries for the Fiscal Year ended December 31, 2010.

“First Amendment” shall mean that certain first amendment to this Agreement effective as of the First Amendment Effective Date.

“First Amendment Effective Date” shall mean June 7, 2013.

“Fiscal Quarter” shall mean any fiscal quarter of the Borrower.

“Fiscal Year” shall mean any fiscal year of the Borrower.

“Foreign Lender” shall mean any Lender that is not a “United States person” as defined in Section 7701(a)(30) of the Code.

“Foreign Subsidiary” shall mean any Subsidiary that (a) is organized under the Laws of a jurisdiction other than the United States, or a state or political subdivision thereof including the District of Columbia or (b) is organized under the Laws of the United States, or a state or political subdivision thereof including the District of Columbia and all or substantially all of the assets of which consist of Capital Stock of one or more Subsidiaries described in the immediately preceding clause (a).

“Fund Affiliate” shall mean any Affiliate of Madison Dearborn Partners and any funds or partnerships for which Madison Dearborn Partners or any such Affiliate acts as the principal investment manager or advisor, but not including any of their respective portfolio operating companies.

“GAAP” shall mean generally accepted accounting principles in the United States applied on a consistent basis and subject to the terms of Section 1.3.

“Governmental Authority” shall mean the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) shall mean any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly and including any obligation, direct or indirect, of the guarantor (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (iv) as an account party in respect of any letter of credit or letter of guaranty issued in support of such Indebtedness or obligation; provided, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which Guarantee is made or, if not so stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantors” shall mean, collectively, (a) each Subsidiary identified as a “Guarantor” on the signature pages hereto, (b) each Person that joins as a Guarantor pursuant to Section 5.11 or otherwise, (c) with respect to (i) any Hedging Obligations between any Loan Party (other than the Borrower) and any Lender-Related Hedge Provider that are permitted to be incurred pursuant to Section 7.10 and any Bank Products Obligations owing by any Loan Party (other than the Borrower), the Borrower and (ii) the payment and performance by each Specified Loan Party of its obligations under its Guaranty with respect to all Swap Obligations, the Borrower, and (d) the successors and permitted assigns of the foregoing.

“Guaranty” shall mean the Guaranty made by the Guarantors in favor of the Administrative Agent, for the benefit of the holders of the Obligations, pursuant to Article X.

“Hazardous Materials” shall mean all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedging Obligations” of any Person shall mean any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired under (a) any and all Hedging Transactions, (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Hedging Transactions and (c) any and all renewals, extensions and modifications of any Hedging Transactions and any and all substitutions for any Hedging Transactions.

“Hedging Transaction” of any Person shall mean (a) any transaction (including an agreement with respect to any such transaction) now existing or hereafter entered into by such Person that is a rate swap transaction, swap option, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, spot transaction, credit protection transaction, credit swap, credit default swap, credit default option, total return swap, credit spread transaction, repurchase transaction, reverse repurchase transaction, buy/sell-back transaction, securities lending transaction, or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether or not any such transaction is governed by or subject to any master agreement and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“HSBC Cash Collateral” shall mean any and all “Collateral” as such term is defined in the HSBC Cash Collateral Pledge Agreement, including, without limitation, Account Number 942-686314 maintained by EVO Merchant Services, LLC at HSBC Bank USA, National Association (including, without limitation, the $17,625,000 deposited therein).

“HSBC Cash Collateral Pledge Agreement” shall mean that certain Cash Collateral Pledge Agreement dated as of the date hereof between EVO Merchant Services, LLC and HSBC Bank USA, National Association.

“Incremental Loan” shall have the meaning provided in Section 2.23(a).

“Incremental Loan Commitment” shall mean, with respect to the Persons identified as a “Lender” or an “Incremental Loan Lender” in the applicable Additional Commitment Agreement, together with their respective successors and assigns, the commitment of such Person to make an Incremental Loan pursuant to the applicable Additional Commitment Agreement; provided that, at any time after the funding of an Incremental Loan, determination of “Required Lenders” shall include the outstanding principal amount of such Incremental Loan.

“Incremental Term Loan A” shall have the meaning given to such term in Section 2.5(b).

“Incremental Term Loan A Commitment” shall mean, with respect to each Lender, the obligation of such Lender to make the Incremental Term Loan A hereunder on the Banamex Acquisition Effective Date, in a principal amount not exceeding the amount set forth with respect to such Lender on Schedule I. The aggregate principal amount of all Lender’s Incremental Term Loan A Commitments as in effect on the Banamex Acquisition Effective Date is ONE-HUNDRED NINETY MILLION DOLLARS ($190,000,000).

“Indebtedness” of any Person shall mean, without duplication (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person in respect of the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business; provided, that trade payables overdue by more than 180 days shall be included in this definition except to the extent that any of such trade payables are being disputed in good faith and by appropriate measures), (iv) all obligations of such Person under any conditional sale or other title retention agreement(s) relating to property acquired by such Person, (v) all Capital Lease Obligations of such Person, (vi) all obligations, contingent or otherwise, of such Person in respect of letters of credit, acceptances or similar extensions of credit, (vii) all Guarantees of such Person of the type of Indebtedness described in clauses (i) through (vi) above, (viii) all Indebtedness of a third party secured by any Lien on property owned by such Person, whether or not such Indebtedness has been assumed by such Person, with the amount of such Indebtedness being equal to the lesser of (a) the aggregate outstanding principal amount of such Indebtedness and (b) the fair market value of the property encumbered thereby as determined by such Person in good faith, (ix) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Capital Stock of such Person, (x) Off-Balance Sheet Liabilities, (xi) all Hedging Obligations and (xii) to the extent characterized as indebtedness pursuant to GAAP, obligations of such Person in respect of deferred compensation, The Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venture, except to the extent that the terms of such Indebtedness provide that such Person is not liable therefor. “Indebtedness” shall not include Settlement Obligations incurred in the ordinary course of business.

“Indemnified Taxes” shall mean Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party.

“Information Memorandum” shall mean the Confidential Information Memorandum dated April, 2012 relating to the Borrower and the transactions contemplated by this Agreement and the other Loan Documents.

“Interest Period” shall mean with respect to any Eurodollar Borrowing, a period of one, two, three or six months (or, upon the consent of the applicable Lenders holding the same Type of Loans, such other period that is twelve months or less); provided, that:

(a) the initial Interest Period for such Borrowing shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of another Type), and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;

(b) if any Interest Period would otherwise end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless such Business Day falls in another calendar month, in which case such Interest Period would end on the next preceding Business Day;

(c) any Interest Period which begins on the last Business Day of a calendar month or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall end on the last Business Day of such calendar month;

(d) each principal installment of the Term Loans shall have an Interest Period ending on each installment payment date and the remaining principal balance (if any) of the Term Loans shall have an Interest Period determined as set forth above;

(e) each principal installment of the Add-On Term Loans shall have an Interest Period ending on each installment payment date and the remaining principal balance (if any) of the Add-On Term Loans shall have an Interest Period determined as set forth above; and

(f) each principal installment of the Incremental Term Loan A shall have an Interest Period ending on each installment payment date and the remaining principal balance (if any) of the Incremental Term Loan A shall have an Interest Period determined as set forth above; and

(g) no Interest Period may extend beyond the Revolving Commitment Termination Date, unless on the Revolving Commitment Termination Date the aggregate outstanding principal amount of all Term Loans, Add-On Term Loans and Incremental Term Loan A is equal to or greater than the aggregate principal amount of Eurodollar Loans with Interest Periods expiring after such date, and no Interest Period may extend beyond the Maturity Date.

“Investco” shall mean EVO Investco, LLC, a Delaware limited liability company, and its successors and assigns.

“Investments” shall have the meaning assigned to such term in Section 7.4.

“IP Rights” shall mean all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights that are reasonably necessary for the operation of their respective businesses that the Borrower or any of its Subsidiaries owns, or possesses the legal right to use.

“Issuing Bank” shall mean SunTrust Bank in its capacity as the issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit.

“Laws” shall mean, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each ease whether or not having the force of Law.

“LC Commitment” shall mean that portion of the Multicurrency Commitments that may be used by the Borrower for the issuance of Letters of Credit in an aggregate face amount not to exceed TWENTY MILLION DOLLARS ($20,000,000).

“LC Disbursement” shall mean a payment made by the Issuing Bank pursuant to a Letter of Credit.

“LC Documents” shall mean all applications, agreements and instruments relating to the Letters of Credit but excluding the Letters of Credit.

“LC Exposure” shall mean, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time, plus (b) the aggregate amount of all LC Disbursements that have not been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender shall be its Pro Rata Share of the total LC Exposure at such time. For all purposes of this Agreement, if on any date of determination a Letter of Credit governed by the International Standby Practices 1998 as provided in Section 2.22(j) has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the International Standby practices 1998, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lender Insolvency Event” shall mean that (a) a Lender or its Parent Company is insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, (b) a Lender or its Parent Company is the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, custodian or the like has been appointed for such Lender or its Parent Company, or such Lender or its Parent Company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment, or (c) a Lender or its Parent Company has been adjudicated as, or determined by any Governmental Authority having regulatory authority over such Person or its assets to be, insolvent; provided that, for the avoidance of doubt, a Lender Insolvency Event shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any equity interest in or control of a Lender or a Parent Company thereof by a Governmental Authority or an instrumentality thereof.

“Lender-Related Hedge Provider” shall mean, (a) any Lender on the Closing Date or Affiliate of such Lender that is party to a Hedging Transaction with any Loan Party in existence on the Closing Date, (b) any Person that, at the time it enters into a Hedging Transaction with any Loan Party, is a Lender or an Affiliate of a Lender and (c) except when the Lender-Related Hedge Provider is SunTrust Bank and its Affiliates, has provided prior written notice to the Administrative Agent which has been acknowledged by the

Borrower of (i) the existence of such Hedging Transaction, and (ii) the methodology to be used by such parties in determining the obligations under such Hedging Transaction from time to time. In no event shall any Lender-Related Hedge Provider acting in such capacity be deemed a Lender for purposes hereof to the extent of and as to Hedging Obligations except that each reference to the term “Lender” in Article IX and Section 11.4 shall be deemed to include such Lender-Related Hedge Provider. In no event shall the approval of any such Person in its capacity as Lender-Related Hedge Provider be required in connection with the release or termination of any security interest or other Lien purported to be created under any Loan Document. No new Hedging Transactions may be established at any time that a Default or Event of Default exists.

“Lenders” shall mean, collectively, the Multicurrency Lenders and the Dollar Lenders and each Additional Lender that joins this Agreement pursuant to Section 2.23, and their successors and assigns, and shall include, where appropriate, the Swingline Lender.

“Letter of Credit” shall mean any stand-by letter of credit issued pursuant to Section 2.22 by the Issuing Bank for the account of the Borrower or any Restricted Subsidiary pursuant to the LC Commitment. Letters of Credit may be denominated in Dollars or in the Alternative Currency.

“Letter of Credit Fee” shall have the meaning set forth in Section 2.14(c).

“LIBOR” shall mean, for any Interest Period with respect to a Eurodollar Loan, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBOR01 Page (or any successor page) as the London interbank offered rate for deposits in the relevant currency at approximately 11:00 a.m. (London, England time), two (2) Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period. If for any reason such rate is not available, LIBOR shall be, for any Interest Period, the rate per annum reasonably determined by the Administrative Agent as the rate of interest at which deposits in the relevant currency in the approximate amount of the Eurodollar Loan comprising part of such borrowing would be offered by the Administrative Agent to major banks in the London or other offshore interbank market for such currency at their request at or about 10:00 a.m. (New York, New York time) two (2) Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided that, if LIBOR shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Lien” shall mean any mortgage, pledge, security interest, lien (statutory or otherwise), charge, encumbrance, hypothecation, assignment, deposit arrangement, or other arrangement having the practical effect of any of the foregoing or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having the same economic effect as any of the foregoing).

“Loan Documents” shall mean, collectively, this Agreement, the Notes, the Collateral Documents, the LC Documents, the Fee Letters, each Additional Commitment Agreement, all Notices of Borrowing, all Notices of Conversion/Continuation, all Compliance Certificates, and all stock powers and similar instruments of transfer delivered in connection with any Collateral Document and any other instrument, agreement or document executed by a Loan Party in connection with any of the foregoing.

“Loan Parties” shall mean, collectively, the Guarantors and the Borrower.

“Loans” shall mean all Revolving Loans, Swingline Loans, Term Loans, Add-On Term Loans and Incremental Term Loan A in the aggregate or any of them, as the context shall require.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Material Adverse Effect” shall mean, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singularly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences whether or not related, resulting in a material adverse change in, or a material adverse effect on, (a) the business, operations, condition (financial or otherwise), assets, liabilities (contingent or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Loan Parties to perform any of their respective material obligations under the Loan Documents, (c) the material rights and remedies of the Administrative Agent, the Issuing Bank, Swingline Lender, and the Lenders under any of the Loan Documents or (d) the legality, validity or enforceability of any of the loan Documents.

“Material Indebtedness” shall mean any Indebtedness (other than (a) the Loans and Letters of Credit and (b) any Indebtedness owing by the Borrower or any Restricted Subsidiary to a Restricted Subsidiary or the Borrower) and Hedging Obligations of the Borrower or any of its Subsidiaries, individually or in an aggregate committed or outstanding principal amount exceeding $5,000,000. For purposes of determining the amount of Indebtedness attributable to Hedging Obligations, the “principal amount” of any Hedging Obligations at any time shall be the Net Mark-to-Market Exposure of such Hedging Obligations.

“Maturity Date” shall mean, the earlier of (i) May 30, 2017 and (ii) the date on which the principal amount of any Loan has been declared or automatically has become due and payable pursuant to Section 8.1 (whether by acceleration or otherwise).

“MDP Equity Investment” shall mean the direct or indirect acquisition by Madison Dearborn Partners of Capital Stock of the Borrower.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Multicurrency Commitment” means, with respect to each Multicurrency Lender, the commitment of such Multicurrency Lender to make Multicurrency Loans, and to acquire participations in Letters of Credit and Swingline Loans expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Multicurrency Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.8 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 11.4. The initial amount of each Multicurrency Lender’s Multicurrency Commitment is set forth on Schedule I, or in the case of a Person becoming a Multicurrency Lender after the Closing Date, the amount of the assigned “Multicurrency Commitment” as provided in the Assignment and Acceptance executed by such Person as an assignee, or the joinder executed by such Person. The aggregate amount of the Multicurrency Lenders’ Multicurrency Commitments as of the Banamex Acquisition Effective Date is $337,380,316.66.

“Multicurrency Lender” means the Persons listed on Schedule I as having Multicurrency Commitments and any other Person that shall have become a party hereto pursuant to an Assignment and Acceptance that provides for it to assume a Multicurrency Commitment or to acquire Revolving Multicurrency Credit Exposure, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance.

“Multicurrency Loan” means a Loan made or incurred under the Multicurrency Commitments.

“Multiemployer Plan” shall mean any employee benefit plan of the type described in Section 4001(a)(3) of ERISA to which the Borrower makes or is obligated to make contributions or with respect to which Borrower has any liability (including on account of an ERISA Affiliate).

“Net Cash Proceeds” shall mean the aggregate cash or Permitted Investments proceeds received by the Borrower or any Restricted Subsidiary in respect of any Disposition, Recovery Event or Cure Right net of (a) direct costs incurred in connection therewith (including legal, accounting and investment banking fees, and sales commissions), (b) taxes and Permitted Tax Distributions paid or payable as a result thereof and (c) in the case of any Disposition or any Recovery Event, the amount necessary to retire any Indebtedness secured by a Lien permitted by Section 7.2 (ranking senior to any Lien of the Administrative Agent) on the related property.

“Net Mark-to-Market Exposure” of any Person shall mean, as of any date of determination with respect to any Hedging Obligation, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from such Hedging Obligation. “Unrealized losses” shall mean the fair market value of the cost to such Person of replacing the Hedging Transaction giving rise to such Hedging Obligation as of the date of determination (assuming the Hedging Transaction were to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Person of replacing such Hedging Transaction as of the date of determination (assuming such Hedging Transaction were to be terminated as of that date).

“Non-Defaulting Lender” shall mean, at any time, a Lender that is not a Defaulting Lender.

“Note” shall have the meaning as set forth in Section 2.10(b).

“Notice of Conversion/Continuation” shall mean the notice given by the Borrower to the Administrative Agent in respect of the conversion or continuation of an outstanding Borrowing as provided in Section 2.7(b).

“Notice of Revolving Borrowing” shall have the meaning as set forth in Section 2.3.

“Notice of Swingline Borrowing” shall have the meaning as set forth in Section 2.4.

“Notices of Borrowing” shall mean, collectively, the Notices of Revolving Borrowing and the Notices of Swingline Borrowing.

“Obligations” shall mean, collectively, (a) all amounts owing by the Loan Parties to the Administrative Agent, the Issuing Bank, any Lender (including the Swingline Lender) or the Arranger pursuant to or in connection with this Agreement or any other Loan Document or otherwise with respect to any Loan or Letter of Credit including without limitation, ail principal, interest (including any interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to any Loan Party, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), all reimbursement obligations, fees, expenses, indemnification and reimbursement payments, costs and expenses (including all fees and expenses of counsel to the Administrative Agent, the Issuing Bank and any Lender (including the Swingline Lender) incurred pursuant to this Agreement or any other Loan Document), whether direct or indirect, absolute or contingent, liquidated or unliquidated, now existing or hereafter arising hereunder or thereunder, (b) all Hedging Obligations owed by any Loan Party to any Lender-Related Hedge Provider permitted by Section 7.10, and (c) all Bank Product Obligations, together with all renewals, extensions, modifications or refinancings of any of the foregoing; provided, that “Obligations” of a Guarantor shall exclude any Excluded Swap Obligations of such Guarantor.

“OFAC” shall mean the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Off-Balance Sheet Liabilities” of any Person shall mean (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (ii) any liability of such Person under any sale and leaseback transactions that do not create a liability on the balance sheet of such Person, (iii) any Synthetic Lease Obligation or (iv) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person,

“Organization Documents” shall mean, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“OSHA” shall mean the Occupational Safety and Health Act of 1970, as amended from time to time, and any successor statute.

“Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document,

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent, the Issuing Bank, or the Swingline Lender, as the case may be, in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in the Alternative Currency, the rate of interest per annum at which overnight deposits in the Alternative Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of the Administrative Agent or the Issuing Bank, as applicable, in the applicable offshore interbank market for such currency to major banks in such interbank market.

“Overpayment Amount” shall mean $19,605,468.00, representing an overpayment of the Permitted Tax Distributions permitted to be paid by Section 7.5(c) for the 2014 Fiscal Year.

“Overpayment Reserve” shall mean (a) $19,605,468.00 minus (b) Permitted Tax Distributions that the Borrower would have made in cash for periods ending June 30, 2015 and thereafter but for the prior Overpayment Amount.

“Parent Company” shall mean, with respect to a Lender, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender.

“Participant” shall have the meaning set forth in Section 11.4(d).

“Participant Register” shall have the meaning set forth in Section 11.4(e).

“Participating Member State” means each state so described in any EMU Legislation.

“Patriot Act” shall have the meaning set forth in Section 11.14.

“Payment Office” shall mean, with respect to any currency, the office of the Administrative Agent located at 303 Peachtree Street, N.E., Atlanta, Georgia 30308, or such other location with respect to such currency as to which the Administrative Agent shall have given written notice to the Borrower and the other Lenders.

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA, and any successor entity performing similar functions.

“Permitted BIN Arrangement” shall mean that certain BIN arrangement evidenced by that certain BIN Sponsorship Agreement by and between EVO Merchant Services, LLC and Deutsche Bank AG, dated as of January 19, 2012, and any agreement entered into by EVO Merchant Services, LLC and another Person in replacement of such agreement (the “BIN Sponsorship Agreement”).

“Permitted Earnouts” shall mean, for any period, any obligation (other than obligations relating to any working capital adjustment or similar purchase price adjustment) of the Borrower or any Restricted Subsidiary to any Person (or an Affiliate of or successor to such Person) arising before or after the Closing Date that is (or, prior to a determination of the amount thereof, was) based on the financial performance of the Borrower or any Restricted Subsidiary and that is in substance, an amount owing on account of the unpaid portion of the purchase price for (a) Capital Stock of any Restricted Subsidiary, or (b) assets comprising the business, or a portion thereof, of the Borrower or any Restricted Subsidiary which, in either case, was acquired from such Person or an Affiliate of such Person; provided, however that, such obligations shall be unsecured and expressly subordinated to the Obligations on terms satisfactory to the Administrative Agent and the Required Lenders in their sole discretion.

“Permitted Encumbrances” shall mean:

(a) Liens imposed by law for taxes, assessments or other governmental charges not yet due or which are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are being maintained in accordance with GAAP;

(b) statutory or common law Liens of landlords, carriers, warehousemen, mechanics, materialmen and other Liens imposed by law in the ordinary course of business for amounts not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) judgment and attachment liens not giving rise to an Event of Default or Liens created by or existing from any litigation or legal proceeding that are currently being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP;

(f) customary rights of set-off, revocation, refund or chargeback under deposit agreements or under the Uniform Commercial Code or common law of banks or other financial institutions where Borrower or any of its Subsidiaries maintains deposits (other than deposits intended as cash collateral) in the ordinary course of business;

(g) easements, zoning restrictions, rights-of-way, minor defects and other irregularities in title and similar encumbrances on real property that do not secure any monetary obligations and do not, in the aggregate, in any case materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the Borrower and its Subsidiaries taken as a whole, or the use of the property for its intended purpose;

(h) purported Liens evidenced by the filing of precautionary UCC financing statements or similar public filings arising in the ordinary course of business.

provided, that the term “Permitted Encumbrances’’ shall not include any Lien securing Indebtedness.

“Permitted Intercompany Subordinated Debt” shall mean any Indebtedness of the Borrower or any Restricted Subsidiary (i) that is extended by an Unrestricted Subsidiary to the Borrower or a Restricted Subsidiary, (ii) that is unsecured and expressly subordinated to the Obligations on terms satisfactory to the Administrative Agent and the Required Lenders in their sole discretion and (iii) that matures by its terms no earlier than twelve months after the later of the Revolving Commitment Termination Date or the Maturity Date then in effect, with no payments of interest, principal or otherwise permitted prior to such maturity.

“Permitted Investments” shall mean:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States), in each case maturing within one year from the date of acquisition thereof;

(b) commercial paper having the highest rating, at the time of acquisition thereof, of S&P or Moody’s and in either case maturing within six months from the date of acquisition thereof;

(c) certificates of deposit, bankers’ acceptances and time deposits maturing within one hundred eighty (180) days of the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the Laws of the United States or any state thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d) fully collateralized repurchase agreements with a term of not more than thirty (30) days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;

(e) mutual funds investing solely in any one or more of the Permitted Investments described in clauses (a) through (d) above; and

(f) in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by it from time to time in the ordinary course of business and not for speculation.

In the case of a Foreign Subsidiary that is a Restricted Subsidiary or Permitted Investments made in a country outside the United States of America, Permitted Investments shall also include (i) investments of the types and maturities described in clauses (a) through (f) above of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign ratings agencies and (ii) other short-term investments utilized by Foreign Subsidiaries that are Restricted Subsidiaries in accordance with normal investment practices for cash management in investments analogous to the foregoing investments in clauses (a) through (f) and in this paragraph.

“Permitted Refinancing” shall mean, with respect to any Person, any modification, refinancing, refunding, renewal or extension of any Indebtedness of such Person; provided that (a) the principal amount thereof does not exceed the principal amount of the Indebtedness (including any existing commitments unutilized thereunder and any unpaid accrued interest thereon) so modified, refinanced, refunded, renewed or extended and (b) such modification, refinancing, refunding, renewal or extension has a final maturity date equal to or later than the final maturity date of, and has a weighted average life to maturity equal to or greater than that of, the Indebtedness being modified, refinanced, refunded, renewed or extended.

“Permitted Subordinated Debt” shall mean any Indebtedness of the Borrower or any Restricted Subsidiary (including any seller-financed Indebtedness) (i) that is unsecured and expressly subordinated to the Obligations on terms satisfactory to the Administrative Agent and the Required Lenders in their sole discretion and (ii) that matures by its terms no earlier than six months after the later of the Revolving Commitment Termination Date or the Maturity Date then in effect with no scheduled principal payments permitted prior to such maturity; provided, that up to $25,000,000 of such Indebtedness shall not be subject to this clause (ii).

“Permitted Tax Distributions” shall mean distributions by the Borrower, with respect to such periods the Borrower is treated as a pass-through or disregarded entity for federal, state and/or local income tax purposes (a “Flow-Through Entity”), to its members, partners or shareholders in an amount equal to the aggregate Taxes determined by multiplying (1) the highest combined tax rate (including all applicable federal, state, local and foreign taxes determined with reference to income, including without limitation taxes imposed under Code Section 1411, and taking into account the deductibility (including applicable limitations on deductibility) of state and local income taxes for federal income tax purposes) applicable to any direct or indirect (through other Flow-Through Entities) holder of Capital Stock of such Flow Through Entity by (2) the aggregate taxable income of the Borrower (determined by (i) disregarding the effects of any step-up in the tax basis of the assets of the Borrower and its Flow-Through Entity Subsidiaries attributable to any transaction or event occurring after May 30, 2012, including without limitation pursuant to Code Section 743(b) and (ii) calculated prior to any deduction for any guaranteed payments under Code Section 707(c); any determinations made by giving effect to the adjustments in clauses (i) and (ii) being referred to as “Adjusted” or “as Adjusted”) for the period to which the distribution relates allocated to holders of Capital Stock of the Borrower as estimated in good faith by the Borrower, taking into account all operating losses, as Adjusted, of the Borrower for prior periods beginning on or after May 30, 2012, to the extent such Adjusted losses were not previously used to reduce taxable income, as Adjusted, for purposes of this determination in prior periods, on a quarterly basis at least ten days in advance of the due date for a corporation’s quarterly estimated U.S. federal income tax payment or such more frequent basis as any such Taxes would be required to be paid; provided, that if the amounts initially distributed with respect to a taxable year (the “Distributed Amounts”) exceed the amount that would have been distributed for such year if the distributions had been made in accordance with the Borrower’s Adjusted actual taxable income for such taxable year (the “Actual Amount”), then such excess shall be credited against the next Permitted Tax Distribution permitted to be made for subsequent periods, and if the Actual Amount exceeds the Distributed Amount, the Borrower shall immediately be permitted to distribute an amount equal to such excess as a Permitted Tax Distribution.

“Person” shall mean any individual, partnership, firm, corporation, association, joint venture, limited liability company, trust or other entity, or any Governmental Authority.

“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prefunded Debt Facility” shall mean a Permitted Subordinated Debt facility that is incurred to finance a permitted acquisition where the proceeds of such Permitted Subordinated Debt facility are held for no more than six (6) months in an escrow or other account on terms and subject to conditions reasonably satisfactory to the Administrative Agent pending the closing of such permitted acquisition.

“Pro Forma Basis” shall mean, with respect to any Specified Transaction, that for purposes of calculating the financial covenants set forth in Article VI and Consolidated EBITDA, such transaction shall be deemed to have occurred as of the first day of the most recent four Fiscal Quarter period preceding the date of such transaction for which the Borrower was required to deliver financial statements pursuant to Section 5.1. In connection with the foregoing, (a) with respect to any Disposition or Recovery Event, (i) income statement and cash flow statement items (whether positive or negative) attributable to the property the subject of such Disposition or Recovery Event shall be excluded to the extent relating to any period occurring prior to the date of such Disposition or Recovery Event and (ii) Indebtedness which is retired shall be excluded and deemed to have been retired as of the first day of the applicable period and (b) with respect to any permitted acquisition or other Investment, (i) income statement and cash flow statement items attributable to the Person or property acquired shall be included to the extent relating to any period applicable in such calculations to the extent (A) such items are not otherwise included in such income statement and cash flow statement items for the Borrower and its Subsidiaries in accordance with GAAP or in accordance with any defined terms set forth in Section 1.1 and (B) such items are supported by financial statements or other information reasonably satisfactory to the Administrative Agent and (ii) any Indebtedness incurred or assumed by the Borrower or any Restricted Subsidiary (including the Person or property acquired) in connection with such transaction and any Indebtedness of the Person or property acquired which is not retired in connection with such transaction (A) shall be deemed to have been incurred as of the first day of the applicable period and (B) if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination. Notwithstanding anything to the contrary contained herein, Consolidated EBITDA shall be determined subject to pro forma adjustments which are directly attributable to such Specified Transactions that are factually supportable, and are reasonably expected to have a continuing impact on the Borrower or any of its Restricted Subsidiaries, and which reflect the amount of cost savings, operating expense reductions, other operating improvements and synergies with respect to Specified Transactions to the extent identifiable, quantifiable and reasonably attributable to and reasonably anticipated to result from actions taken or expected to be taken within 12 months of the applicable Specified Transaction, as certified by the chief financial officer of the Borrower, provided that, the aggregate amount of cost savings, operating expense reductions, other operating improvements and synergies permitted to be added back pursuant to this sentence for any period (x) shall not exceed 10% of

Consolidated EBITDA for such period, and (y) are either (1) explicitly recommended by any due diligence quality of earnings report conducted by financial advisors retained by the Borrower, (2) determined on a basis consistent with Article 11 of Regulation S-X promulgated under the Exchange Act and as interpreted by the staff of the Securities and Exchange Commission (or any successor agency), or (3) otherwise determined in such other manner reasonably acceptable to the Administrative Agent. All the aforementioned adjustments to Consolidated EBITDA shall be added back thereto as if each applicable Specified Transaction had occurred at the beginning of the applicable calculation period and as if such cost savings, operating expense reductions, other operating improvements and synergies were realized during the entirety of such period, in each case without duplication of any amount added back to Consolidated EBITDA pursuant to clauses (b)(i) through (xvi) of the definition of “Consolidated EBITDA” and net of the amount of actual benefits realized during the applicable period.

“Pro Rata Share” shall mean (a) with respect to any Commitment of any Lender at any time, a percentage, the numerator of which shall be such Commitment of such Lender (or if such Commitments have been terminated or expired or the Loans have been declared to be due and payable, such Lender’s Revolving Credit Exposure, Term Loan, Add-On Term Loan or Incremental Term Loan A, as applicable), and the denominator of which shall be the sum of such Commitments of all Lenders (or if such Commitments have been terminated or expired or the Loans have been declared to be due and payable, all Revolving Credit Exposure, Term Loans, Add-On Term Loan or Incremental Term Loan A, as applicable, of all Lenders) and (b) with respect to all Commitments of any Lender at any time, the numerator of which shall be the sum of such Lender’s Revolving Commitment (or if such Revolving Commitments have been terminated or expired or the Loans have been declared to be due and payable, such Lender’s Revolving Credit Exposure), Term Loans, Add-On Term Loans and Incremental Term Loan A owing to such Lender and the denominator of which shall be the sum of all Lenders’ Revolving Commitments (or if such Revolving Commitments have been terminated or expired or the Loans have been declared to be due and payable, all Revolving Credit Exposure of all Lenders funded under such Commitments), the Term Loans, the Add-On Term Loans and Incremental Term Loan A.

“Qualified ECP Guarantor” shall mean, at any time, each Loan Party with total assets exceeding $10,000,000 or that qualifies at such time as an “eligible contract participant” under the Commodity Exchange Act and can cause another person to qualify as an “eligible contract participant” at such time under § la(l8)(A)(v)(II) of the Commodity Exchange Act.

“Recovery Event” shall mean any loss of, damage to or destruction of, or any condemnation or other taking for public use of, any property of the Borrower or any Restricted Subsidiary.

“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.

“Regulation T” shall mean Regulation T of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.

“Regulation U” shall mean Regulation U of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.

“Regulation X” shall mean Regulation X of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations,

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective managers, administrators, trustees, partners, directors, officers, employees, agents, advisors or other representatives of such Person and such Person’s Affiliates.

“Release” shall mean any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.

“Required Lenders” shall mean, at any time, Lenders holding more than 50% of the aggregate outstanding Revolving Commitments, the Term Loans, Add-On Term Loan and Incremental Term Loan A at such time or if the Lenders have no Commitments outstanding, then Lenders holding more than 50% of the Revolving Credit Exposure, the Term Loans, Add-On Term Loans and Incremental Term Loan A; provided that to the extent that any Lender is a Defaulting Lender, such Defaulting Lender and all of its Revolving Commitments, Revolving Credit Exposure, Term Loans, Add-On Term Loans and Incremental Term Loan A shall be excluded for purposes of determining Required Lenders, The Required Lenders of a Class (which shall include the terms “Required Dollar Lenders” and “Required Multicurrency Lenders”) means Lenders having Revolving Credit Exposures and unused Commitments of such Class representing more than 50% of the sum of the total Revolving Credit Exposures and unused Commitments of such Class at such time.

“Requirement of Law” for any Person shall mean the articles or certificate of incorporation, bylaws, partnership certificate and agreement, or limited liability company certificate of organization and agreement, as the case may be, and other organizational and governing documents of such Person, and any Law, treaty, rule or regulation, or determination of a Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” shall mean, with respect to any Person, any of the president, the chief executive officer, the chief operating officer, the chief financial officer or the treasurer of such Person or such other representative of such Person as may be designated in writing by any one of the foregoing with the consent of the Administrative Agent; and, with respect to the financial covenants only, the chief financial officer or the treasurer of such Person.

“Restricted Payment” shall mean, for any Person, any dividend or distribution on any class of its Capital Stock, or any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, retirement, defeasance or other acquisition of, any shares of its Capital Stock, any Indebtedness subordinated to the Obligations or any Guarantee thereof or any options, warrants, or other rights to purchase such Capital Stock or such Indebtedness, whether now or hereafter outstanding.

“Restricted Subsidiary” shall mean (i) each Subsidiary of the Borrower as of the Closing Date and (ii) any Subsidiary of the Borrower formed or acquired after the Closing Date other than an Unrestricted Subsidiary, including any Unrestricted Subsidiary that is re-designated as a Restricted Subsidiary in accordance with the terms hereof (including without limitation, the provisions set forth in the definition of the term “Unrestricted Subsidiary”); provided that, except with the consent of the Administrative Agent in its sole discretion, any Unrestricted Subsidiary that is designated as a Restricted Subsidiary may not thereafter be re-designated as an Unrestricted Subsidiary.

“Revaluation Date” means (a) with respect to any Loan, each of the following: (i) each date of a Borrowing of a Eurodollar Loan denominated in the Alternative Currency, (ii) each date of a continuation of a Eurodollar Loan denominated in the Alternative Currency pursuant to Section 2.7, and (iii) such additional dates as the Administrative Agent shall reasonably determine or the Required Lenders shall reasonably require; and (b) with respect to any Letter of Credit, each of the following; (i) each date of issuance of a Letter of Credit denominated in the Alternative Currency, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof (solely with respect to the increased amount), (iii) each date of any payment by the Issuing Bank under any Letter of Credit denominated in the Alternative Currency and (iv) such additional dates as the Administrative Agent or the Issuing Bank shall reasonably determine or the Required Lenders shall reasonably require.

“Revolving Commitment” shall mean, with respect to each Lender, the Dollar Commitment or Multicurrency Commitment of such Lender, as applicable, initially in the amount set forth on Schedule I, or in the case of a Person becoming a Lender after the Closing Date, the amount of the assigned “Dollar Commitment” or “Multicurrency Commitment,” as applicable, as provided in the Assignment and Acceptance executed by such Person as an assignee, or the joinder executed by such Person, in each case as such Commitment may subsequently be increased or decreased pursuant to terms hereof.

“Revolving Commitment Termination Date” shall mean the earlier of (i) the Maturity Date and (ii) the date on which the Revolving Commitments are terminated pursuant to Section 2.8 or 8.1.

“Revolving Credit Exposure” shall mean, with respect to any Lender at any time, the sum of the Dollar Equivalent amount of the outstanding principal amount of such Lender’s Revolving Dollar Credit Exposure and Revolving Multicurrency Credit Exposure at such time.

“Revolving Dollar Credit Exposure” means, with respect to any Dollar Lender at any time, the outstanding principal amount of such Lender’s Dollar Loans at such time.

“Revolving Multicurrency Credit Exposure” means, with respect to any Multicurrency Lender at any time, the Dollar Equivalent of the sum of the outstanding principal amount of such Lender’s Multicurrency Loans, and its LC Exposure and Swingline Exposure at such time.

“Revolving Loan” shall mean a loan made by a Lender (other than the Swingline Lender) to the Borrower under its Revolving Commitment, which may either be a Base Rate Loan or a Eurodollar Loan.

“S&P” shall mean Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw Hill Companies, Inc.

“Sale and Leaseback Transaction” shall mean, with respect to any Person, any arrangement, directly or indirectly, whereby such Person shall sell or transfer any property used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

“Securitization Transaction” means, with respect to any Person, any financing transaction or series of financing transactions (including factoring arrangements) pursuant to which such Person or any Subsidiary of such Person may sell, convey or otherwise transfer, or grant a security interest in, accounts, payments, receivables, rights to future lease payments or residuals or similar rights to payment to a special purpose subsidiary or Affiliate of such Person.

“Security Agreement” shall mean the security and pledge agreement dated as of the Closing Date executed in favor of the Administrative Agent, for the benefit of the holders of the Obligations, by each of the Loan Parties.

“Settlement” means the transfer of cash or other property with respect to any credit or debit card charge, check or other instrument, electronic funds transfer, or other type of paper-based or electronic payment, transfer, or charge transaction for which a Person acts as a processor, remitter, funds recipient or funds transmitter in the ordinary course of its business.

“Settlement Asset” means any cash, receivable or other property, including a Settlement Receivable, due or conveyed to a Person in consideration for a Settlement made or arranged, or to be made or arranged, by such Person or an Affiliate of such Person.

“Settlement Lien” means a Lien securing obligations arising under or related to any Settlement or Settlement Obligation that attaches to (i) Settlement Assets (including any assignment of Settlement Assets in consideration of Settlement Payments), (ii) any intraday or overnight overdraft or automated clearing house exposure or asset specifically related to Settlement Assets, (iii) loss reserve accounts specifically related to Settlement Assets, (iv) merchant suspense funds specifically related to Settlement Assets or (v) rights under any BIN/ISO Agreement or fees paid or payable under any BIN/ISO Agreement.

“Settlement Obligations” means any payment or reimbursement obligation in respect of a Settlement Payment.

“Settlement Payment” means the transfer, or contractual undertaking (including by automated clearing house transaction) to effect a transfer, of cash or other property to effect a Settlement.

“Settlement Receivable” means (a) receivables from card associations for transactions processed on behalf of merchants and (b) receivables from merchants for the portion of the discount fee related to reimbursement of the interchange expense and other fees payable to card associations.

“Sixth Amendment” shall mean that certain sixth amendment related to this Agreement, dated as of August 25, 2015.

“Solvent” shall mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including subordinated and contingent liabilities, of such Person; (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts and liabilities, including subordinated and contingent liabilities as they become absolute and matured: (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; (d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person’s property would constitute an unreasonably small capital; (e) such Person is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the ordinary course of business and (f) such Person does not intend, in any transaction, to hinder, delay or defraud either present or future creditors or any other person to which such Person is or will become, through such transaction, indebted. The amount of contingent liabilities (such as litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that would reasonably be expected to become an actual or matured liability.

“Specified Loan Party” means any Loan Party that is not an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to Section 10.8).

“Specified Transaction” means any Investment that results in a Person becoming a Restricted Subsidiary, any designation of a Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary, any permitted acquisition or other Investment (including, without limitation, any acquisitions of, or joint ventures with respect to, Restricted Subsidiaries), any Disposition that results in a Restricted Subsidiary ceasing to be a Subsidiary, any Disposition of a business unit, line of business or division of the Borrower or a Restricted Subsidiary, or any incurrence, assumption or repayment of Indebtedness (including, without limitation, any increase in Commitments or incurrence of Incremental Loans pursuant to Section 2.23 and any amendments, waivers, consents, or repayments in connection with any incurrence thereof, but excluding (x) Indebtedness incurred or repaid under any revolving credit facility in the ordinary course of business for working capital purposes and (y) any scheduled payments of interest or amortization with respect to such Indebtedness), that by the terms of this Agreement requires such test to be calculated on a “Pro Forma Basis”, It is understood and agreed that the term “Specified Transaction” shall also include (a) the facility and infrastructure consolidation related to the Borrower’s Affiliates as previously disclosed to the Administrative Agent and (b) the conversion of the “back end processing” off the Global Payments Direct, Inc. system.

“Spot Rate” for a currency means the rate determined by the Administrative Agent or the Issuing Bank, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two (2) Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent or the Issuing Bank may obtain such spot rate from another financial institution designated by the Administrative Agent or the Issuing Bank if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; and provided further that the Issuing Bank may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in the Alternative Currency.

“STRH” shall mean SunTrust Robinson Humphrey, Inc. and its successors.

“Subordinated Debt Documents” shall mean any indenture, agreement or similar instrument governing Permitted Subordinated Debt.

“Subsidiary” shall mean, with respect to any Person (the “parent”), any corporation, partnership, joint venture, limited liability company, association or other entity (a) the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, and (b) either (i) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power, or in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (ii) that is, as of such date, otherwise controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless otherwise indicated, all references to “Subsidiary” hereunder shall mean a Subsidiary of the Borrower.

“SunTrust” shall mean SunTrust Bank and its successors.

“Swap Obligations” means with respect to any Guarantor any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swingline Commitment” shall mean that portion of the Multicurrency Commitments that may be used by the Borrower for Swingline Loans in an aggregate principal amount at any time outstanding not to exceed TEN MILLION DOLLARS ($10,000,000).

“Swingline Exposure” shall mean, with respect to each Lender, the principal amount of the Swingline Loans in which such Lender is legally obligated either to make a Base Rate Loan or to purchase a participation in accordance with Section 2.4, which shall equal such Lender’s Pro Rata Share of all outstanding Swingline Loans.

“Swingline Lender” shall mean SunTrust in its capacity as provider of Swingline Loans, or any successor swingline lender hereunder.

“Swingline Loan” shall mean a loan made to the Borrower by the Swingline Lender under the Swingline Commitment. Swingline Loans shall only be denominated in Dollars.

“Synthetic Lease” shall mean a lease transaction under which the parties intend that (i) the lease will be treated as an “operating lease” by the lessee pursuant to Accounting Standards Codification Sections 840-10 & 840-20, as amended and (ii) the lessee will be entitled to various tax and other benefits ordinarily available to owners (as opposed to lessees) of like property.

“Synthetic Lease Obligations” shall mean, with respect to any Person, the sum of (i) all remaining rental obligations of such Person as lessee under Synthetic Leases which are attributable to principal and, without duplication, (ii) all rental and purchase price payment obligations of such Person under such Synthetic Leases assuming such Person exercises the option to purchase the lease property at the end of the lease term.

“Target EBITDA” means, with respect to any target company, entity or assets acquired in connection with an acquisition, on a consolidated basis, an amount equal to Consolidated Net Income for the trailing twelve month period ending at the month-end at least thirty (30) days but not more than sixty (60) days prior to such date of determination period plus the following to the extent deducted in calculating such Consolidated Net Income: (a) Consolidated Interest Expense for such period, (b) payment of or provisions for taxes based on income for such period, (c) the amount of depreciation and amortization expense for such period and (d) all other non-cash charges for such period (excluding any non-cash charge to the extent that such charge represents an accrual of or reserve for cash expenses in any future period).

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan” shall have the meaning set forth in Section 2.5(a), and include any Incremental Loan that is a term loan.

“Term Loan Commitment” shall mean, with respect to each Lender, the obligation of such Lender to make the Term Loan hereunder on the Closing Date, in a principal amount not exceeding the amount set forth with respect to such Lender on Schedule I. The aggregate principal amount of all Lenders’ Term Loan Commitments is EIGHTY MILLION DOLLARS ($80,000,000).

“Type”, when used in reference to a Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Base Rate.

“United States” or “U.S.” shall mean the United States of America.

“Unrestricted Subsidiary” shall mean any Subsidiary formed or acquired after the Closing Date which, within thirty (30) days of such formation, the Borrower designates in writing to the Administrative Agent as being an Unrestricted Subsidiary and satisfies the conditions set forth in the following sentence of this definition (it being understood that any such designation as an Unrestricted Subsidiary within such thirty (30) day period shall be deemed an initial designation and not a re-designation from a Restricted

Subsidiary to an Unrestricted Subsidiary). The Borrower may designate such Subsidiary as an Unrestricted Subsidiary, and may subsequently re-designate any Unrestricted Subsidiary as a Restricted Subsidiary by giving written notice of such re-designation to the Administrative Agent, so long as (A) no Default or Event of Default is in existence or would be caused by such designation or redesignation and (B) the Borrower shall have delivered to the Administrative Agent a pro forma Compliance Certificate demonstrating that, after giving effect to such designation or redesignation on a Pro Forma Basis, the Borrower would be in compliance with the financial covenants set forth in Article VI as of the most recent Fiscal Quarter end with respect to which the Administrative Agent has received the required financial information.

“U.S. Tax Compliance Certificate” shall have the meaning set forth in Section 2.20(f).

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

Section 1.2 Classifications of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g. a “Revolving Loan”, “Dollar Loan”, “Multicurrency Loan”, “Term Loan”, “Add-On Term Loan” or “Incremental Term Loan A”) or by Type (e.g. a “Eurodollar Loan”, “Multicurrency Eurodollar Loan”, “Dollar Eurodollar Loan” or “Base Rate Loan”) or by Class and Type (e.g. “Revolving Eurodollar Loan”), Borrowings also may be classified and referred to by Class (e.g. “Revolving Borrowing”, “Dollar Borrower” or “Multicurrency Borrowing”) or by Type (e.g. “Eurodollar Borrowing”, “Multicurrency Eurodollar Borrowing” or “Dollar Eurodollar Borrowing”) or by Class and Type (e.g. “Revolving Eurodollar Borrowing”).

Section 1.3 Accounting Terms and Determination. Unless otherwise defined or specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with GAAP as in effect from time to time, applied on a basis consistent with the most recent audited consolidated financial statement of the Borrower delivered pursuant to Section 5.1(b); provided, that if the Borrower notifies the Administrative Agent that the Borrower wishes to amend any covenant in Article VI to eliminate the effect of any change in GAAP on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend Article VI for such purpose), then the Borrower’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Lenders. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Accounting Standards Codification Section 825-10 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Loan Party or any Subsidiary of any Loan Party at “fair value”, as defined therein. Notwithstanding the above, the parties hereto acknowledge and agree that all calculations of the financial covenants contained in Article VI (including for purposes of determining the Applicable Margin and any transaction that by the terms of this Agreement requires that any financial covenant contained in Article VI be calculated on a “Pro Forma Basis”) shall be made on a Pro Forma Basis consistent with the definition of such term.

Section 1.4 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the word “to” means “to but excluding”. Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as it was originally executed or as it may from time to time be amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (iii) the words “hereof”, “herein’’ and “hereunder” and words of similar import shall be construed to refer to this Agreement as a whole and not to any particular provision hereof, (iv) all references to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles, Sections, Exhibits and Schedules to this Agreement and (v) all references to a specific time shall be construed to refer to the time in the city and state of the Administrative Agent’s principal office, unless otherwise indicated. Unless otherwise provided, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

Section 1.5 Exchange Rates; Currency Equivalents. Wherever in this Agreement in connection with a Borrowing, conversion, continuation or prepayment of a Eurodollar Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing, Eurodollar Loan or Letter of Credit is denominated in the Alternative Currency, such amount shall be the Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of the Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the Issuing Bank, as the case may be.

Section 1.6 Change of Currency.

(a) Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

(b) Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

ARTICLE II

AMOUNT AND TERMS OF THE COMMITMENTS

Section 2.1 General Description of Facilities. Subject to and upon the terms and conditions herein set forth, (i) the Lenders hereby establish in favor of the Borrower a revolving credit facility pursuant to which each Lender severally agrees (to the extent of such Lender’s Revolving Commitment) to make Revolving Loans to the Borrower in accordance with Section 2.2, (ii) the Issuing Bank agrees to issue Letters of Credit in accordance with Section 2.22, (iii) the Swingline Lender agrees to make Swingline Loans in accordance with Section 2.4, (iv) each Multicurrency Lender agrees to purchase a participation interest in the Letters of Credit and the Swingline Loans pursuant to the terms and conditions hereof; provided, that in no event shall the aggregate principal amount of all outstanding Revolving Loans, Swingline Loans and outstanding LC Exposure exceed the Aggregate Revolving Commitments in effect from time to time; (v) each Lender severally agrees to make its portion of the Term Loan to the Borrower on the Closing Date in a principal amount not exceeding such Lender’s Term Loan Commitment; (vi) each Lender severally agrees to make its portion of the Add-On Term Loan to the Borrower on the First Amendment Effective Date in a principal amount not exceeding such Lender’s Add-On Term Loan Commitment; and (vii) subject to the conditions set forth in Section 2 of the Sixth Amendment, each Lender severally agrees to make its portion of the Incremental Term Loan A to the Borrower on the Banamex Acquisition Effective Date.

Section 2.2 Revolving Loans. Subject to the terms and conditions set forth herein, (a) each Dollar Lender severally agrees to make Revolving Loans denominated in Dollars, ratably in proportion to its Pro Rata Share of the Dollar Commitments, to the Borrower, from time to time during the Availability Period, in an aggregate principal amount outstanding at any time that will not result in (i) such Lender’s Revolving Dollar Credit Exposure exceeding such Lender’s Dollar Commitment or (ii) the aggregate Revolving Dollar Credit Exposure of all Dollar Lenders exceeding the aggregate Dollar Commitments and (b) each Multicurrency Lender severally agrees to make Revolving Loans denominated in Dollars or the Alternative Currency, ratably in proportion to its Pro Rata Share of the Multicurrency Commitments, to the Borrower, from time to time during the Availability Period, in an aggregate principal amount outstanding at any time that will not result in (i) such Lender’s Revolving Multicurrency Credit Exposure exceeding such Lender’s Multicurrency Commitment or (ii) the aggregate Revolving Multicurrency Credit Exposure of all Multicurrency Lenders exceeding the aggregate Multicurrency Commitments. During the Availability Period, the Borrower shall be entitled to borrow, prepay and reborrow Revolving Loans in accordance with the terms and conditions of this Agreement; provided, that the Borrower may not borrow or reborrow should there exist a Default or Event of Default.

Section 2.3 Procedure for Revolving Borrowings. The Borrower shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of each Revolving Borrowing substantially in the form of Exhibit 2.3 (a “Notice of Revolving Borrowing”) (a) prior to 11:00 a.m. on the requested date of each Base Rate Borrowing and (b) prior to 1:00 p.m. (i) three (3) Business Days prior to the requested date of any Borrowing of Eurodollar Loans denominated in Dollars and (ii) four (4) Business Days prior to the requested date of any Borrowing of Eurodollar Loans denominated in the Alternative Currency. Each Notice of Revolving Borrowing shall be irrevocable and shall specify: (i) the aggregate principal amount of such Borrowing, (ii) the date of such Borrowing (which shall be a Business Day), (iii) the Type of such Revolving Loan comprising such Borrowing, (iv) in the case of a Eurodollar Borrowing, the duration of the initial Interest Period applicable thereto (subject to the provisions of the definition of Interest Period), (v) the currency of the Loans to be borrowed and (vi) whether such Borrowing is to be made under the Dollar Commitments or the Multicurrency Commitments. If the Borrower fails to specify a currency in the Notice of Revolving Borrowing, then the Loans so requested shall be made in Dollars. If the Borrower fails to specify a Class in the Notice of Revolving Borrowing, then the Loans so requested shall be deemed to be under the Multicurrency Commitments. Each Revolving Borrowing shall consist of Base Rate Loans or Eurodollar Loans or a combination thereof, as the Borrower may request. The aggregate principal amount of each Eurodollar Borrowing shall be not less than $1,000,000 or a larger multiple of $100,000, and the aggregate principal amount of each Base Rate Borrowing shall not be less than $500,000 or a larger multiple of $100,000; provided, that Base Rate Loans made pursuant to Section 2.4 or Section 2.22(d) may be made in lesser amounts as provided therein. At no time shall the total number of Eurodollar Borrowings outstanding at any time exceed six (6). Promptly following the receipt of a Notice of Revolving Borrowing in accordance herewith, the Administrative Agent shall advise each Lender of the details thereof and the amount (and currency) of such Lender’s Revolving Loan to be made as part of the requested Revolving Borrowing.

Section 2.4 Swingline Commitment.

(a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans denominated in Dollars to the Borrower, from time to time during the Availability Period, in an aggregate principal amount outstanding at any time not to exceed the lesser of (i) the Swingline Commitment then in effect and (ii) the difference between the Multicurrency Commitments and the aggregate Revolving Multicurrency Credit Exposure of all Multicurrency Lenders; provided, that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan, The Borrower shall be entitled to borrow, repay and reborrow Swingline Loans in accordance with the terms and conditions of this Agreement.

(b) The Borrower shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of each Swingline Borrowing substantially in the form of Exhibit 2.4 attached hereto (“Notice of Swingline Borrowing”) prior to 1:00 p.m. on the requested date of each Swingline Borrowing. Each Notice of Swingline Borrowing shall be irrevocable and shall specify: (i) the principal amount of such Swingline Loan, (ii) the date of such Swingline Loan (which shall be a Business Day) and (iii) the account of the Borrower to which the proceeds of such Swingline Loan should be credited, The Administrative Agent will promptly advise the Swingline Lender of each Notice of Swingline Borrowing. The aggregate principal amount of each Swingline Loan shall not be less than $100,000 or a larger multiple of $50,000, or such other minimum amounts agreed to by the Swingline Lender and the Borrower. The Swingline Lender will make the proceeds of each Swingline Loan available to the Borrower in Dollars in immediately available funds at the account specified by the Borrower in the applicable Notice of Swingline Borrowing not later than 4:00 p.m. on the requested date of such Swingline Loan.

(c) The Swingline Lender, at any time and from time to time in its sole discretion, may, on behalf of the Borrower (which hereby irrevocably authorizes and directs the Swingline Lender to act on its behalf), give a Notice of Revolving Borrowing to the Administrative Agent requesting the Multicurrency Lenders (including the Swingline Lender) to make Base Rate Loans in an amount equal to the unpaid principal amount of any Swingline Loan. Each Multicurrency Lender will make the proceeds of its Base Rate Loan included in such Borrowing available to the Administrative Agent for the account of the Swingline Lender in accordance with Section 2.6, and such proceeds will be used solely for the repayment of such Swingline Loan.

(d) If for any reason a Base Rate Borrowing may not be (as determined in the sole discretion of the Administrative Agent), or is not, made in accordance with the foregoing provisions, then each Multicurrency Lender (other than the Swingline Lender) shall purchase an undivided participating interest in such Swingline Loan in an amount equal to its Pro Rata Share thereof on the date that such Base Rate Borrowing should have occurred. On the date of such required purchase, each Lender shall promptly transfer, in immediately available funds, the amount of its participating interest to the Administrative Agent for the account of the Swingline Lender.

(e) Each Multicurrency Lender’s obligation to make a Base Rate Loan pursuant to Section 2.4(c) or to purchase the participating interests pursuant to Section 2.4(d) shall be absolute and unconditional and shall not be affected by any circumstance, including without limitation (i) any setoff, counterclaim, recoupment, defense or other right that such Lender or any other Person may have or claim against the Swingline Lender, the Borrower or any other Person for any reason whatsoever, (ii) the existence of a Default or an Event of Default or the termination of any Lender’s Revolving Commitment, (iii) the existence (or alleged existence) of any event or condition which has had or could reasonably be expected to have a Material Adverse Effect, (iv) any breach of this Agreement or any other Loan Document by any Loan Party, the Administrative Agent or any Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. If such amount is not in fact made available to the Swingline Lender by any Multicurrency Lender, the Swingline Lender shall be entitled to recover such amount on demand from such Lender, together with accrued interest thereon for each day from the date of demand thereof at the applicable Overnight Rate from time to time in effect, Until such time as such Lender makes its required payment, the Swingline Lender shall be deemed to continue to have outstanding Swingline Loans in the amount of the unpaid participation for all purposes of the Loan Documents. In addition, such Lender shall be deemed to have assigned any and all payments made of principal and interest on its Loans and any other amounts due to it hereunder, to the Swingline Lender to fund the amount of such Lender’s participation interest in such Swingline Loans that such Lender failed to fund pursuant to this Section 2.4, until such amount has been purchased in full.

Section 2.5 Term Loan Commitments, Add-On Term Loan Commitments and Incremental Term Loan A Commitment.

(a) Subject to the terms and conditions set forth herein, each Lender severally agrees to make a single loan (the “Term Loan”) to the Borrower on the Closing Date in a principal amount equal to the Term Loan Commitment of such Lender. The Term Loan may be comprised of, from time to time, Base Rate Loans or Eurodollar Loans or a combination thereof. The execution and delivery of this Agreement by the Borrower and the satisfaction of all conditions precedent pursuant to Section 3.1 shall be deemed to constitute the Borrower’s request to borrow the Term Loan on the Closing Date.

(b) Subject to the terms and conditions set forth herein, each Lender severally agrees to make a single loan (the “Add-On Term Loan”) to the Borrower on the First Amendment Effective Date in a principal amount equal to the Add-On Term Loan Commitment of such Lender. Add-On Term Loans do not constitute “Incremental Loans” under Section 2.23 hereof or reduce the amount of Incremental Loans available thereunder. The Add-On Term Loan may be comprised of, from time to time, Base Rate Loans or Eurodollar Loans or a combination thereof. The execution and delivery of the First Amendment by the Borrower and the satisfaction of all conditions precedent as described therein shall be deemed to constitute the Borrower’s request to borrow the Add-On Term Loan on the First Amendment Effective Date.

(c) Subject to the terms and conditions set forth herein, each Lender severally agrees to make a single loan (the “Incremental Term Loan A”) to the Borrower on the Banamex Acquisition Effective Date in a principal amount equal to the Incremental Term Loan A Commitment of such Lender. The Incremental Term Loan A does not constitute an “Incremental Loan” under Section 2.23 hereof or reduce the amount of Incremental Loans available thereunder. The Incremental Term Loan A may be comprised of, from time to time, Base Rate Loans or Eurodollar Loans or a combination thereof. The execution and delivery of the Sixth Amendment by the Borrower and the satisfaction of all conditions precedent in Section 3(b) thereof shall be deemed to constitute the Borrower’s request for the Incremental Term Loan A to be funded into escrow on the Banamex Acquisition Effective Date, and released to the Borrower on the Banamex Funding Date, in each case subject to the terms and conditions of Section 3 of the Sixth Amendment.

Section 2.6 Funding of Borrowings.

(a) Each Lender will make available each Loan to be made by it hereunder on the proposed date thereof by wire transfer in immediately available funds by 1:00 p.m., in the case of any Loan denominated in Dollars, and not later than the Applicable Time specified by the Administrative Agent in the case of any Loan in the Alternative Currency, in each case to the Administrative Agent at the Payment Office for the applicable currency; provided, that the Swingline Loans will be made as set forth in Section 2.4. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts that it receives, in like funds by the close of business on such proposed date, to an account maintained by the Borrower with the Administrative Agent or at the Borrower’s option, by effecting a wire transfer of such amounts to an account designated by the Borrower to the Administrative Agent.

(b) Unless the Administrative Agent shall have been notified by any Lender prior to 5:00 p.m. one (1) Business Day prior to the date of a Borrowing in which such Lender is to participate that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date, and the Administrative Agent, in reliance on such assumption, may make available to the Borrower on such date a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender on the date of such Borrowing, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest at the applicable Overnight Rate from time to time in effect. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower, and the Borrower shall immediately pay such corresponding amount to the Administrative Agent together with interest at the rate specified for such Borrowing. Nothing in this subsection shall be deemed to relieve any Lender from its obligation to fund its Pro Rata Share of any Borrowing hereunder or to prejudice any rights which the Borrower may have against any Lender as a result of any default by such Lender hereunder.

(c) All Revolving Borrowings shall be made by the Lenders on the basis of their respective Pro Rata Shares. No Lender shall be responsible for any default by any other Lender in its obligations hereunder, and each Lender shall be obligated to make its Loans provided to be made by it hereunder, regardless of the failure of any other Lender to make its Loans hereunder.

Section 2.7 Interest Elections.

(a) Each Borrowing initially shall be of the Type specified in the applicable Notice of Borrowing. Thereafter, the Borrower may elect to convert such Borrowing into a different Type or to continue such Borrowing, all as provided in this Section 2.7. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section 2.7, the Borrower shall give the Administrative Agent prior written notice (or telephonic notice promptly confirmed in writing) of each Borrowing that is to be converted or continued, as the case may be, substantially in the form of Exhibit 2.7 attached hereto (a “Notice of Conversion/Continuation”) (x) prior to 11:00 a.m. on the requested date of a conversion into a Base Rate Borrowing and (y) prior to 1:00 p.m. (A) three (3) Business Days prior to the requested date of any conversion to or continuation of Eurodollar Loans denominated in Dollars or of any conversion of Eurodollar Loans denominated in Dollars to Base Rate Loan and (B) four (4) Business Days prior to the requested date of any continuation of Eurodollar Loans denominated in the Alternative Currency. Each such Notice of Conversion/Continuation shall be irrevocable and shall specify (i) the Borrowing (including the Class) to which such Notice of Conversion/Continuation applies and if different options are being elected with respect to different portions thereof, the portions thereof that are to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) shall be specified for each resulting Borrowing); (ii) the effective date of the election made pursuant to such Notice of Conversion/Continuation, which shall be a Business Day; (iii) whether, in the case of a Borrowing denominated in Dollars, the resulting Borrowing is to be a Base Rate Borrowing or a Eurodollar Borrowing; and (iv) if the resulting Borrowing is to be a Eurodollar Borrowing, the Interest Period applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of “Interest Period”. If any such Notice of Conversion/Continuation requests a Eurodollar Borrowing but does not specify an Interest Period, the Borrower shall be deemed to have selected an interest Period of one month. The principal amount of any resulting Borrowing shall satisfy the minimum borrowing amount for Eurodollar Borrowings and Base Rate Borrowings set forth in Section 2.3.

(c) If, on the expiration of any Interest Period in respect of any Eurodollar Borrowing, the Borrower shall have failed to deliver a Notice of Conversion/Continuation, then, unless such Borrowing is repaid as provided herein, the Borrower shall be deemed to have elected to convert such Borrowing to a Base Rate Borrowing; provided, however, such Loan shall be of the same Class; provided further, however, that in the case of a failure to timely request a continuation of Loans denominated in the Alternative Currency, such Loans shall be continued as Eurodollar Loans in their original currency with an Interest Period of one month. No Borrowing may be converted into, or continued as, a Eurodollar Borrowing if a Default or an Event of Default exists, unless the Administrative Agent and each of the Lenders shall have otherwise consented in writing. No conversion of any Eurodollar Loans shall be permitted except on the last day of the Interest Period in respect thereof. No Loan may be converted into a different currency, but instead must be prepaid in the original currency of such Loan and reborrowed in the other currency.

(d) Upon receipt of any Notice of Conversion/Continuation, the Administrative Agent shall promptly notify each affected Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

Section 2.8 Optional Reduction and Termination of Commitments.

(a) Unless previously terminated, all Revolving Commitments, Swingline Commitments and LC Commitments shall terminate on the Revolving Commitment Termination Date. Except as otherwise provided in Section 2.23, (i) the Term Loan Commitments shall terminate on the Closing Date upon the making of the Term Loan pursuant to Section 2.5(a), (ii) the Add-On Term Loan Commitments shall terminate on the First Amendment Effective Date upon the making of the Add-On Term Loan pursuant to Section 2.5(b) and (iii) the Incremental Term Loan A Commitments shall terminate on the Banamex Funding Date upon the release of the Incremental Term Loan A to the Borrower pursuant to Section 2.5(c).

(b) Upon at least three (3) Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent (which notice shall be irrevocable), the Borrower may reduce the Aggregate Revolving Commitments in part or terminate the Aggregate Revolving Commitments in whole; provided, that (i) any partial reduction shall apply to reduce proportionately and permanently the Revolving Commitment of each Lender, (ii) any partial reduction pursuant to this Section 2.8 shall be in an amount of at least $1,000,000 and any larger multiple of $500,000, and (iii) no such reduction of either Class shall be permitted which would reduce the total Revolving Commitments of such Class to an amount less than the total Revolving Credit Exposure of such Class. Any such reduction in the Multicurrency Commitments below the principal amount of the Swingline Commitment and the LC Commitment shall result in a dollar-for-dollar reduction in the Swingline Commitment and the LC Commitment.

Section 2.9 Repayment of Loans.

(a) The outstanding principal amount of all Revolving Loans and Swingline Loans shall be due and payable (together with accrued and unpaid interest thereon) on the Revolving Commitment Termination Date.

(b) The Borrower unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of the Term Loan of such Lender in installments due on the dates set forth below and payable on the third Business Day after such date, with each such installment being in the aggregate principal amount for all Lenders set forth opposite such date below (and on such other date(s) and in such other amounts as may be required from time to time pursuant to this Agreement):

Installment Date	Principal Amount
September 30, 2012	$1,000,000.00
December 31, 2012	$1,000,000.00
March 30, 2013	$1,000,000.00
June 30, 2013	$1,000,000.00
September 30, 2013	$1,000,000.00
December 31, 2013	$1,000,000.00
March 31, 2014	$1,000,000.00
June 30, 2014	$1,000,000.00
September 30, 2014	$1,000,000.00
December 31, 2014	$1,000,000.00
March 31, 2015	$1,000,000.00

June 30, 2015	$1,000,000.00
September 30, 2015	$1,500,000.00
December 31, 2015	$1,500,000.00
March 31, 2016	$1,500,000.00
June 30, 2016	$1,500,000.00
September 30, 2016	$1,500,000.00
December 31, 2016	$1,500,000.00
March 31, 2017	$1,500,000.00

provided, that, to the extent not previously paid, the aggregate unpaid principal balance of the Term Loan shall be due and payable on the Maturity Date.

(c) The outstanding principal amount of any Incremental Loan shall be repaid as provided in the applicable Additional Commitment Agreement.

(d) The Borrower unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of the Add-On Term Loan of such Lender in installments due on the dates set forth below and payable on the third Business Day after such date, with each such installment being in the aggregate principal amount for all Lenders set forth opposite such date below (and on such other date(s) and in such other amounts as may be required from time to time pursuant to this Agreement):

Installment Date	Principal Amount
September 30, 2013	$900,000.00
December 31, 2013	$900,000.00
March 31, 2014	$900,000.00
June 30, 2014	$900,000.00
September 30, 2014	$900,000.00
December 31, 2014	$900,000.00
March 31, 2015	$900,000.00
June 30, 2015	$900,000.00
September 30, 2015	$1,350,000.00
December 31, 2015	$1,350,000.00

March 31, 2016	$1,350,000.00
June 30, 2016	$1,350,000.00
September 30, 2016	$1,350,000.00
December 31, 2016	$1,350,000.00
March 31, 2017	$1,350,000.00

provided, that, to the extent not previously paid, the aggregate unpaid principal balance of the Add-On Term Loan shall be due and payable on the Maturity Date.

(e) The Borrower unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of the Incremental Term Loan A of such Lender in installments due on the dates set forth below and payable on the third Business Day after such date, with each such installment being in the aggregate principal amount for all Lenders set forth opposite such date below (and on such other date(s) and in such other amounts as may be required from time to time pursuant to this Agreement):

December 31, 2015	$3,562,500.00
March 31, 2016	$3,562,500.00
June 30, 2016	$3,562,500.00
September 30, 2016	$3,562,500.00
December 31, 2016	$3,562,500.00
March 31, 2017	$3,562,500.00

provided, that, to the extent not previously paid, the aggregate unpaid principal balance of the Incremental Term Loan A shall be due and payable on the Maturity Date.

Section 2.10 Evidence of lndebtedness.

(a) Each Lender shall maintain in accordance with its usual practice appropriate records evidencing the Indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable thereon and paid to such Lender from time to time under this Agreement. The Administrative Agent shall maintain appropriate records in which shall be recorded (i) the Revolving Commitment, Term Loan Commitment, Add-On Term Loan Commitment and Incremental Term Loan A Commitment of each Lender, (ii) the amount of each Loan made hereunder by each Lender, the Class and Type thereof and the Interest Period, if any, applicable thereto, (iii) the date of each continuation thereof pursuant to Section 2.7, (iv) the date of each conversion of all or a portion thereof to another Type pursuant to Section 2.7, (v) the date and amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder in respect of such Loans and (vi) both the date and amount of any sum received by the Administrative Agent hereunder from the Borrower in respect of the Loans and each Lender’s Pro Rata Share thereof. The entries made in such records shall be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, that the failure or delay of any Lender or the Administrative Agent in maintaining or making entries into any such record or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans (both principal and unpaid accrued interest) of such Lender in accordance with the terms of this Agreement.

(b) This Agreement evidences the obligation of the Borrower to repay the Loans and is being executed as a “noteless” credit agreement. However, at the request of any Lender (including the Swingline Lender) at any time, the Borrower agrees that it will prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender substantially in the form of Exhibit 2.10 (a “Note”). Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment permitted hereunder) be represented by one or more promissory notes in such form payable to the payee named therein and its registered assigns.

Section 2.11 Optional Prepayments. The Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, without premium or penalty, by giving irrevocable written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent no later than (i) in the case of prepayment of any Eurodollar Borrowing, 11:00 a.m. (x) not less than three (3) Business Days prior to any prepayment of Eurodollar Loans denominated in Dollars and (y) not less than four (4) Business Days prior to any date of prepayment of Eurodollar Loans denominated in the Alternative Currency, (ii) in the case of any prepayment of any Base Rate Borrowing, 11:00 a.m. not less than one (1) Business Day prior to the date of such prepayment, and (iii) in the case of Swingline Borrowings, 11:00 a.m. on the date of such prepayment. Each such notice shall be irrevocable and shall specify the proposed date of such prepayment, the Class of the Loans to be prepaid, the currencies of the Loans to be prepaid and the principal amount of each Borrowing or portion thereof to be prepaid; provided, that a notice of prepayment may state that such notice is conditioned upon the closing of a Disposition or the incurrence of Indebtedness, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the date of such proposed prepayment) if such condition is not satisfied. Upon receipt of any such notice, the Administrative Agent shall promptly notify each affected Lender of the contents thereof and of such Lender’s Pro Rata Share of any such prepayment. If such notice is given, the aggregate amount specified in such notice shall be due and payable on the date designated in such notice, together with accrued interest to such date on the amount so prepaid in accordance with Section 2.13(d); provided, that if a Eurodollar Borrowing is prepaid on a date other than the last day of an Interest Period applicable thereto, the Borrower shall also pay all amounts required pursuant to Section 2.19. Each partial prepayment of any Loan (other than a Swingline Loan) shall be in an amount that would be permitted in the ease of an advance of a Revolving Borrowing of the same Type pursuant to Section 2.2 or in the case of a Swingline Loan pursuant to Section 2.4. Each prepayment of a Borrowing shall be applied ratably to the Loans comprising such Borrowing, and in the ease of a prepayment of a Term Loan Borrowing, an Add-On Term Loan Borrowing or an Incremental Term Loan A Borrowing, to principal installments of the Term Loans, Add-On Term Loans and Incremental Term Loan A. on a pro rata basis, as directed by the Borrower.

Section 2.12 Mandatory Prepayments.

(a) Not later than thirty (30) Business Days following receipt by the Borrower or any of its Restricted Subsidiaries of Net Cash Proceeds of any Disposition or Recovery Event, the Borrower shall prepay the Obligations in accordance with Section 2.12(c) in an amount equal to such Net Cash Proceeds; provided that such prepayment shall not be required (i) if the Borrower has notified the Administrative Agent prior to the expiration of such 30-Business Day period that such Net Cash Proceeds are to be used to repair or replace the property subject to such Disposition or Recovery Event or to acquire other property useful in the business of the Borrower or its Subsidiaries, and either such use or acquisition shall occur, or a binding commitment for such use or acquisition shall have been entered into, within one year of the date of such Disposition or Recovery Event, (ii) if the aggregate amount of such Net Cash Proceeds that arc not reinvested or committed for such reinvestment in accordance with the foregoing clause (i) hereof is less than or equal to (x) with respect to the Net Cash Proceeds of Dispositions, $10,000,000 in any Fiscal Year and (y) with respect to the Net Cash Proceeds of Recovery Events, $1,000,000 in any Fiscal Year and (iii) in the event such Disposition occurs outside of the United States, if the Borrower has reasonably determined that the repatriation of such Net Cash Proceeds, and the related prepayment required pursuant to this clause (a), would cause a material adverse tax consequence on the Borrower; provided further that if the Borrower shall fail to reinvest such Net Cash Proceeds within such one-year period but shall have notified the Administrative Agent prior to the expiration of such one-year period in writing of an Investment that the Borrower has committed to make with such Net Cash Proceeds, then such one-year reinvestment period shall be extended for an additional 180 days.

(b) Promptly upon (but in any event no later than one (1) Business Day following) the receipt by the Borrower or any of its Subsidiaries of any Cure Amounts, the Borrower shall prepay the Obligations in accordance with Section 2.12(c) in an amount equal to such Net Cash Proceeds.

(c) Any prepayments made by the Borrower pursuant to Sections 2.12(a) or (b) above shall be applied as follows: first, to Administrative Agent’s fees and reimbursable expenses then due and payable pursuant to any of the Loan Documents; second, to all reimbursable expenses of the Lenders and all fees and reimbursable expenses of the Issuing Bank then due and payable pursuant to any of the Loan Documents, pro rata to the Lenders and the Issuing Bank based on their respective Pro Rata Shares of such fees and expenses; third, to interest and fees then due and payable hereunder, pro rata to the Lenders based on their respective Pro Rata Shares of such interest and fees; fourth, to the principal balance of the Term Loans, the Add-On Term Loans and the Incremental Term Loan A on a ratable basis, until all of the same shall have been paid in full, pro rata to the Lenders based on their Pro Rata Shares of each respective Term Loan, the Add-On Term Loans and the Incremental Term Loan A and applied to the principal installments of the Term Loans, the Add-On Term Loans and the Incremental Term Loan A on a pro rata basis; fifth, to the principal balance of the Swingline Loans, until the same shall have been paid in full, to the Swingline Lender, sixth, to the principal balance of the Revolving Loans, until the same shall have been paid in full, pro rata to the Lenders based on their respective Revolving Commitments and seventh, to Cash Collateralize the Letters of Credit in an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid fees thereon. The Revolving Commitments of the Lenders shall not be permanently reduced by the amount of any prepayments made pursuant to clauses fifth through seventh above, unless a Default or an Event of Default has occurred and is continuing and Lenders (excluding any Defaulting Lender) holding more than 50% of the Revolving Commitments so request.

(d) If at any time (i) the Revolving Credit Exposure of all Lenders exceeds the Aggregate Revolving Commitments, (ii) the Revolving Dollar Credit Exposure of all Dollar Lenders exceeds the aggregate Dollar Commitments or (iii) the Revolving Multicurrency Credit Exposure of all Multicurrency Lenders exceeds the aggregate Multicurrency Commitments, as reduced pursuant to Section 2.8 or otherwise, the Borrower shall immediately, upon the earlier of demand from the Administrative Agent or knowledge of a Responsible Officer of the Borrower, repay Swingline Loans (if such excess is with respect to the Multicurrency Commitment) and applicable Revolving Loans in an amount equal to such excess, together with all accrued and unpaid interest on such excess amount and any amounts due under Section 2.19. Each prepayment shall be applied first to the Swingline Loans (if such excess is with respect to the Multicurrency Commitment) to the full extent thereof, second, within the affected Class, first to the Base Rate Loans to the full extent thereof, and then to Eurodollar Loans to the full extent thereof. If after giving effect to prepayment of all Swingline Loans and Revolving Loans, (i) the Revolving Credit Exposure of all Lenders exceeds the Aggregate Revolving Commitments or (ii) the Revolving Multicurrency Credit Exposure of all Lenders exceeds the aggregate Multicurrency Commitments, the Borrower shall Cash Collateralize its reimbursement obligations with respect to all Letters of Credit in an amount equal to such excess plus any accrued and unpaid fees thereon.

Section 2.13 Interest on Loans.

(a) The Borrower shall pay interest on (i) each Base Rate Loan at the Base Rate plus the Applicable Margin in effect from time to time and (ii) each Eurodollar Loan at the Adjusted LIBO Rate for the applicable Interest Period in effect for such Loan plus the Applicable Margin in effect from time to time.

(b) The Borrower shall pay interest on each Swingline Loan at the Base Rate plus the Applicable Margin in effect from time to time.

(c) Notwithstanding clauses (a) and (b) above, if an Event of Default has occurred and is continuing, at the option of the Required Lenders, and after acceleration, the Borrower shall pay interest (“Default Interest”) (i) with respect to all Base Rate Loans, at the rate per annum equal to two hundred (200) basis points above the otherwise applicable interest rate for such Base Rate Loans and (ii) with respect to all Eurodollar Loans at the rate per annum equal to two hundred (200) basis points above the otherwise applicable interest rate for such Eurodollar Loans for the then-current Interest Period until the last day of such Interest Period, and thereafter, and with respect to all Base Rate Loans and all other Obligations hereunder (other than Loans), at the rate per annum equal to two hundred (200) basis points above the otherwise applicable interest rate for Base Rate Loans.

(d) Interest on the principal amount of all Loans shall accrue from and including the date such Loans arc made to but excluding the date of any repayment thereof. Interest on all outstanding Base Rate Loans and Swingline Loans shall be payable quarterly in arrears on the last Business Day of each March, June, September and December and on the Revolving Commitment Termination Date or the applicable Maturity Date, as the case may be. Interest on all outstanding Eurodollar Loans shall be payable on the last Business Day of each Interest Period applicable thereto, and, in the case of any Eurodollar Loans having an Interest Period in excess of three months, on each day which occurs every three months after the initial date of such Interest Period, and on the Revolving Commitment Termination Date or the applicable Maturity Date, as the case may be. Interest on any Loan which is converted into a Loan of another Type or which is repaid or prepaid shall be payable on the date of such conversion or on the date of any such repayment or prepayment (on the amount repaid or prepaid) thereof. All Default Interest shall be payable on demand.

(c) The Administrative Agent shall determine each interest rate applicable to the Loans hereunder and shall promptly notify the Borrower and the Lenders of such rate in writing (or by telephone, promptly confirmed in writing). Any such determination shall be conclusive and binding for all purposes, absent manifest error.

Section 2.14 Fees.

(a) The Borrower shall pay to the Administrative Agent for its own account, in Dollars, fees in the amounts and at the times previously agreed upon in writing by the Borrower and the Administrative Agent.

(b) The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee (the “Commitment Fee”), which shall accrue at the Applicable Margin on the average daily amount of the unused Revolving Commitment of such Lender during the Availability Period, For purposes of computing the Commitment Fee with respect to the Multicurrency Commitments, the Multicurrency Commitment of each Multicurrency Lender shall be deemed used to the extent of the outstanding Revolving Loans and LC Exposure, but not Swingline Exposure, of such Lender.

(c) The Borrower agrees to pay (i) to the Administrative Agent, for the account of each Multicurrency Lender, in Dollars, a letter of credit fee with respect to its participation in each Letter of Credit (the “Letter of Credit Fee”), which shall accrue at a rate per annum equal to the Applicable Margin for Eurodollar Loans then in effect on the Dollar Equivalent of the average daily amount of such Lender’s LC Exposure attributable to such Letter of Credit during the period from and including the date of issuance of such Letter of Credit to but excluding the date on which such Letter of Credit expires or is drawn in full (such Letter of Credit Fee shall continue to accrue on any LC Exposure that remains outstanding after the Revolving Commitment Termination Date) and (ii) to the Issuing Bank for its own account, in Dollars, a facing fee, which shall accrue at the rate set forth in the Agent Fee Letter on the Dollar Equivalent of the average daily amount of the LC Exposure during the Availability Period (or until the date that such Letter of Credit is irrevocably cancelled, whichever is later), as well as the Issuing Bank’s standard fees with respect to issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Notwithstanding the foregoing, if the Required Lenders elect to increase the interest rate on the Loans to the Default Interest pursuant to Section 2.13(c), the rate per annum used to calculate the letter of credit fee pursuant to clause (i) above shall automatically be increased by two hundred (200) basis points.

(d) The Borrower shall pay on the Closing Date to the Administrative Agent and its affiliates, in Dollars, all fees in the Agent Fee Letter that are due and payable on the Closing Date. The Borrower shall pay on the Closing Date to the Lenders all upfront fees previously agreed in writing.

(e) Accrued fees under paragraphs (b) and (c) above shall be payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing on the first such date to occur after the Closing Date and on the Revolving Commitment Termination Date (and if later, the date the Loans and LC Exposure shall be repaid in their entirety); provided further, that any such fees accruing after the Revolving Commitment Termination Date shall be payable on demand.

(f) Anything herein to the contrary notwithstanding, during such period as a Lender is a Defaulting Lender, such Defaulting Lender will not be entitled to Commitment Fees during such period pursuant to Section 2.14(b) or Letter of Credit Fees accruing during such period pursuant to Section 2.14(c) (without prejudice to the rights of the Lenders other than Defaulting Lenders in respect of such fees), provided that (a) to the extent that a portion of the LC Exposure of such Defaulting Lender is reallocated to the Non-Defaulting Lenders pursuant to Section 2.26, such fees that would have accrued for the benefit of such Defaulting Lender will instead accrue for the benefit of and be payable to such Non-Defaulting Lenders, pro rata in accordance with their respective Revolving Commitments and (b) to the extent any portion of such LC Exposure cannot be so reallocated, such fees will instead accrue for the benefit of and be payable to the Issuing Bank. The pro rata payment provisions of Section 2.21 shall automatically be deemed adjusted to reflect the provisions of this subsection (f).

Section 2.15 Computation of Interest and Fees.

Interest hereunder based on the Administrative Agent’s prime lending rate shall be computed on the basis of a year of three hundred sixty-five (365) days (or three hundred sixty-six (366) days in a leap year) and paid for the actual number of days elapsed (including the first day but excluding the last day). All other interest and all fees shall be computed on the basis of a year of three hundred sixty (360) days and paid for the actual number of days elapsed (including the first day but excluding the last day), or, in the case of interest in respect of Loans denominated in the Alternative Currency, as to which market practice differs from the foregoing, in accordance with such market practice. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be made in good faith and, except for manifest error, shall be final, conclusive and binding for all purposes.

Section 2.16 Inability to Determine Interest Rates. If prior to the commencement of any Interest Period for any Eurodollar Borrowing,

(a) the Administrative Agent shall have reasonably determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant interbank market, adequate means do not exist for ascertaining LIBOR for such Interest Period, or

(b) the Administrative Agent shall have received notice from the Required Lenders that the Adjusted LIBO Rate does not adequately and fairly reflect the cost to such Lenders of making, funding or maintaining their Eurodollar Loans (whether in Dollars or the Alternative Currency) for such Interest Period, the Administrative Agent shall give written notice (or telephonic notice, promptly confirmed in writing) to the Borrower and to the Lenders as soon as practicable thereafter. Until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) the obligations of the Lenders to make Eurodollar Revolving Loans in the affected currency or currencies or to continue or convert outstanding Loans as or into Eurodollar Loans in the affected currency or currencies shall be suspended and (ii) all such affected Loans denominated in Dollars shall be converted into Base Rate Loans (or, in the case of Loans denominated in the Alternative Currency, the Borrower and the Lenders may establish a mutually acceptable alternative rate) on the last day of the then current Interest Period applicable thereto unless the Borrower prepays such Loans in accordance with this Agreement. Unless the Borrower notifies the Administrative Agent at least one (1) Business Day before the date of any Eurodollar Borrowing for which a Notice of Revolving Borrowing or Notice of Conversion/Continuation has previously been given that it elects not to borrow on such date, then such Revolving Borrowing shall be made as a Base Rate Borrowing (or, in the case of a pending request for a Loan denominated in the Alternative Currency, the Borrower and the Lenders may establish a mutually acceptable alternative rate).

Section 2.17 Illegality. If any Change in Law shall make it unlawful or impossible for any Lender to make, maintain or fund any Eurodollar Loan (whether denominated in Dollars or in the Alternative Currency) and such Lender shall so notify the Administrative Agent, the Administrative Agent shall promptly give notice thereof to the Borrower and the other Lenders, whereupon until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such suspension no longer exist (which such Lender shall endeavor to do promptly upon that being the case), the obligation of such Lender to make Eurodollar Revolving Loans in the affected currency or currencies, or to continue or convert outstanding Loans as or into Eurodollar Loans in the affected currency or currencies, shall be suspended. In the case of the making of a Eurodollar Borrowing denominated in Dollars, such Lender’s Revolving Loan shall be made as a Base Rate Loan as part of the same Revolving Borrowing for the same Interest Period and if the affected Eurodollar Loan is then outstanding, such Loan shall be converted to a Base Rate Loan either (i) on the last day of the then current Interest Period applicable to such Eurodollar Loan if such Lender may lawfully continue to maintain such Loan to such date or (ii) immediately if such Lender shall determine that it may not lawfully continue to maintain such Eurodollar Loan to such date. Notwithstanding the foregoing, the affected Lender shall, prior to giving such notice to the Administrative Agent, designate a different Applicable Lending Office if such designation would avoid the need for giving such notice and if such designation would not otherwise be disadvantageous to such Lender in the good faith exercise of its discretion.

Section 2.18 Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement that is not otherwise included in the determination of the Adjusted LIBO Rate hereunder against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank;

(ii) subject any Lender or the Issuing Bank to any Taxes (other than Indemnified Taxes or Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

(iii) [reserved]; or

(iv) impose on any Lender or on the Issuing Bank or the eurodollar interbank market any other condition affecting this Agreement or any Eurodollar Loans made by such Lender or any Letter of Credit or any participation therein;

and the result of any of the foregoing is to increase the cost to such Lender of making, converting into, continuing or maintaining a Eurodollar Loan or to increase the cost to such Lender or the Issuing Bank of participating in or issuing any Letter of Credit or to reduce the amount received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or any other amount), then the Borrower shall promptly pay, upon receipt of the certificate referred to in the immediately following clause (c), such additional amount or amounts sufficient to compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender or the Issuing Bank shall have reasonably determined that on or after the date of this Agreement any Change in Law regarding capital or liquidity requirements and affecting such Lender or Issuing Bank has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital (or on the capital of the Parent Company of such Lender or Issuing Bank) as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender, the Issuing Bank or the Parent Company of such Lender or Issuing Bank could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies or the policies of the Parent Company of such Lender or Issuing Bank with respect to capital adequacy) then, from time to time, upon receipt of the certificate referred to in the immediately following clause (c), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender, the Issuing Bank or the Parent Company of such Lender or the Issuing Bank for any such reduction suffered.

(c) A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender, the Issuing Bank or the Parent Company of such Lender or the Issuing Bank, as the case may be, specified in paragraph (a) or (b) of this Section 2.18 shall be delivered to the Borrower (with a copy to the Administrative Agent) and shall be conclusive, absent manifest error. The Borrower shall pay any such Lender or the Issuing Bank, as the case may be, such amount or amounts within five (5) Business Days after receipt thereof.

(d) Failure or delay on the part of any Lender or the issuing Bank to demand compensation pursuant to this Section 2.18 shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s or Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 2.19 Funding Indemnity. In the event of (a) the payment of any principal of a Eurodollar Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion or continuation of a Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure by the Borrower to borrow, prepay, convert or continue any Eurodollar Loan on the date specified in any applicable notice (regardless of whether such notice is withdrawn or revoked) or (d) any failure by the Borrower to make payment of any Loan or drawing under any Letter of Credit (or interest due thereon) denominated in the Alternative Currency on its scheduled due date or any payment of any Loan or drawing under any Letter of Credit (or interest due thereon) in a different currency from such Loan or Letter of Credit drawing, then, in any such event, the Borrower shall compensate each Lender for any loss (other than loss of profit), cost or expense attributable to such event within five (5) Business Days of receipt by the Borrower of an invoice from the Lenders, through the Administrative Agent, setting forth such amounts. In the case of a Eurodollar Loan, such loss, cost or expense shall be deemed to include an amount determined by such Lender to be the excess, if any, of (A) the amount of interest that would have accrued on the principal amount of such Eurodollar Loan if such event had not occurred at the Adjusted LIBO Rate applicable to such Eurodollar Loan for the period from the date of such event to the last day of the then current Interest Period therefor (or in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Eurodollar Loan) over (B) the amount of interest that would accrue on the principal amount of such Eurodollar Loan for the same period if the Adjusted LIBO Rate were set on the date such Eurodollar Loan was prepaid or converted or the date on which the

Borrower failed to borrow, convert or continue such Eurodollar Loan. An invoice as to any additional amount payable under this Section 2.19 submitted to the Borrower by any Lender (through the Administrative Agent) shall be conclusive, absent manifest error.

Section 2.20 Taxes. For purposes of this Section 2.20, the term “Lender” includes any Issuing Bank and the term “applicable Law” includes FATCA.

(a) Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Taxes; provided, that if the Borrower or the Administrative Agent shall be required by applicable Law to deduct any Taxes from such payments (as determined in the good faith discretion of such Person), (i) then such Person shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and (ii) if such Tax is an Indemnified Tax or Other Tax, then the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.20) the Administrative Agent, any Lender or the Issuing Bank (as the case may be) shall receive an amount equal to the sum it would have received had no such deductions been made.

(b) In addition, the Borrower shall pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) The Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within ten (10) Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.20) paid or payable by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, or required to be withheld from a payment to such Person on or with respect to any payment by or on account of any obligation of the Borrower and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the Issuing Bank (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes and Other Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes or Other Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.4(e) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this subsection (e).

(f) (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax under the Code, any treaty to which the United States is a party or otherwise, with respect to payments under this Agreement shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by applicable Law or as reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in clauses (ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing:

(A) any Lender that is a “United States person” as defined in Section 7701(a)(30) of the Code shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(i) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii) executed originals of IRS Form W-8ECI;

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit 2.20-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(iv) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit 2.20-2 or Exhibit 2.20-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided, that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender arc claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit 2.20-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471 (b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g) If the Administrative Agent, a Lender or the Issuing Bank determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.20, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender or the Issuing Bank, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent, such Lender or the Issuing Bank, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the Issuing Bank in the event the Administrative Agent, such Lender or the Issuing Bank is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Administrative Agent, any Lender or the Issuing Bank to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

Section 2.21 Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a) Except with respect to principal of and interest on Loans denominated in the Alternative Currency, the Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Sections 2.18, 2.19 or 2.20, or otherwise) prior to 12:00 noon on the date when due, in immediately available funds, free and clear of any defenses, rights of set-off, counterclaim, or withholding or deduction of taxes. Except as otherwise expressly provided herein, all payments by the Borrower hereunder with respect to principal and interest on Loans denominated in the Alternative Currency shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, in the Alternative Currency and in immediately available funds not later than the Applicable Time specified by the Administrative Agent on the dates specified herein. Without limiting the generality of the foregoing, the Administrative Agent may require that any payments due under this Agreement be made in the United States. If, for any reason, the Borrower is prohibited by any Law from making any required payment hereunder in the Alternative Currency, the Borrower shall make such payment in Dollars in the Dollar Equivalent of the Alternative Currency payment amount. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at the Payment Office, except payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.18, 2.19 and 2.20 and 11.3 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be made payable for the period of such extension.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied: first, to Administrative Agent’s fees and reimbursable expenses then due and payable pursuant to any of the Loan Documents; second, to all reimbursable expenses of the Lenders and all fees and reimbursable expenses of the Issuing Bank then due and payable pursuant to any of the Loan Documents, pro rata to the Lenders and the Issuing Bank based on their respective pro rata shares of such fees and expenses; third, to interest and fees then due and payable hereunder, pro rata to the Lenders based on their respective pro rata shares of such interest and fees; and fourth, to the payment of principal of the Loans and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements or Swingline Loans that would result in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Credit Exposure, Term Loans. Add-On Term Loans and Incremental Term Loan A and accrued interest and fees thereon than the proportion received by any other Lender with respect to its Revolving Credit Exposure. Term Loans, Add-On Term Loans or Incremental Term Loan A, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Credit Exposure, Term Loans, the Add-On Term Loans and the Incremental Term Loan A of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Credit Exposure, Term Loans, the Add-On Term Loans and the Incremental Term Loan A; provided, that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Revolving Credit Exposure, Term Loans, the Add-On Term Loans and the Incremental Term Loan A to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount or amounts due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the ease may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate.

(e) Notwithstanding anything herein to the contrary, any amount paid by the Borrower for the account of a Defaulting Lender under this Agreement (whether on account of principal, interest, fees, reimbursement of LC Disbursements, indemnity payments or other amounts) will be retained by the Administrative Agent in a segregated interest bearing account until the Revolving Commitment Termination Date at which time the funds in such account (including any accrued interest thereon) will be applied by the Administrative Agent, to the fullest extent permitted by Law, in the following order of priority: first to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent under this Agreement, second to the payment of any amounts owing by such Defaulting Lender to the Issuing Bank and the Swingline Lender under this Agreement, third to the payment of interest due and payable to the Lenders hereunder that are not Defaulting Lenders, ratably among them in accordance with the amounts of such interest then due and payable to them, fourth to the payment of fees then due and payable to the Lenders hereunder that are not Defaulting Lenders, ratably among them in accordance with the amounts of such fees then due and payable to them, fifth to pay principal and unreimbursed LC Disbursements then due and payable to the Lenders hereunder that are not Defaulting Lenders, ratably in accordance with the amounts thereof then due and payable to them, sixth to the ratable payment of other amounts then due and payable to the Lenders hereunder that are not Defaulting Lenders, and seventh to pay amounts owing under this Agreement to such Defaulting Lender or as a court of competent jurisdiction may otherwise direct.

Section 2.22 Letters of Credit

(a) During the Availability Period, the Issuing Bank, in reliance upon the agreements of the other Lenders pursuant to Section 2.22(d) and 2.22(e), agrees to issue, at the request of the Borrower, Letters of Credit denominated in Dollars or in the Alternative Currency for the account of the Borrower or any Restricted Subsidiary on the terms and conditions hereinafter set forth; provided, that (i) each Letter of Credit shall expire on the earlier of (A) the date one year after the date of issuance of such Letter of Credit (or in the case of any renewal or extension thereof, one year after such renewal or extension) and (B) the date that is five (5) Business Days prior to the Revolving Commitment Termination Date (but may contain provisions for automatic renewal provided that no Default or Event of Default exists on the renewal date or would be caused by such renewal and provided that no such renewal shall extend beyond the date five (5) Business Days prior to the Revolving Commitment Termination Date); (ii) each Letter of Credit shall be in a stated amount of at least $50,000; (iii) the Borrower may not request any Letter of Credit, if, after giving effect to such issuance (A) the aggregate LC Exposure would exceed the LC Commitment and (B) the aggregate Revolving Multicurrency Credit Exposure of all Lenders would exceed the aggregate Multicurrency Commitments; and (iv) except as otherwise agreed by the Administrative Agent and the Issuing Bank, such Letter of Credit shall not be denominated in a currency other than Dollars or the Alternative Currency. Each Multicurrency Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Issuing Bank without recourse a participation in each Letter of Credit equal to such Lender’s Pro Rata Share of the aggregate amount available to be drawn under such Letter of Credit on the date of issuance with respect to all other Letters of Credit. Each issuance of a Letter of Credit shall be deemed to utilize the Multicurrency Commitment of each Multicurrency Lender by an amount equal to the amount of such participation.

(b) To request the issuance of a Letter of Credit (or any amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall give the Issuing Bank and the Administrative Agent irrevocable written notice at least three (3) Business Days prior to the requested date of such issuance specifying the date (which shall be a Business Day) such Letter of Credit is to be issued (or amended, extended or renewed, as the case may be), the expiration date of such Letter of Credit, the amount and currency thereof (and in the absence of specification of currency shall be deemed a request for a Letter of Credit denominated in Dollars), the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. In addition to the satisfaction of the conditions in Article III (or, with respect to Letters of Credit issued after the Closing Date, Section 3.2), the issuance of such Letter of Credit (or any amendment which increases the amount of such Letter of Credit) will be subject to the further conditions that such Letter of Credit shall be in such form and contain such terms as the Issuing Bank shall approve and that the Borrower shall have executed and delivered any additional applications, agreements and instruments relating to such Letter of Credit as the Issuing Bank shall require; provided, that in the event of any conflict between such applications, agreements or instruments and this Agreement, the terms of this Agreement shall control.

(c) At least two (2) Business Days prior to the issuance of any Letter of Credit, the Issuing Bank will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received such notice and if not, the Issuing Bank will provide the Administrative Agent with a copy thereof. Unless the Issuing Bank has received notice from the Administrative Agent on or before 5:00 p.m. the Business Day immediately preceding the date the Issuing Bank is to issue the requested Letter of Credit (1) directing the Issuing Bank not to issue the Letter of Credit because such issuance is not then permitted hereunder because of the limitations set forth in Section 2.22(a) or that one or more conditions specified in Article III (or, with respect to Letters of Credit issued after the Closing Date, Section 3.2) are not then satisfied, then, subject to the terms and conditions hereof, the Issuing Bank shall, on the requested date, issue such Letter of Credit in accordance with the Issuing Bank’s usual and customary business practices.

(d) The Issuing Bank shall examine all documents purporting to represent a demand for payment under a Letter of Credit promptly following its receipt thereof. The Issuing Bank shall notify the Borrower and the Administrative Agent of such demand for payment and whether the Issuing Bank has made or will make a LC Disbursement thereunder; provided, that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Lenders with respect to such LC Disbursement. The Borrower shall be irrevocably and unconditionally obligated to reimburse the Issuing Bank for any LC Disbursements paid by the Issuing Bank in respect of such drawing, without presentment, demand or other formalities of any kind. In the case of a Letter of Credit denominated in the Alternative Currency, the Borrower shall reimburse the Issuing Bank in the Alternative Currency, unless (i) the Issuing Bank (at its option) shall have specified in such notice that it will require reimbursement in Dollars, or (ii) in the absence of any such requirement for reimbursement in Dollars, the Borrower shall have notified the Issuing Bank promptly following receipt of the notice of drawing that the Borrower will reimburse the Issuing Bank in Dollars. In the case of any such reimbursement in Dollars of a drawing under a Letter of Credit denominated in the Alternative Currency, the Issuing Bank shall notify the Borrower of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof. Unless the Borrower shall have notified the Issuing Bank and the Administrative Agent prior to (x) 11:00 a.m. on the Business Day immediately prior to the date on which such drawing is honored, in the case of Letters of Credit to be reimbursed in Dollars, or (y) the Applicable Time, in the case of Letters of Credit to be reimbursed in the Alternative Currency, that the Borrower intends to reimburse the Issuing Bank for the amount of such drawing in funds other than from the proceeds of Revolving Loans, the Borrower shall be deemed to have timely given a Notice of Revolving Borrowing to the Administrative Agent requesting the Lenders to make a Base Rate Borrowing on the date on which such drawing is honored in an exact amount due to the Issuing Bank (expressed in Dollars in the amount of the Dollar Equivalent thereof in the case of a Letter of Credit denominated in the Alternative Currency); provided, that for purposes solely of such Borrowing, the conditions precedent set forth in Section 3.2 hereof shall not be applicable. The Administrative Agent shall notify the Lenders of such Borrowing in accordance with Section 2.3, and each Lender shall make the proceeds of its Base Rate Loan included in such Borrowing available to the Administrative Agent for the account of the Issuing Bank in accordance with Section 2.6. The proceeds of such Borrowing shall be applied directly by the Administrative Agent to reimburse the Issuing Bank for such LC Disbursement.

(e) If for any reason a Base Rate Borrowing may not be (as determined in the sole discretion of the Administrative Agent), or is not, made in accordance with the foregoing provisions, then each Lender (other than the Issuing Bank) shall be obligated to fund the participation that such Lender purchased pursuant to subsection (a) in an amount equal to its Pro Rata Share of such LC Disbursement on and as of the date which such Base Rate Borrowing should have occurred. Each Lender’s obligation to fund its participation shall be absolute and unconditional and shall not be affected by any circumstance, including without limitation (i) any setoff, counterclaim, recoupment, defense or other right that such Lender or any other Person may have against the Issuing Bank or any other Person for any reason whatsoever, (ii) the existence of a Default or an Event of Default or the termination of the Aggregate Revolving Commitments, (iii) any adverse change in the condition (financial or otherwise) of the Borrower or any of its Subsidiaries, (iv) any breach of this Agreement by the Borrower or any other Lender, (v) any amendment, renewal or extension of any Letter of Credit or (vi) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. On the date that such participation is required to be funded, each Lender shall promptly transfer, in immediately available funds, the amount of its participation to the Administrative Agent for the account of the Issuing Bank. Whenever, at any time after the Issuing Bank has received from any such Lender the funds for its participation in a LC Disbursement, the Issuing Bank (or the Administrative Agent on its behalf) receives any payment on account thereof, the Administrative Agent or the Issuing Bank, as the case may be, will distribute to such Lender its Pro Rata Share of such payment; provided, that if such payment is required to be returned for any reason to the Borrower or to a trustee, receiver, liquidator, custodian or similar official in any bankruptcy proceeding, such Lender will return to the Administrative Agent or the Issuing Bank any portion thereof previously distributed by the Administrative Agent or the Issuing Bank to it.

(f) To the extent that any Lender shall fail to pay any amount required to be paid pursuant to paragraphs (d) or (e) of this Section on the due date therefor, such Lender shall pay interest to the Issuing Bank (through the Administrative Agent) on such amount from such due date to the date such payment is made at a rate per annum equal to the Overnight Rate from time to time in effect; provided, that if such Lender shall fail to make such payment to the Issuing Bank within three (3) Business Days of such due date, then, retroactively to the due date, such Lender shall be obligated to pay interest on such amount at the rate set forth in Section 2.13(c).

(g) If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders demanding that its reimbursement obligations with respect to the Letters of Credit be Cash Collateralized pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Issuing Bank and the Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid fees thereon; provided, that such obligation to Cash Collateralize the reimbursement obligations of the Borrower with respect to the Letters of Credit shall become effective immediately, and such deposit shall become immediately due and payable, without demand or notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Section 8.1. Such deposit shall be held by the Administrative Agent as Cash Collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. The Borrower agrees to execute any documents and/or certificates to effectuate the intent of this paragraph. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest and profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it had not been reimbursed and to the extent so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated, with the consent of the Required Lenders, be applied to satisfy other obligations of the Borrower under this Agreement and the other Loan Documents. If the Borrower is required to Cash Collateralize its reimbursement obligations with respect to the Letters of Credit as a result of the occurrence of an Event of Default, such cash collateral so posted (to the extent not so applied as aforesaid) shall be returned to the Borrower within three (3) Business Days after all Events of Default have been cured or waived. So long as no Default or Event of Default exists, to the extent amounts held by the Administrative Agent as Cash Collateral for the LC Exposure exceed the LC Exposure, the Administrative Agent shall endeavor, from time to time, at the written request of the Borrower, to deliver to the Borrower promptly after the Administrative Agent’s receipt of such request from the Borrower, the amount of such excess.

(h) Upon the request of any Lender, but no more frequently than quarterly, the Issuing Bank shall deliver (through the Administrative Agent) to each Lender and the Borrower a report describing the aggregate Letters of Credit then outstanding. Upon the request of any Lender from time to time, the Issuing Bank shall deliver to such Lender any other information reasonably requested by such Lender with respect to each Letter of Credit then outstanding.

(i) The Borrower’s obligation to reimburse LC Disbursements hereunder shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under all circumstances whatsoever and irrespective of any of the following circumstances:

(i) Any lack of validity or enforceability of any Letter of Credit or this Agreement;

(ii) The existence of any claim, set-off, defense or other right which the Borrower or any Subsidiary or Affiliate of the Borrower may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons or entities for whom any such beneficiary or transferee may be acting), any Lender (including the Issuing Bank) or any other Person, whether in connection with this Agreement or the Letter of Credit or any document related hereto or thereto or any unrelated transaction;

(iii) Any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect;

(iv) Payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document to the Issuing Bank that does not comply with the terms of such Letter of Credit;

(v) Any adverse change in the relevant exchange rates or in the availability of the Alternative Currency to any Loan Party or Subsidiary or in the relevant currency markets generally;

(vi) Any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.22, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder; or

(vii) The existence of a Default or an Event of Default.

Neither the Administrative Agent, the Issuing Bank, the Lenders nor any Related Party of any of the foregoing shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to above), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided, that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any actual direct damages (as opposed to special, indirect (including claims for lost profits or other consequential damages), or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable Law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise due care when determining whether drafts or other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree, that in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised due care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(j) Unless otherwise expressly agreed by the Issuing Bank and the Borrower when a Letter of Credit is issued and subject to applicable Laws, (i) each standby Letter of Credit shall be governed by the “International Standby Practices 1998” (ISP98) (or such later revision as may be published by the Institute of International Banking Law & Practice on any date any Letter of Credit may be issued), (ii) each documentary Letter of Credit shall be governed by the Uniform Customs and Practices for Documentary Credits (2007 Revision), International Chamber of Commerce Publication No. 600 (or such later revision as may be published by the International Chamber of Commerce on any date any Letter of Credit may be issued) and (iii) the Borrower shall specify the foregoing in each letter of credit application submitted for the issuance of a Letter of Credit.

Section 2.23 Increase of Commitments; Additional Lenders.

(a) From time to time after the Banamex Acquisition Effective Date, the Borrower may, upon at least thirty (30) days’ written notice to the Administrative Agent (who shall promptly provide a copy of such notice to each Lender), propose to increase the Term Loan, increase the Multicurrency Commitments, or establish one or more additional term loans (each, an “Incremental Loan”) in an aggregate amount not to exceed $100,000,000 (the aggregate principal amount of such Incremental Loans, the “Additional Commitment Amount”); provided, that (i) no Default or Event of Default has occurred and is continuing or would result therefrom, (ii) after giving effect to such increase, the Borrower shall be in compliance with the financial covenants in Article VI on a Pro Forma Basis and assuming actual average utilization of the Revolving Commitments over the immediately preceding fiscal quarter period, (iii) the aggregate principal amount of such Additional Commitment Amount shall be not less than $10,000,000 or a larger multiple of $5,000,000, (iv) with respect to any Incremental Loan, (x) the final maturity date shall be no earlier than the latest Maturity Date for any then existing Loan, (y) the weighted average life to maturity of such Incremental Loan shall not be shorter than the weighted average life to maturity of any then existing Loan and (z) the interest rate may not exceed the interest rate applicable to any then existing Loan by more than 0.50% per annum (after taking into account any interest rate floors, original issue discount and upfront fees, as applicable, equated to per annum interest in a manner determined by the Administrative Agent and consistent with generally accepted financial practice based on an assumed four-year average life to maturity (e.g., 25 basis points equals 100 basis points in original issue discount or upfront fees payable on the principal amount of debt)), it being understood that the interest rate applicable to any existing Loan may be increased to the extent necessary to satisfy such requirement, and (v) no Lender shall have any obligation to provide any Incremental Loan Commitment, and any decision by a Lender to provide any Incremental Loan Commitment shall be made in its sole discretion independently from any other Lender.

(b) If any Lender shall decline to provide any Incremental Loan Commitment pursuant to subsection (a) of this Section 2.23, or any Lender shall fail to notify the Borrower and the Administrative Agent in writing about whether it will provide any Incremental Loan Commitment within fifteen (15) days after receipt of notice of the Borrower’s request for any Incremental Loan Commitment, the Borrower may designate another bank or other financial institution (which may be, but need not be, one or more of the existing Lenders) which at the time agrees to, in the case of any such Person that is an existing Lender, provide an Incremental Loan Commitment, as applicable, and in the case of any other such Person that is not already a Lender (an “Additional Lender”), become a party to this Agreement pursuant to an Additional Commitment Agreement; provided, however, that any new bank or financial institution must be acceptable to the Administrative Agent, which acceptance will not be unreasonably withheld or delayed. The principal amount of Incremental Loans of the existing Lenders pursuant to this subsection (b) plus the principal amount of Incremental Loans of the Additional Lenders shall not in the aggregate exceed the unsubscribed amount of the Additional Commitment Amount.

(c) Any establishment of any Incremental Loan pursuant to this Section 2.23 shall become effective upon the receipt by the Administrative Agent of an Additional Commitment Agreement duly executed by the Borrower and by any Lender (including any

Additional Lender) providing an Incremental Loan Commitment, setting forth the Incremental Loan Commitment of such Lenders and setting forth the agreement of each Additional Lender, if any, to become a party to this Agreement and to be bound by all the terms and provisions hereof, together with evidence of appropriate corporate authorization on the part of the Borrower and the other Loan Parties with respect to such Incremental Loan and opinions of counsel for the Loan Parties with respect thereto as the Administrative Agent may reasonably request.

(d) Upon the acceptance of a duly executed Additional Commitment Agreement by the Administrative Agent, the Commitments shall automatically be increased by the amount of the Incremental Loan Commitments added through such Additional Commitment Agreement and Schedule I shall automatically be deemed amended to reflect the Commitments of all Lenders after giving effect to the addition of such Incremental Loan Commitments.

(e) Upon any increase in the Multicurrency Commitments pursuant to this Section 2.23 that is not pro rata among all Multicurrency Lenders, (x) within five (5) Business Days, in the case of any Base Rate Loans that are Multicurrency Loans then outstanding, and at the end of the then current Interest Period with respect thereto, in the case of any Eurodollar Loans that are Multicurrency Loans then outstanding, the Borrower shall prepay such Loans in their entirety and, to the extent the Borrower elects to do so and subject to the conditions specified in Article III, the Borrower shall reborrow Multicurrency Loans from the Multicurrency Lenders in proportion to their respective Multicurrency Commitments after giving effect to such increase, until such time as all outstanding Multicurrency Loans are held by the Multicurrency Lenders in proportion to their respective Multicurrency Commitments after giving effect to such increase and (y) effective upon such increase, the amount of the participations held by each Multicurrency Lender in each Letter of Credit then outstanding shall be adjusted automatically such that, after giving effect to such adjustments, the Multicurrency Lenders shall hold participations in each such Letter of Credit in proportion to their respective Multicurrency Commitments.

(f) If any amendment to this Agreement is required to give effect to any institution of an Incremental Loan pursuant to and in accordance with this Section 2.23, then such amendment shall be effective if executed by the Loan Parties, each lender providing an Incremental Loan Commitment and the Administrative Agent notwithstanding anything in Section 11.2 (other than the proviso of Section 11.2(b)) to the contrary.

Section 2.24 Mitigation of Obligations. If any Lender requests compensation under Section 2.18, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.20, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the sole judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable under Section 2.18 or Section 2.20, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with such designation or assignment.

Section 2.25 Replacement of Lenders. If (a) any Lender requests compensation under Section 2.18, (b) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.20, (c) any Lender notifies the Borrower and Administrative Agent that it is unable to fund Eurodollar Loans pursuant to Sections 2.16 or 2.17,

(d) a Lender (a “Non-Consenting Lender”) does not consent to a proposed change, waiver, discharge or termination with respect to any Loan Document that has been approved by the Required Lenders as provided in Section 11.2(b) but requires unanimous consent of all Lender or all the Lenders directly affected thereby (as applicable) or (e) any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions set forth in Section 11.4(b)) all its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender); provided, that (i) such Lender shall have received payment of an amount equal to the outstanding principal amount of all Loans owed to it, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (in the case of such outstanding principal and accrued interest) and from the Borrower (in the case of all other amounts), (ii) in the case of a claim for compensation under Section 2.18 or payments required to be made pursuant to Section 2.20, such assignment will result in a reduction in such compensation or payments, (iii) such assignment does not conflict with applicable Law and (iv) in the case of any such assignment resulting from a Non-Consenting Lender’s failure to consent to a proposed change, waiver, discharge or termination with respect to any Loan Document, the applicable assignee consents to the proposed change, waiver, discharge or termination; provided that the failure by such Non-Consenting Lender to execute and deliver an Assignment and Acceptance shall not impair the validity of the removal of such Non-Consenting Lender and the mandatory assignment of such Non-Consenting Lender’s Commitments and outstanding Loans pursuant to this Section 2.25 shall nevertheless be effective without the execution by such Non-Consenting Lender of an Assignment and Acceptance. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 2.26 Reallocation and Cash Collateralization of Defaulting Lender Commitment.

(a) If a Lender with a Revolving Commitment becomes, and during the period it remains, a Defaulting Lender, the following provisions shall apply, notwithstanding anything to the contrary in this Agreement:

(i) the LC Exposure and Swingline Exposure of such Defaulting Lender will, subject to the limitation in the first proviso below, automatically be reallocated (effective on the day such Lender becomes a Defaulting Lender) among the Non-Defaulting Lenders that are Multicurrency Lenders pro rata in accordance with their respective Multicurrency Commitments (calculated as if the Defaulting Lender’s Multicurrency Commitment was reduced to zero and each Non-Defaulting Lender’s Multicurrency Commitment had been increased proportionately); provided that (a) the sum of each such Non-Defaulting Lender’s total Revolving Multicurrency Credit Exposure may not in any event exceed the Multicurrency Commitment of such Non-Defaulting Lender as in effect at the time of such reallocation and (b) neither such reallocation nor any payment by a Non-Defaulting Lender pursuant thereto will constitute a waiver or release of any claim the Borrower, the Administrative Agent, the Issuing Bank, the Swingline Lender or any other Lender may have against such Defaulting Lender or cause such Defaulting Lender to be a Non-Defaulting Lender; and

(ii) to the extent that any portion (the “unreallocated portion”) of the LC Exposure and Swingline Exposure of any Defaulting Lender cannot be reallocated pursuant to clause (i) for any reason the Borrower will, not later than two (2) Business Days after demand by the Administrative Agent (at the direction of the Issuing Bank and/or the Swingline Lender), (A) Cash Collateralize the obligations of the Defaulting Lender to the Issuing Bank or Swingline Lender in respect of such LC Exposure or Swingline Exposure, as the case may be, in an amount at least equal to the aggregate amount of the unreallocated portion of the LC Exposure and Swingline Exposure of such Defaulting Lender, (B) in the case of such Swingline Exposure, prepay and/or Cash Collateralize in full the unreallocated portion thereof, or (C) make other arrangements satisfactory to the Administrative Agent, the Issuing Bank and the Swingline Lender in their sole discretion to protect them against the risk of non-payment by such Defaulting Lender.

(b) If the Borrower, the Administrative Agent, the Issuing Bank and the Swingline Lender agree in writing in their discretion that any Defaulting Lender has ceased to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, (i) if such Defaulting Lender is a Multicurrency Lender, the LC Exposure and the Swingline Exposure of the other Multicurrency Lenders shall be readjusted to reflect the inclusion of such Lender’s Multicurrency Commitment, and such Lender will purchase at par such portion of outstanding Multicurrency Loans of the other Multicurrency Lenders and/or make such other adjustments as the Administrative Agent may determine to be necessary to cause the Revolving Multicurrency Credit Exposure of the Multicurrency Lenders to be on a pro rata basis in accordance with their respective Multicurrency Commitments and (ii) if such Defaulting Lender is a Dollar Lender, such Lender will purchase at par such portion of outstanding Dollar Loans of the other Dollar Lenders and/or make such other adjustments as the Administrative Agent may determine to be necessary to cause the Revolving Dollar Credit Exposure of the Dollar Lenders to be on a pro rata basis in accordance with their respective Dollar Commitments, in each case, whereupon such Lender will cease to be a Defaulting Lender and will be a Non-Defaulting Lender (and such Revolving Credit Exposure of each affected Lender will automatically be adjusted on a prospective basis to reflect the foregoing). If any cash collateral has been posted with respect to the LC Exposure or Swingline Exposure of such Defaulting Lender, the Administrative Agent will promptly return such cash collateral to the Borrower; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

ARTICLE III

CONDITIONS PRECEDENT TO LOANS AND LETTERS OF CREDIT

Section 3.1 Conditions To Effectiveness. This Agreement and the obligations of the Lenders (including the Swingline Lender) to make Loans and the obligation of the Issuing Bank to issue any Letter of Credit hereunder on the Closing Date shall be effective upon satisfaction of the following conditions precedent in each case in form and substance satisfactory to the Administrative Agent and each Lender:

(a) Loan Documents. Receipt by the Administrative Agent of a counterpart of this Agreement and the other Loan Documents signed by or on behalf of each party hereto or thereto or written evidence (which may include telecopy transmission of such signed signature page) that such party has signed a counterpart of this Agreement and the other Loan Documents to which such party is a party.

(b) Organization Documents; Resolutions and Certificates. Receipt by the Administrative Agent of:

(i) a certificate of the Secretary or Assistant Secretary (or if no Secretary or Assistant Secretary, such other individual performing similar functions) of each Loan Party, attaching and certifying copies of such Loan Party’s Organization Documents and resolutions of its board of directors (or equivalent governing body), authorizing the execution, delivery and performance of the Loan Documents to which it is a party and certifying the name, title and true signature of each officer of such Loan Party executing the Loan Documents to which it is a party; and

(ii) certificates of good standing or existence, as may be available from the Secretary of State of the jurisdiction of organization of such Loan Party.

(c) Opinions of Counsel. Receipt by the Administrative Agent of customary written opinions of Alston & Bird LLP, counsel to the Loan Parties, addressed to the Administrative Agent, the Issuing Bank and each of the Lenders.

(d) Officer’s Closing Certificate. Receipt by the Administrative Agent of a certificate, dated the Closing Date and signed by a Responsible Officer, certifying that after giving effect to the funding of the Term Loan and any Revolving Loans on the Closing Date, the conditions specified in Sections 3.1(e) and (f) and Sections 3.2(a), (b) and (c) are satisfied as of the Closing Date.

(e) Material Adverse Effect. Since December 31, 2011, there shall have been no change which has had or could reasonably be expected to have a Material Adverse Effect.

(f) Consolidated Leverage Ratio. The Consolidated Leverage Ratio for the twelve month period ended March 31, 2012, calculated on a Pro Forma Basis after giving effect to the funding of the Term Loan and any Revolving Loans on the Closing Date and the consummation of the other transactions contemplated herein to be consummated on the Closing Date, is not greater than 2.20:1.0.

(g) Required Consents and Approvals. The Loan Parties shall have received all consents (including Hart-Scott-Rodino clearance and other necessary governmental, shareholder or third party consents), approvals, authorizations, registrations and filings and orders required or advisable to be made or obtained under any applicable Law, the Organization Documents of any Loan Party or by any Contractual Obligation of any Loan Party, in connection with the execution, delivery, performance, validity and enforceability of the Loan Documents or any of the transactions contemplated thereby, and such consents, approvals, authorizations, registrations, filings and orders shall be in full force and effect and all applicable waiting periods shall have expired, and no investigation or inquiry by any governmental authority regarding the Loan Documents or any other transaction being financed with the proceeds thereof shall be ongoing.

(h) Solvency. Receipt by the Administrative Agent of a certificate, dated the Closing Date and signed by the chief executive officer or chief financial officer of the Borrower, confirming that (i) the Borrower is and (ii) the Borrower and the Guarantors on a consolidated basis are Solvent before and after giving effect to the funding of the Term Loan and any Revolving Loans on the Closing Date and the consummation of the other transactions contemplated herein.

(i) Insurance. Receipt by the Administrative Agent of certificates of insurance issued on behalf of insurers of the Loan Parties, describing in reasonable detail the types and amounts of insurance (property and liability) maintained by the Loan Parties, and endorsements naming the Administrative Agent as additional insured on liability policies and lender loss payee on property and casualty policies.

(j) [Intentionally omitted.]

(k) Personal Property Collateral. Receipt by the Administrative Agent of:

(i) Searches of Uniform Commercial Code filings in the jurisdiction of formation of each Loan Party and each other jurisdiction where each Loan Party owns real property;

(ii) Uniform Commercial Code financing statements for each appropriate jurisdiction as is necessary, in the Administrative Agent’s reasonable discretion, to perfect the Administrative Agent’s security interest in the Collateral;

(iii) [intentionally omitted];

(iv) Searches of ownership of, and Liens on, United States registered intellectual property owned by each Loan Party in the appropriate governmental offices; and

(v) Duly executed notices of grant of security interest in the form required by the Security Agreement as are necessary, in the Administrative Agent’s reasonable discretion, to perfect the Administrative Agent’s security interest in any IP Rights registered in the United States and owned by the Loan Parties (if and to the extent perfection may be achieved in the United States Patent and Trademark Office or the United States Copyright Office by such filings).

(l) Refinancing of Existing Indebtedness. Except with respect to Indebtedness permitted pursuant to the terms of this Agreement and set forth on Schedule 7.1, receipt by the Administrative Agent of copies of duly executed payoff letters, executed by each of the Loan Parties’ existing lenders or the agent thereof, together with (i) evidence of payment of such existing Indebtedness, (ii) authorization to file UCC-3 or other appropriate termination statements releasing all liens of such existing lenders upon any of the personal property of the Borrower and its Subsidiaries, (iii) cancellations and releases, in form and substance satisfactory to the Administrative Agent, releasing all liens of any existing lenders upon any of the real property of the Borrower and its Subsidiaries, and (iv) any other releases, terminations or other documents reasonably required by the Administrative Agent to evidence the payoff of Indebtedness owed to any existing lenders (including, but not limited to, Indebtedness pursuant to the Existing Credit Agreement).

(m) Patriot Act; Anti-Money Laundering Laws. Receipt by the Administrative Agent of all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

(n) Financial Statements. Receipt by the Administrative Agent and the Lenders of the Audited Financial Statements and the Financial Statement Worksheets, all in form and substance reasonably satisfactory to the Administrative Agent and, in the case of the Audited Financial Statements, prepared in accordance with GAAP, subject to the absence of footnotes and to normal year-end audit adjustments.

(o) Fees and Expenses. Receipt by the Administrative Agent of payment of all fees, expenses and other amounts due and payable by the Loan Parties on or prior to the Closing Date, including without limitation reimbursement or payment of all reasonable and documented out-of-pocket expenses of the Administrative Agent and STRH (including reasonable and documented fees, charges and disbursements of counsel to the Administrative Agent) required to be reimbursed or paid by the Borrower hereunder, under any other Loan Document and under any agreement with the Administrative Agent or STRH.

Without limiting the generality of the provisions of Section 3.1, for purposes of determining compliance with the conditions specified in this Section 3.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the Closing Date specifying its objection thereto.

Section 3.2 Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit is subject to the satisfaction of the following conditions:

(a) at the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default or Event of Default shall exist;

(b) at the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, all representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects (except that any representation or warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date;

(c) the Borrower shall have delivered (i) the required Notice of Borrowing in the case of making a Loan or (ii) the notice required under Section 2.22(b) in the case of the issuance, amendment, renewal or extension of a Letter of Credit;

(d) if any Lender with a Multicurrency Commitment is a Defaulting Lender at the time of any request by the Borrower of a Borrowing of a Swingline Loan or the issuance, amendment, renewal or extension of a Letter of Credit, as applicable, set forth in this Section 3.2, the Issuing Bank will not be required to issue, amend or increase any Letter of Credit and the Swingline Lender will not be required to make any Swingline Loans, unless they are satisfied that 100% of the related LC Exposure and Swingline Exposure is fully covered or eliminated pursuant to Section 2.26; and

(e) In the case of a Loan or Letter of Credit to be denominated in the Alternative Currency, there shall not have occurred any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which in the reasonable opinion of the Administrative Agent, the Required Multicurrency Lenders (in the case of any Loans to be denominated in the Alternative Currency) or the Issuing Bank (in the case of any Letter of Credit to be denominated in the Alternative Currency) would make it impracticable for such Loan or Letter of Credit to be denominated in the Alternative Currency.

Each Borrowing and each issuance, amendment, extension or renewal of any Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section 3.2.

Section 3.3 Delivery of Documents. All of the Loan Documents, certificates, legal opinions and other documents and papers referred to in this Article III, unless otherwise specified, shall be delivered to the Administrative Agent for the account of each of the Lenders and in sufficient counterparts or copies for each of the Lenders and shall be in form and substance satisfactory in all respects to the Administrative Agent.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants to the Administrative Agent and each Lender as follows:

Section 4.1 Existence; Power. Each of the Borrower and its Restricted Subsidiaries (i) is duly organized or formed, validly existing and in good standing as a corporation, partnership or limited liability company or other legal entity under the laws of the jurisdiction of its organization or formation, (ii) has all requisite power and authority to carry on its business as now conducted, and (iii) is duly qualified to do business, and is in good standing, in each jurisdiction where such qualification is required, except where a failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect.

Section 4.2 Organizational Power; Authorization. The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party are within such Loan Party’s organizational powers and have been duly authorized by all necessary organizational, and if required, shareholder, partner or member, action. This Agreement has been duly executed and delivered by the Borrower, and constitutes, and each other Loan Document to which any Loan Party is a party, when executed and delivered by such Loan Party, will constitute, valid and binding obligations of the Borrower or such Loan Party (as the case may be), enforceable against it in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

Section 4.3 Governmental Approvals; No Conflicts. The execution, delivery and performance by each Loan Party of this Agreement and the other Loan Documents to which it is a party (a) do not require any consent or approval of, registration or filing with, or any action by, any Governmental Authority, except (i) those as have been obtained or made and are in full force and effect and (ii) filings necessary to perfect Liens granted by the Loan Parties under the Collateral Documents, (b) will not violate any Requirements of Law applicable to the Borrower or any of its Restricted Subsidiaries or any judgment, order or ruling of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding on the Borrower or any of its Restricted Subsidiaries or any of its assets or give rise to a right thereunder to require any payment to be made by the Borrower or any of its Restricted Subsidiaries and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Restricted Subsidiaries, except Liens (if any) created under the Loan Documents.

Section 4.4 Financial Statements. (i) The Audited Financial Statements fairly present the consolidated financial condition of each of Merchant Services, Inc., PowerPay, Inc., Federated Payments Systems, LLC, Federated Payment Systems USA, Inc., and Borrower and its Subsidiaries, as applicable, as of such dates and the consolidated results of operations for such periods in conformity with GAAP consistently applied, and (ii) the Financial Statement Worksheets are true and correct in all material respects. Since December 31, 2014, there have been no changes with respect to the Borrower and its Restricted Subsidiaries which have had or could reasonably be expected to have, singly or in the aggregate, a Material Adverse Effect.

Section 4.5 Litigation and Environmental Matters.

(a) No litigation, investigation or proceeding of or before any arbitrators or Governmental Authorities is pending against or, to the knowledge of the Borrower, threatened in writing against or affecting the Borrower or any of its Restricted Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination that could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect or (ii) which in any manner draws into question the validity or enforceability of this Agreement or any other Loan Document.

(b) Except for matters which could not reasonably be expected to have a Material Adverse Effect, neither the Borrower nor any of its Restricted Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

Section 4.6 Compliance with Laws and Agreements. The Borrower and each Restricted Subsidiary is in compliance with (a) all Requirements of Law and all judgments, decrees and orders of any Governmental Authority and (b) all indentures, agreements or other instruments binding upon it or its properties, except where non-compliance, either singly or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 4.7 Investment Company Act, Etc. Neither the Borrower nor any of its Restricted Subsidiaries is (a) an “investment company” or is “controlled” by an “investment company”, as such terms are defined in, or subject to regulation under, the Investment Company Act of 1940, as amended, or (b) otherwise subject to any other regulatory scheme limiting its ability to incur debt or requiring any approval or consent from or registration or filing with, any Governmental Authority in connection therewith.

Section 4.8 Taxes. The Borrower and its Restricted Subsidiaries have timely filed or caused to be filed all Federal income tax returns and all other material tax returns that are required to be filed by them, and have paid all taxes shown to be due and payable on such returns or on any assessments made against it or its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority, except where the same are currently being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as the case may be, has set aside on its books adequate reserves in accordance with GAAP. The charges, accruals and reserves on the books of the Borrower and its Restricted Subsidiaries in respect of such taxes are adequate, and no tax liabilities that could be materially in excess of the amount so provided are anticipated.

Section 4.9 Margin Regulations. None of the proceeds of any of the Loans or Letters of Credit will be used, directly or indirectly, for “purchasing” or “carrying” any “margin stock” within the respective meanings of each of such terms under Regulation U or for any purpose that violates the provisions of the Regulation T, U or X. Neither the Borrower nor its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying “margin stock.”

Section 4.10 ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans.

Section 4.11 Ownership of Property.

(a) Each of the Borrower and its Restricted Subsidiaries has good title to, or valid leasehold interests in, all of its real and personal property material to the operation of its business, including all such properties reflected in the most recent audited consolidated balance sheet of the Borrower referred to in Section 4.4 or purported to have been acquired by the Borrower or any Restricted Subsidiary after said date (except as sold or otherwise disposed of in the ordinary course of business or as otherwise permitted by the Loan Documents), in each case free and clear of Liens prohibited by this Agreement. All leases that individually or in the aggregate are material to the business or operations of the Borrower and its Restricted Subsidiaries are valid and subsisting and are in full force.

(b) Each of the Borrower and its Restricted Subsidiaries owns, or is licensed, or otherwise has the right, to use, all patents, trademarks, service marks, trade names, copyrights and other intellectual property material to its business, and the use thereof by the Borrower and its Restricted Subsidiaries does not, to the knowledge of the Responsible Officers of the Borrower in the case of any of the foregoing not owned by the Borrower or a Restricted Subsidiary, infringe on the rights of any other Person other than infringement which could not reasonably be expected to have a Material Adverse Effect.

(c) The properties of the Borrower and its Restricted Subsidiaries are insured as required by Section 5.8.

Section 4.12 Disclosure. The Borrower has disclosed to the Lenders all agreements, instruments, and corporate or other restrictions to which the Borrower or any of its Restricted Subsidiaries is subject, and all other matters known to any of them, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. Neither the Information Memorandum nor any of the reports (including without limitation all reports that the Borrower is required to file with the Securities and Exchange Commission), financial statements, certificates or other written information furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation or syndication of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by any other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, taken as a whole, in light of the circumstances under which they were made, not materially misleading; provided, that with respect to projected or pro forma financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed by the Borrower to be reasonable at the time.

Section 4.13 Labor Relations. There are no strikes, lockouts or other material labor disputes or grievances against the Borrower or any of its Restricted Subsidiaries, or, to the Borrower’s knowledge, threatened against or affecting the Borrower or any of its Restricted Subsidiaries, and no significant unfair labor practice, charges or grievances are pending against the Borrower or any of its Restricted Subsidiaries, or to the Borrower’s knowledge, threatened against any of them before any Governmental Authority. All payments due from the Borrower or any of its Restricted Subsidiaries pursuant to the provisions of any collective bargaining agreement have been paid or accrued as a liability on the books of the Borrower or any such Restricted Subsidiary, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 4.14 Subsidiaries. Schedule 4.14 sets forth the name of, the ownership interest of the Borrower in, the jurisdiction of incorporation or organization of, and the type of, each Subsidiary and identifies each Subsidiary that is a Restricted Subsidiary and each Subsidiary that is a Loan Party, in each case as of the Closing Date.

Section 4.15 Solvency. After giving effect to the execution and delivery of the Loan Documents, the making of the Loans under this Agreement, each Loan Party is Solvent.

Section 4.16 Subordination of Subordinated Debt. This Agreement, and all amendments, modifications, extensions, renewals, refinancings and refundings hereof, constitute the “Senior Credit Agreement” (or other comparable term) within the meaning of the Subordinated Debt Documents; this Agreement, together with each of the other Loan Documents and all amendments, modifications, extensions, renewals, refinancings and refundings hereof and thereof, constitute “Senior Loan Documents” (or other comparable term) within the meaning the Subordinated Debt Documents; and the Revolving Loans, the Term Loans, the Add-On Term Loans, the Incremental Term Loan A and all other Obligations of the Borrower to the Lenders and the Administrative Agent under this Agreement and all other Loan Documents, and all amendments, modifications, extensions, renewals, refundings or refinancings of any of the foregoing constitute “Senior Indebtedness” (or other comparable term) of the Borrower within the meaning of the Subordinated Debt Documents, and the holders thereof from time to time shall be entitled to all of the rights of a holder of “Senior Indebtedness” (or other comparable term) pursuant to the Subordinated Debt Documents.

Section 4.17 OFAC. No Loan Party (i) is a person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such person in any manner violative of Section 2, or (iii) is a person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.

Section 4.18 Patriot Act. Each Loan Party is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the Uniting And Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism (USA Patriot Act of 2001). No part of the proceeds of the Loans will be used by the Borrower or any of its Subsidiaries, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

ARTICLE V

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding:

Section 5.1 Financial Statements and Other Information. The Borrower will deliver to the Administrative Agent for delivery by the Administrative Agent to each Lender:

(a) as soon as available and in any event within 90 days (provided that in the event the Borrower has engaged an accounting firm other than CohnReznick, LLP, which accounting firm shall be of nationally recognized standing and reasonably acceptable to the Administrative Agent, such 90 day period shall be extended to 120 days for such Fiscal Year) after the end of each Fiscal Year of Borrower, (i) a copy of the annual audited report for such Fiscal Year for the Borrower and its Subsidiaries, containing a consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows (together with all footnotes thereto) of the Borrower and its Subsidiaries for such Fiscal Year and (ii) in the event the revenue of the Unrestricted Subsidiaries on a consolidated basis accounts for 20% or more of the total revenue of the Borrower and its Subsidiaries on a consolidated basis for such Fiscal Year, a copy of the annual audited report for such Fiscal Year for the Unrestricted Subsidiaries, containing a consolidated balance sheet of the Unrestricted Subsidiaries as of the end of such Fiscal Year and, to the extent available, the related consolidated statements of income, stockholders’ equity and cash flows (together with all footnotes thereto) of the Unrestricted Subsidiaries for such Fiscal Year, in each case setting forth in comparative form the figures for the previous Fiscal Year, to the extent available, and in each case in reasonable detail and reported on by CohnReznick, LLP or other independent public accountants of nationally recognized standing (without a “going concern” or like qualification, exception or explanation and without any qualification or exception as to scope of such audit) to the effect that such financial statements present fairly in all material respects the financial condition and the results of operations of the Borrower and its Subsidiaries or the Unrestricted Subsidiaries, as the case may be, for such Fiscal Year on a consolidated basis in accordance with GAAP and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards;

(b) as soon as available and in any event within 60 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, (i) an unaudited consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as of the end of such Fiscal Quarter and the related unaudited consolidated and consolidating statements of income and cash flows of the Borrower and its Subsidiaries for such Fiscal Quarter and the then elapsed portion of such Fiscal Year, setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of Borrower’s previous Fiscal Year and (ii) an unaudited consolidated and consolidating balance sheet of the Borrower and its Restricted Subsidiaries as of the end of such Fiscal Quarter and the related unaudited consolidated and consolidating statements of income and cash flows of the Borrower and its Restricted Subsidiaries for such Fiscal Quarter and the then elapsed portion of such Fiscal Year, setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of Borrower’s previous Fiscal Year;

(c) concurrently with the delivery of the financial statements referred to in clauses (a) and (b) above, a Compliance Certificate (i) certifying as to whether there exists a Default or Event of Default on the date of such certificate, and if a Default or an Event of Default then exists, specifying the details thereof and the action which the Borrower has taken or proposes to take with respect thereto, (ii) setting forth in reasonable detail calculations demonstrating compliance with the financial covenants set forth in Article VI, (iii) specifying any change in the identity of the Subsidiaries as of the end of such fiscal Year or Fiscal Quarter from the Subsidiaries identified to the Lenders on the Closing Date or as of the most recent Fiscal Year or Fiscal Quarter, as the case may be, including any change with respect to the designation of any Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary and (iv) identifying any change in GAAP or the application thereof that has occurred since the Closing Date which has had an effect on the financial statements accompanying such Compliance Certificate;

(d) [reserved];

(e) as soon as available and in any event within 45 days after the end of the calendar year, a pro forma budget for the succeeding Fiscal Year, containing an income statement, balance sheet and statement of cash flow;

(f) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all functions of said Commission, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be; and

(g) promptly following any request therefor, such other information regarding the results of operations, business affairs and financial condition of the Borrower or any Subsidiary as the Administrative Agent (or any Lender through the Administrative Agent) may reasonably request.

Section 5.2 Notices of Material Events. The Borrower will furnish to the Administrative Agent for delivery by the Administrative Agent to each Lender written notice of the following (i) with respect to clause (a) promptly upon the occurrence thereof and (ii) with respect to each other clause, promptly upon a Responsible Officer of the Borrower obtaining actual knowledge thereof:

(a) the occurrence of any Default or Event of Default;

(b) the filing or commencement of, or any material development in, any action, suit or proceeding by or before any arbitrator or Governmental Authority against or, to the knowledge of the Borrower, affecting the Borrower or any Subsidiary which could reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any event or any other development by which the Borrower or any of its Subsidiaries (i) fails to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) becomes subject to any Environmental Liability, (iii) receives notice of any claim with respect to any

Environmental Liability, or (iv) becomes aware of any basis for any Environmental Liability and in each of the preceding clauses, which individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;

(d) the occurrence of any ERISA Event that alone, or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Restricted Subsidiaries in an aggregate amount exceeding $5,000,000;

(e) the occurrence of any default or event of default, or the receipt by Borrower or any of its Subsidiaries of any written notice of an alleged default or event of default, with respect to any Material Indebtedness of the Borrower or any of its Subsidiaries;

(f) the occurrence of any breach or default that remains uncured after giving effect to any applicable cure periods set forth in the BIN Sponsorship Agreement or of any termination event (including pursuant to Article VIII of the BIN Sponsorship Agreement) with respect to the Permitted BIN Arrangement;

(g) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section 5.2 shall be accompanied by a written statement of a Responsible Officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.3 Existence; Conduct of Business. The Borrower will, and will cause each of its Restricted Subsidiaries to, do or cause to be done all things necessary to preserve, renew and maintain in full force and effect its legal existence and its respective rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business; provided, that nothing in this Section 5.3 shall prohibit any merger, consolidation, liquidation or dissolution permitted under Section 7.3 or Disposition permitted under Section 7.6.

Section 5.4 Compliance with Laws, Etc. The Borrower will, and will cause each of its Restricted Subsidiaries to, comply with all laws, rules, regulations and requirements of any Governmental Authority applicable to its business and properties, including without limitation, all Environmental Laws, ERISA and OSHA, except where the failure to do so, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 5.5 Payment of Obligations. The Borrower will, and will cause each of its Restricted Subsidiaries to, pay and discharge at or before maturity, all of its obligations and liabilities in respect of taxes, assessments and other governmental charges, levies and all other claims that could result in a statutory Lien before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

Section 5.6 Books and Records. The Borrower will, and will cause each of its Restricted Subsidiaries to, keep proper books of record and account in which full, true and correct entries, in all material respects, shall be made of all material dealings and transactions in relation to its business and activities to the extent necessary to prepare the consolidated financial statements of Borrower in conformity with GAAP.

Section 5.7 Visitation, Inspection, Etc. The Borrower will, and will cause each of its Restricted Subsidiaries to, permit any representative of the Administrative Agent or any Lender, to visit and inspect its properties, to examine its books and records and to make copies and take extracts therefrom, and to discuss its affairs, finances and accounts with any of its officers and with its independent certified public accountants (subject to such accountant’s customary policies and procedures), all at such reasonable times and as often as the Administrative Agent or any Lender may reasonably request after reasonable prior notice to the Borrower; provided, however, other than any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent on behalf of the Lenders may exercise rights of the Administrative Agent and the Lenders under this Section 5.7 and, absent the existence of an Event of Default, the Administrative Agent shall not exercise such rights more often than one (1) time during any calendar year which shall not be at the Borrower’s expense; provided, further, however, that when an Event of Default exists, the Administrative Agent or any Lender (or any of their respective representatives) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice. The Administrative Agent and the Lenders shall give the Borrower the opportunity to participate in any discussions with the Borrower’s independent public accountants. Notwithstanding anything to the contrary in this Section 5.7, none of the Borrower or any of the Restricted Subsidiaries will be required to disclose, permit the inspection, examination or making copies or extracts of, or discussion of, any document, information or other matter that (a) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives) is prohibited by Law or any bona fide arm’s length third party contract, so long as such contract was not entered into solely for the purposes of circumventing such disclosure or (b) is subject to attorney-client or similar privilege or constitutes attorney work product.

Section 5.8 Maintenance of Properties; Insurance. The Borrower will, and will cause each of its Restricted Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, (b) maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business, and the properties and business of its Restricted Subsidiaries, against loss or damage of the kinds customarily insured against by companies in the same or similar businesses operating in the same or similar locations, and (c) at all times shall name Administrative Agent as additional insured on all liability policies and lenders loss payee on all property or casualty policies of the Borrower and its Restricted Subsidiaries.

Section 5.9 Use of Proceeds and Letters of Credit. The Borrower will use the proceeds of (a) all Revolving Loans, Term Loans, Add-On Term Loans and Incremental Loans to refinance certain existing Indebtedness on the Closing Date, finance working capital needs, Investments permitted pursuant to Section 7.4, Capital Expenditures and for other general corporate purposes of the Borrower and its Subsidiaries and (b) the Incremental Term Loan A to finance the Banamex Acquisition. None of the proceeds of any Loan or Letter of Credit will be used, directly or indirectly, for “purchasing” or “carrying” any “margin stock” within the respective meanings of each of such terms under Regulation U or for any purpose that violates the provisions of Regulation T, U or X. All Letters of Credit will be used for general corporate purposes.

Section 5.10 Permitted BIN Arrangement. The Permitted BIN Arrangement shall be in effect at all times during the term of this Agreement.

Section 5.11 Further Assurances.

(a) Additional Loan Parties. If for purposes of complying with the terms of Section 6.4 hereof or otherwise, the Borrower notifies the Administrative Agent and the Lenders that it intends to cause a non-Loan Party Subsidiary to become a Loan Party, such Subsidiary shall become a Loan Party by executing and delivering to the Administrative Agent a joinder to this Agreement and each Collateral Document, such joinder to be in form and substance reasonably satisfactory to the Administrative Agent, accompanied by (i) all other Loan Documents related thereto and in connection therewith, (ii) certified copies of certificates or articles of incorporation or organization, by-laws, membership operating agreements, and other organizational documents, appropriate authorizing resolutions of the board of directors of such Subsidiary, and opinions of counsel comparable to those delivered pursuant to Section 3.1(c), and (iii) such other documents as the Administrative Agent may reasonably request.

(b) Personal Property. The Borrower and each other Loan Party shall cause the personal property (other than (x) Capital Stock, of any Subsidiary, the pledging of which shall be governed by clause (c) below and (y) Excluded Property) of such Loan Party to be subject at all times to first priority, perfected security interests in favor of the Administrative Agent, for the benefit of the holders of the Obligations, subject to the limitations and exceptions contained in any applicable Collateral Document.

(c) Capital Stock. The Borrower and each other Loan Party shall cause (i) 100% of the issued and outstanding Capital Stock of each Domestic Subsidiary issued to the Borrower or any other Loan Party and (ii) 65% (or such greater percentage that, due to a Change in Law after the date hereof, (A) could not reasonably be expected to cause the undistributed earnings of such Foreign Subsidiary as determined for United States federal income tax purposes to be treated as a deemed dividend to such Foreign Subsidiary’s United States parent and (B) could not reasonably be expected to cause any adverse tax consequences) of the issued and outstanding Capital Stock entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and 100% of the issued and outstanding Capital Stock not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) in each first-tier Foreign Subsidiary owned by the Borrower or any other Loan Party to be subject at all times to first priority, perfected security interests in favor of the Administrative Agent, for the benefit of the holders of the Obligations, subject to the limitations and exceptions contained in any applicable Collateral Document. Notwithstanding anything in any Loan Document to the contrary, neither the Borrower nor any of its Subsidiaries shall be required to take any actions under the Laws of any jurisdiction outside of the United States in order to create or perfect any Lien granted under any Collateral Document.

Section 5.12 Post-Closing.

(a) not later than five (5) Business Days after the Closing Date (or such later date as agreed to by the Administrative Agent), the Loan Parties shall deliver all certificates evidencing any certificated Capital Stock pledged to the Administrative Agent pursuant to, and as identified in, the Security Agreement, together with duly executed in blank, undated stock powers attached thereto;

(b) not later than ten (10) Business Days after the Closing Date (or such later date as agreed to by the Administrative Agent), the Loan Parties shall deliver all notes or other instruments that evidence intercompany debt pledged to the Administrative Agent pursuant to, and as identified in, the Security Agreement, together with duly executed customary allonges attached thereto;

(c) not later than thirty (30) days after the Closing Date (or such later date as agreed to by the Administrative Agent), the Loan Parties shall deliver all notes or other instruments not delivered pursuant to clause (b) above as required pursuant to the Security Agreement, together with duly executed customary allonges attached thereto;

(d) not later than ten (10) Business Days after the Closing Date (or such later date as agreed to by the Administrative Agent), the Loan Parties shall deliver an estoppel letter, consent and waiver from the landlord of that real property located at 515 Broadhollow Road, Melville, New York 11747, in the form previously agreed to between the Administrative Agent, the Borrower and the landlord;

(e) not later than sixty (60) days after the Closing Date (or such later date as agreed to by the Administrative Agent), the Loan Parties shall (i) deliver to the Administrative Agent fully executed customary deposit account control agreements in favor of the Administrative Agent with respect to each deposit account held at a depositary bank other than SunTrust Bank which is required pursuant to the terms of the Loan Documents to be subject to such deposit account control agreements or (ii) in the case of any such deposit account for which such a control agreement has not been delivered by such date, close such account;

(f) not later than the date that the Borrower’s or one of its Subsidiaries’ purchase of the remaining Capital Stock of Power Pay, Inc. is consummated (as permitted by Section 7.4(f)), the Loan Parties shall deliver evidence to the Administrative Agent that the Promissory Note dated October 1, 2005 executed by PowerPay, LLC in favor of Stephen P. Goodrich has been (i) paid in full and terminated or (ii) subordinated to the Obligations on terms reasonably satisfactory to the Administrative Agent;

(g) not later than thirty (30) days after the Closing Date (or such later date as agreed to by the Administrative Agent), the Loan Parties shall deliver evidence to the Administrative Agent that the Unsecured Subordinated Promissory Note dated May 27, 2011 executed by Commerce Payment Group LLC in favor of Karen Davidson has been (i) paid in full and terminated or (ii) subordinated to the Obligations on terms reasonably satisfactory to the Administrative Agent;

(h) not later than ninety (90) days after the Closing Date, the Loan Parties shall deliver evidence to the Administrative Agent that the Excluded Merchant Reserve and Settlement Accounts held at HSBC Bank, USA, N.A., as set forth on Schedule 1.1, have been closed; and

(i) not later than ninety (90) days after the Closing Date, the Loan Parties shall deliver evidence to the Administrative Agent that the Indebtedness of EVO Merchant Services, LLC pursuant to an Automated Clearing House / Overdraft Protection Arrangement with HSBC Bank USA, National Association, as further described on Schedule 7.1, shall have been paid in full and terminated, the HSBC Cash Collateral Pledge Agreement, as further described on Schedule 7.2, shall have been terminated and released, and the HSBC Cash Collateral shall have been released and returned to the Loan Parties.

ARTICLE VI

FINANCIAL COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Loan Parties shall not and shall cause each Restricted Subsidiary not to:

Section 6.1 Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio, as of the end of any Fiscal Quarter, ending from and after the First Amendment Effective Date, to be greater than the ratio corresponding to such fiscal quarter as set forth in the following table:

Fiscal Year	March 31	June 30	September 30	December 31
2013	N/A	4.50:1.0	4.50:1.0	4.50:1.0
2014	4.50:1.0	5.00:1.0	4.75:1.0	4.25:1.0
2015	4.25:1.0	4.75:1.0	4.75:1.0	4.75:1.0
2016	4.75:1.0	4.50:1.0	4.50:1.0	4.50:1.0
Thereafter	4.25:1.0	N/A	N/A	N/A

Section 6.2 [Reserved]

Section 6.3 Consolidated Fixed Charge Coverage Ratio. Permit the Consolidated Fixed Charge Coverage Ratio, as of the end of any Fiscal Quarter, to be less than 1.25:1.0.

Section 6.4 Consolidated Loan Party EBITDA. Permit the Consolidated Loan Party EBITDA to be less than $50,000,000.

Section 6.5 Right to Cure. Notwithstanding anything to the contrary contained in Section 6.1, in the event that any Loan Party would otherwise be in default of the financial covenant set forth in Section 6.1 for any period, on or before the tenth Business Day subsequent to the due date for delivery of the financial statements for such period pursuant to Section 5.1(b) or, with respect to the fourth Fiscal Quarter of a Fiscal Year of the Borrower, Section 5.1(a) (the “Cure Deadline”), the Borrower shall have the right to issue common or, on terms reasonably satisfactory to the Administrative Agent, preferred Capital Stock, for cash in an aggregate amount equal to the amount necessary to cure the relevant failure to comply with all the applicable financial covenant contained in Section 6.1 (collectively, the “Cure Right”), and upon the receipt by the Borrower of such cash on or before the Cure Deadline (the “Cure Amount”), such financial covenants shall be recalculated giving effect to the following: (i) Consolidated EBITDA for the Fiscal Quarter ending at the end of such period shall be increased by the Cure Amount, and such increase shall be effective for all periods that include such Fiscal Quarter and (ii) if, after giving effect to the foregoing recalculations, the Loan Parties shall then be in compliance with the requirements of the financial covenant set forth in Section 6.1, the Loan Parties shall be deemed to have satisfied the requirements thereof as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default thereof which had occurred shall be deemed cured as of such date for all purposes of this Agreement; provided, that:

(i) the Cure Amount proceeds shall be used to repay the Obligations pursuant to Section 2.12(b); provided, however such Obligations shall not be deemed to have been repaid for purposes of calculating the Consolidated Leverage Ratio for the period with respect to which such Compliance Certificate applies or any future Compliance Certificate including such period applies;

(ii) (A) in each four fiscal quarter period, there shall be a period of at least two (2) fiscal quarters in respect of which no Cure Right is exercised, (B) the Cure Amount for any applicable period shall be no greater than the aggregate amount necessary to cure all Events of Default arising in respect of Section 6.1 for such applicable period, (C) there shall be no more than two (2) Cure Rights exercised during any period of four (4) consecutive Fiscal Quarters and (D) there shall be no more than four (4) Cure Rights exercised during the term of this Agreement;

(iii) the Cure Amount shall be disregarded for all calculations under this Agreement other than compliance with Section 6.1, as applicable, and shall be disregarded for purposes of determining compliance with Section 6.1 on a Pro Forma Basis for purposes of Article VII; and

(iv) upon receipt by the Administrative Agent of written notice from the Borrower prior to the Cure Deadline with respect to any fiscal period, that the Borrower intends to exercise its Cure Right pursuant to this Section 6.5 for such fiscal period, the Lenders shall not be permitted to accelerate the Loans held by them and the Administrative Agent and/or the Lenders shall not be permitted to exercise remedies against the Collateral, in each case to the extent such acceleration or such exercise of remedies is based solely on a failure to comply with the requirements of Section 6.1 for such fiscal period, unless and until such Cure Deadline shall have passed without the Borrower exercising its Cure Right for such fiscal period prior to such Cure Deadline and otherwise in accordance with this Section 6.5; provided, that, for the avoidance of doubt, this Section 6.5(iv) shall not apply at such time as the Borrower has used all of its Cure Rights (x) for the applicable four Fiscal Quarter period and/or (y) for the term of this Agreement.

ARTICLE VII

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding:

Section 7.1 Indebtedness and Preferred Equity. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness created pursuant to the Loan Documents;

(b) Indebtedness of the Borrower and its Restricted Subsidiaries existing on the date hereof and set forth on Schedule 7.1 and Permitted Refinancings of such Indebtedness;

(c) Indebtedness of the Borrower or any Restricted Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations, and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof; provided, that such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvements and Permitted Refinancings of any such Indebtedness; provided further, that the aggregate principal amount of such Indebtedness does not exceed $7,500,000 at any time outstanding;

(d) Indebtedness (including Guarantees, and other than Indebtedness permitted pursuant to clause (b) of this Section 7.1) of the Borrower owing to any Restricted Subsidiary and of any Restricted Subsidiary owing to the Borrower or any other Restricted Subsidiary, so long as such Indebtedness is unsecured and expressly subordinated to the Obligations on terms satisfactory to the Administrative Agent and the Required Lenders in their sole discretion (which, with respect to Indebtedness owing to a Loan Party, such terms shall not prohibit the repayment of such Indebtedness during the existence of an Event of Default absent receipt of written notice from the Administrative Agent to cease making such payments);

(e) So long as no Default or Event of Default has occurred and is continuing or would result from the incurrence thereof and the Borrower and the Restricted Subsidiaries demonstrate compliance with the financial covenants set forth in Article VI calculated on a pro forma basis after giving effect to the incurrence thereof, Permitted Subordinated Debt;

(f) Hedging Obligations permitted by Section 7.10;

(g) To the extent constituting Indebtedness, obligations in respect of Permitted Earnouts;

(h) Guarantees by the Borrower and the Restricted Subsidiaries in respect of Indebtedness of the Borrower or any of the Restricted Subsidiaries otherwise permitted hereunder (except that a Restricted Subsidiary that is not a Loan Party may not, by virtue of this subsection, Guarantee Indebtedness that such Restricted Subsidiary could not otherwise incur under this Section 7.1);

(i) Indebtedness attributable to (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(j) to the extent constituting Indebtedness, (i) indemnification obligations and obligations in respect of purchase price or other similar adjustments incurred by the Borrower or any of the Restricted Subsidiaries in a permitted acquisition, any other Investment or Disposition permitted hereunder and (ii) other indemnification obligations incurred in the ordinary course of business;

(k) to the extent constituting Indebtedness, obligations in respect of arrangements of any of the types described in clause (a) or (b) of the definition of the term “Bank Products” whether or not provided by a Bank Product Provider to the extent permitted hereunder;

(l) obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by the Borrower or any of the Restricted Subsidiaries or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business or consistent with past practice;

(m) Excluded Repurchase Obligations;

(n) to the extent constituting Indebtedness, obligations in respect of deferred compensation (i) put in place in connection with the MDP Equity Investment and (ii) other deferred compensation in an amount not to exceed $5,000,000 at any time outstanding;

(o) Indebtedness (i) of any Person that becomes a Restricted Subsidiary after the date hereof, which Indebtedness is existing at the time such Person becomes a Restricted Subsidiary, is not incurred in contemplation of such Person becoming a Restricted Subsidiary, is non-recourse to the Borrower and any other Restricted Subsidiary (other than any Subsidiary of such Person that is a Subsidiary on the date such Person becomes a Restricted Subsidiary) and is either (x) unsecured or (y) secured only by the assets of such Restricted Subsidiary by Liens permitted under Section 7.2(p) and any Permitted Refinancing thereof and (ii) of any Restricted Subsidiary incurred or assumed in connection with any permitted acquisition or other Investment that is secured only by Liens permitted under Section 7.2(p) and any Permitted Refinancing thereof, so long as the principal amount of all such Indebtedness does not exceed $5,000,000 in the aggregate at any time outstanding;

(p) without duplication of any other clauses in this Section, additional Indebtedness that does not exceed $10,000,000 in the aggregate at any time outstanding; and

(q) Permitted Intercompany Subordinated Debt.

Other than an Excluded Repurchase Obligation, Borrower will not, and will not permit any Restricted Subsidiary to, issue any preferred stock or other preferred equity interests that (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise (except to the extent redeemable for common equity of the applicable issuer), (ii) is or may become redeemable or repurchaseable by Borrower or such Subsidiary at the option of the holder thereof, in whole or in part (except to the extent redeemable for common equity of the applicable issuer) or (iii) is convertible or exchangeable at the option of the holder thereof for Indebtedness or preferred stock or any other preferred equity interests described in this paragraph, on or prior to, in the case of clause (i), (ii) or (iii), the first anniversary of the Revolving Commitment Termination Date.

Section 7.2 Negative Pledge. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or suffer to exist any Lien on any of its assets or property now owned or hereafter acquired or, except:

(a) Liens created pursuant to any Loan Document and other Liens securing the Obligations, provided, however, that no Liens may secure Hedging Obligations without securing all other Obligations on a basis at least pari passu with such Hedging Obligations and subject to the priority of payments set forth in Section 2.21;

(b) Permitted Encumbrances;

(c) any Liens on any property or asset of the Borrower or any Restricted Subsidiary existing on the Closing Date set forth on Schedule 7.2; provided, that such Lien shall not apply to any other property or asset of the Borrower or any Restricted Subsidiary;

(d) Liens securing Indebtedness permitted by Section 7.1(c); provided, that (i) such Lien attaches to the assets being acquired, constructed or improved concurrently or within 90 days after the acquisition, improvement or completion of the construction; (ii) such Lien does not extend to any other asset (except for additions and accessions to such assets and products and proceeds thereof); and (iii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such assets;

(e) Liens on the Excluded Merchant Reserve and Settlement Accounts;

(f) leases, licenses, subleases or sublicenses granted to others in the ordinary course of business which do not interfere in any material respect with the business of the Borrower and its Subsidiaries, taken as a whole;

(g) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(h) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Borrower or any of the Restricted Subsidiaries in the ordinary course of business;

(i) deposits of cash with the owner or lessor of premises leased and operated by the Borrower or any of its Subsidiaries in the ordinary course of business to secure the performance of the Borrower’s or such Subsidiary’s obligations under the terms of the lease for such premises;

(j) Liens that are contractual rights of setoff relating to the establishment of depository relations with banks or other deposit-taking financial institutions in the ordinary course of business; and

(k) without duplication of, or aggregation with, any other Lien permitted under any other clause of this Section 7.2, other Liens (not covering Collateral) securing Indebtedness outstanding in an aggregate principal amount not to exceed $1,500,000 at any time outstanding determined as of the date of incurrence;

(l) Liens solely on any cash earnest money deposits made by the Borrower or any of the Restricted Subsidiaries in connection with any letter of intent or purchase agreement in connection with any acquisition permitted hereunder, to be applied against the purchase price of such property;

(m) any interest or title of a lessor, sublessor, licensor or sublicensor or secured by a lessor’s, sublessor’s, licensor’s or sublicensor’s interest under leases (other than leases giving rise to Capitalized Lease Obligations) or licenses entered into by the Borrower or any of the Restricted Subsidiaries in the ordinary course of business;

(n) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on the items in the course of collection and (ii) in favor of a banking or other financial institution arising as a matter of law encumbering deposits or other funds maintained with a financial institution (including the right of set off) and that are within the general parameters customary in the banking industry;

(o) Liens on the assets of Restricted Subsidiaries securing intercompany Indebtedness incurred after the Closing Date owed to the Borrower or other Restricted Subsidiaries in an aggregate amount not to exceed $5,000,000; and

(p) Liens existing on the property of any Person at the time such Person becomes a Restricted Subsidiary pursuant to an acquisition permitted hereunder (other than by designation as a Restricted Subsidiary pursuant to the definition of the term “Unrestricted Subsidiary”) after the date hereof (other than Liens on the Capital Stock of any Person that becomes a Restricted Subsidiary which Capital Stock is directly owned by a Loan Party) so long as (i) such Lien does not extend to or cover any other assets or property (other than the proceeds or products thereof and other than after-acquired property of such acquired Restricted Subsidiary), (ii) such Lien is not created in connection with, or in contemplation or anticipation of, such permitted acquisition and (iii) the Indebtedness secured thereby is permitted under Section 7.1(o);

(q) extensions, renewals, or replacements of any Lien referred to in this Section 7.2; provided, that the principal amount of the Indebtedness secured thereby is not increased and that any such extension, renewal or replacement is limited to the assets originally encumbered thereby; and

(r) Settlement Liens.

Section 7.3 Fundamental Changes.

(a) The Borrower will not, and will not permit any Restricted Subsidiary to, merge into or consolidate into any other Person, or permit any other Person to merge into or consolidate with it, or sell, lease, transfer or otherwise dispose of (in a single transaction or a series of transactions) all or substantially all of its assets (in each ease, whether now owned or hereafter acquired) or all or substantially all of the Capital Stock of any of its Subsidiaries (in each case, whether now owned or hereafter acquired) or liquidate or dissolve; provided, that if at the time thereof and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom (i) the Borrower or any Restricted Subsidiary may merge with a Person if the surviving Person is (x) the Borrower or (y) if the Borrower is not a party to such merger, is (or will become simultaneously with such merger) a Restricted Subsidiary, (ii) any Restricted Subsidiary may merge into another Restricted Subsidiary; provided, that if any party to such merger is a Loan Party, the surviving Person shall be (or shall become simultaneously with such merger) a Loan Party, (iii) any Restricted Subsidiary may sell, transfer, lease or otherwise Dispose of all or substantially all of its assets to the Borrower or to another Restricted Subsidiary; provided that if the Restricted Subsidiary Disposing of such assets is a Loan Party, then either (x) the Restricted Subsidiary to which such assets are transferred shall be (or shall become simultaneously with such transfer) a Loan Party or (y) the Investment resulting from such Disposition is permitted under Section 7.6, (iv) any Restricted Subsidiary (other than a Loan Party) may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and, in the case of a Restricted Subsidiary that is a Loan Party, is not materially disadvantageous to the Lenders, (v) the Capital Stock of a Restricted Subsidiary may be sold so long as such sale is permitted under clause (b) of Section 7.6 and (vi) EVO Payment Systems, LLC (x) may sell its sole asset, which is the Capital Stock in EVO Payments International Corp. – Canada to EVO Merchant Services UK 1 Ltd., a wholly-owned, indirect Subsidiary of the Borrower and (y) following such sale, may dissolve.

(b) The Borrower will not, and will not permit any of its Restricted Subsidiaries to, engage primarily in any business other than businesses of the type conducted by the Borrower and its Subsidiaries on the date hereof and businesses reasonably related thereto.

Section 7.4 Investments, Loans, Etc. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly-owned Subsidiary prior to such merger), any Capital Stock, evidence of Indebtedness or other securities (including any option, warrant, or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person that constitute a business unit, or create or form any Restricted Subsidiary (all of the foregoing being collectively called “Investments”), except:

(a) Investments (other than Permitted Investments) existing on the First Amendment Effective Date and set forth on Schedule 7.4 (including Investments in Restricted Subsidiaries);

(b) cash and Permitted Investments;

(c) Guarantees by Borrower and its Restricted Subsidiaries constituting Indebtedness permitted by Section 7.1;

(d) Investments made by the Borrower in or to any Restricted Subsidiary and by any Restricted Subsidiary to the Borrower or in or to another Restricted Subsidiary, including, without limitation, Investments resulting in a Person becoming a Restricted Subsidiary;

(e) so long as (x) no Default or Event of Default has occurred and is continuing or would result therefrom and (y) the Borrower and the Restricted Subsidiaries demonstrate compliance with the financial covenants set forth in Article VI calculated on a Pro Forma Basis after giving effect thereto, (i) Investments by the Borrower or any Restricted Subsidiary in or to, and Guarantees by the Borrower or any Restricted Subsidiary of Indebtedness of, any Subsidiary that is not (or will not become simultaneously with such Investment) a Restricted Subsidiary (excluding all such Investments and Guarantees existing on the Closing Date) and (ii) Investments in or to entities that are not Subsidiaries, including independent sales organizations and other strategic partners (excluding all such Investments existing on the Closing Date), in the case of clauses (i) and (ii), in an aggregate amount during the term of this Agreement not to exceed the sum of (A) $25,000,000 plus (B) Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the twelve month period ending as of the most recently completed Fiscal Quarter for with financial statements and the related Compliance Certificate were delivered in accordance with Section 5.1(a) or (b), as applicable; (the “Investment Basket”); provided, that, as of any date of determination, if the aggregate amount of Investments made pursuant to this clause (e) exceeds the Investment Basket solely as a result of a decline in Consolidated EBITDA calculated as of such date of determination, such excess shall not in and of itself result in an Event of Default;

(f) so long as (x) no Default or Event of Default has occurred and is continuing or would result therefrom and (y) the Borrower and the Restricted Subsidiaries demonstrate compliance with the financial covenants set forth in Article VI calculated on a Pro Forma Basis after giving effect thereto, the Borrower’s or one of its Subsidiaries’ purchase (either in cash, through the incurrence of Indebtedness otherwise permitted hereunder, or a combination thereof) of the remaining Capital Stock of PowerPay, Inc.;

(g) loans or advances made after the Closing Date to employees, officers or directors of the Borrower or any Restricted Subsidiary in the ordinary course of business; provided, however, that the aggregate amount of all such loans and advances does not exceed $3,000,000 at any time;

(h) Hedging Transactions permitted by Section 7.10;

(i) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business;

(j) Investments (including debt obligations and Capital Stock) received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, or other disputes with, customers and suppliers arising in the ordinary course of business or upon the foreclosure with respect to any secured Investment;

(k) Investments in the ordinary course of business consisting of endorsements for collection or deposit under Article 3 of the Uniform Commercial Code;

(l) a loan to Blueapple Inc, to be used for the payment of certain payroll taxes resulting from the MDP Equity Investment so long as such loan (i) does not exceed an aggregate principal amount of $10,000,000 and (ii) has a term of no more than six (6) months; and

(m) without duplication of any other clauses in this Section, other Investments that do not exceed $4,000,000 in the aggregate at any time outstanding, determined as of the date of such Investment.

Section 7.5 Restricted Payments. The Borrower will not, and will not permit its Restricted Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except for

(a) dividends payable by the Borrower or a Restricted Subsidiary with respect to any of its Capital Stock payable solely in shares of the same class as such Capital Stock or in any class of its common equity;

(b) Restricted Payments made by any Restricted Subsidiary to (i) the Borrower or to another Restricted Subsidiary or (ii) any other shareholder of a Restricted Subsidiary, in each case, if such Restricted Subsidiary is not wholly owned by the Borrower and other wholly owned Restricted Subsidiaries (x) on at least a pro rata basis with any other shareholders, (y) in accordance with the agreements described on Schedule 7.5 or (z) on a non-rata basis consistent with past practices;

(c) Permitted Tax Distributions made by the Borrower;

(d) so long as no Default of Event of Default has occurred and is continuing or would result therefrom, distributions to a minority shareholder of a Restricted Subsidiary up to the distributable earnings of such Restricted Subsidiary related to the equity ownership of such minority shareholder;

(e) so long as (x) no Default or Event of Default has occurred and is continuing or would result therefrom at the time such dividend or distribution is paid or redemption is made, and (y) the Borrower and the Restricted Subsidiaries demonstrate compliance with the financial covenants set forth in Article VI calculated on a Pro Forma Basis after giving effect thereto, (i) distributions made in connection with the Permitted Earnouts, (ii) on or within 180 days of the First Amendment Effective Date, a one-time distribution paid to Ray Sidhom resulting from the MDP Equity Investment in an aggregate amount not to exceed $10,000,000 and (iii) other cash dividends and distributions paid on the common equity of the Borrower; provided that any such Restricted Payment made pursuant to this clause (e) (iii) shall not exceed the Available Distribution Amount as calculated at the time of such Restricted Payment;

(f) in addition to the foregoing Restricted Payments and so long as no Default shall have occurred and be continuing or would result therefrom, the Borrower may make additional Restricted Payments in an aggregate amount not to exceed $100,000 during any Fiscal Year;

(g) Restricted Payments made by the Borrower, directly or indirectly, to or for the benefit of Madison Dearborn Partners and its Fund Affiliates in connection with the MDP Equity Investment in an aggregate amount not to exceed $13,000,000;

(h) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, Restricted Payments made for the purposes of redeeming Capital Stock (i) held by former officers, directors and employees (or any spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees of any of the foregoing) related to Investco’s profits interest plan and (ii) in satisfaction of the put option of Jeffrey Rosenblatt set forth in Section 3 of the Unit Purchase Agreement between Jeffrey Rosenblatt and Investco dated as of December 28, 2012 in an amount not to exceed $10,000,000 over the term of the Agreement, and in an aggregate amount for clauses (i) and (ii) not to exceed $5,000,000 during any twelve month period;

(i) Distributions made to Investco for payment of (i) overhead and third party expenses and (ii) franchise and similar taxes, in an aggregate amount not to exceed $1,500,000 during any twelve month period;

(j) Distribution of the Capital Stock of LeaseSource, LLC by the Borrower to Investco; and

(k) so long as (i) no Default or Event of Default has occurred and is continuing or would result therefrom at the time such dividend or distribution is paid or redemption is made, (ii) the Borrower and the Restricted Subsidiaries demonstrate compliance with the financial covenants set forth in Section 6.3 and 6.4 calculated on a Pro Forma Basis after giving effect thereto, and (iii) the Consolidated Leverage Ratio shall be less than 3.75:1.00, other Restricted Payments not otherwise permitted to be made pursuant to this Section 7.5.

Section 7.6 Dispositions. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, Dispose of any of its assets, business or property, whether now owned or hereafter acquired, or, in the case of any Restricted Subsidiary, issue or sell any shares of such Subsidiary’s Capital Stock to any Person other than the Borrower or another Restricted Subsidiary (or to qualify directors if required by applicable Law), except:

(a) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, EVO Merchant Services, LLC may sell its ownership interest in (x) Federated Payment Systems, LLC and (y) US Merchant Systems, LLC;

(b) so long as (x) no Default or Event of Default has occurred and is continuing at the time such sale is made, or would result therefrom and (y) the Borrower and the Restricted Subsidiaries demonstrate compliance with the financial covenants set forth in Article VI calculated on a pro forma basis after giving effect thereto, the sale or other Disposition of such assets (which sale or other Disposition shall be for cash and for fair market value) in an aggregate amount not to exceed (A) $10,000,000 in any Fiscal Year and (B) $45,000,000 over the term of the Agreement; provided that for purposes of this clause (b) only, any liabilities of the Borrower or a Restricted Subsidiary that arc assumed by the transferee with respect to the applicable Disposition and for which the Borrower and all of the Restricted Subsidiaries shall have been validly released, shall be deemed to be cash;

(c) Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property;

(d) Dispositions (i) permitted by Section 7.3 or (ii) made to effect an Investment permitted under Section 7.4 or a Restricted Payment permitted under Section 7.5;

(e) Dispositions by the Borrower and its Restricted Subsidiaries of property pursuant to any Sale and Leaseback Transaction permitted under Section 7.9;

(f) licensing or sublicensing of IP Rights in the ordinary course of business on customary terms;

(g) Dispositions of Investments (including Capital Stock) in joint ventures that are not Loan Parties to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(h) the Disposition, within one (1) year of such acquisition, of assets acquired pursuant to a permitted acquisition which assets are not used or useful to the core or principal business of the Borrower and its Restricted Subsidiaries; and

(i) Dispositions of Capital Stock in Unrestricted Subsidiaries.

Section 7.7 Transactions with Affiliates. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) at prices and on terms and conditions not less favorable, when considered on the whole, to the Borrower or such Restricted Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Borrower and any Restricted Subsidiary not involving any other Affiliates; (c) any Restricted Payment permitted by Section 7.5; (d) the Borrower and its Restricted Subsidiaries may enter into customary employment and severance arrangements with officers and employees and transactions pursuant to customary stock option plans and employee benefit plans and arrangements, and (e) transactions in existence on the Closing Date and set forth on Schedule 7.7.

Section 7.8 Restrictive Agreements. The Borrower will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Restricted Subsidiary to create, incur or permit any Lien upon any of its assets or properties, whether now owned or hereafter acquired, (b) the ability of any Restricted Subsidiary to pay dividends or other distributions with respect to its Capital Stock or to make or repay loans or advances to the Borrower or any other Restricted Subsidiary, (c) the ability of any Restricted Subsidiary to transfer any of its property or assets to the Borrower or any other Restricted Subsidiary or (d) the ability of the Borrower or any Restricted Subsidiary to Guarantee Indebtedness of the Borrower or any other Restricted Subsidiary, except for:

(i) prohibitions, restrictions and conditions imposed by Law or by this Agreement or any other Loan Document;

(ii) customary prohibitions, restrictions and conditions contained in agreements relating to the Disposition of assets or of a Restricted Subsidiary pending such Disposition, provided, such prohibitions, restrictions and conditions apply only to the assets or Subsidiary that is to be Disposed of and such Disposition is permitted hereunder;

(iii) prohibitions, restrictions and conditions contained in agreements that exist on the date hereof and are listed on Schedule 7.8, and in the case of an agreement evidencing Indebtedness, are set forth in any agreement evidencing any permitted modification, replacement, renewal, extension or refinancing of such Indebtedness so long as such modification, replacement, renewal, extension or refinancing does not expand the scope of such prohibitions, restrictions and conditions;

(iv) prohibitions, restrictions and conditions that are binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary (other than by designation of an Unrestricted Subsidiary as a Restricted Subsidiary in accordance with the terms hereof), so long as the agreements containing such prohibitions, restrictions and conditions were not entered into in contemplation of such Person becoming a Restricted Subsidiary;

(v) customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 7.4 and applicable solely to, in the case of the foregoing clause (a), the assets and Capital Stock of such joint venture, and in the case of the foregoing clauses (b) through (d), such joint venture;

(vi) in the case of the preceding clause (a), restrictions arising in connection with cash or other deposits permitted under Sections 7.2 or 7.4 and limited to such cash or deposit;

(vii) negative pledges and other prohibitions, restrictions and conditions imposed by an agreement securing Indebtedness permitted by Section 7.1(c) if such negative pledges, prohibitions, restrictions and conditions apply only to the property or assets securing such Indebtedness and additions and accessions to such property and assets and products and proceeds thereof;

(viii) in the case of the preceding clauses (a) and (c), customary restrictions in leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate to the assets subject thereto;

(ix) in the case of the preceding clause (c), provisions restricting assignment of any agreement entered into in the ordinary course of business; and

(x) in the case of the preceding clauses (a) and (c) any restrictions regarding licenses or sublicenses by the Borrower and its Restricted Subsidiaries of IP Rights in the ordinary course of business (in which case such restriction shall relate only to such IP Rights).

Section 7.9 Sale and Leaseback Transactions. The Borrower will not and will not permit any of the Restricted Subsidiaries to, enter into any Sale and Leaseback Transaction, unless at the time such Sale and Leaseback Transaction is entered into (a) no Default or Event of Default has occurred and is continuing or would result therefrom and (b) after giving effect on a Pro Forma Basis to such Sale and Leaseback Transaction, the Borrower is in compliance with the financial covenants set forth in Article VI.

Section 7.10 Hedging Transactions. The Borrower will not, and will not permit any of the Restricted Subsidiaries to, enter into any Hedging Transaction, other than Hedging Transactions entered into in the ordinary course of business to hedge or mitigate risks to which the Borrower or any Restricted Subsidiary is exposed in the conduct of its business or the management of its liabilities. Solely for the avoidance of doubt, the Borrower acknowledges that a Hedging Transaction entered into for speculative purposes or of a speculative nature (which shall be deemed to include any Hedging Transaction under which the Borrower or any of the Restricted Subsidiaries is or may become obliged to make any payment (i) in connection with the purchase by any third party of any Capital Stock or any Indebtedness or (ii) as a result of changes in the market value of any Capital Stock or any Indebtedness) is not a Hedging Transaction entered into in the ordinary course of business to hedge or mitigate risks.

Section 7.11 Amendment to Material Documents. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, amend, modify or waive any of its rights in a manner materially adverse to the Lenders or the Borrower under (a) its certificate of incorporation, bylaws or other organizational documents or (b) the BIN Sponsorship Agreement.

Section 7.12 Permitted Subordinated Indebtedness.

(a) The Borrower will not, and will not permit any of its Restricted Subsidiaries to (i) prepay, redeem, repurchase or otherwise acquire for value any Permitted Subordinated Debt, or (ii) make any principal, interest or other payments on any Permitted Subordinated Debt that is not expressly permitted by the subordination provisions of the Subordinated Debt Documents.

(b) The Borrower will not, and will not permit any of its Restricted Subsidiaries to, agree to or permit any amendment, modification or waiver of any provision of any Subordinated Debt Documents if the effect of such amendment, modification or waiver is to (i) increase the yield on such Permitted Subordinated Debt or change (to earlier dates) the dates upon which principal and interest are due thereon; (ii) alter the redemption, prepayment or subordination provisions thereof; (iii) alter the covenants and events of default in a manner that would make such provisions more onerous or restrictive to the Borrower or any such Restricted Subsidiary in any material respect; or (iv) otherwise increase the obligations of the Borrower or any Restricted Subsidiary in respect of such Permitted Subordinated Debt or confer additional rights upon the holders thereof which individually or in the aggregate would be adverse to the Borrower or any of its Restricted Subsidiaries in any material respect or to the Administrative Agent or the Lenders.

Section 7.13 Accounting Changes. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, make any significant change in accounting treatment or reporting practices, except as required by GAAP, or change the fiscal year of the Borrower or of any of its Restricted Subsidiaries, except to change the fiscal year of a Restricted Subsidiary to conform its fiscal year to that of the Borrower.

Section 7.14 Government Regulation. Neither the Borrower nor any of its Restricted Subsidiaries shall (a) be or become subject at any time to any Law, regulation, or list of any Governmental Authority of the United States (including, without limitation, the U.S. Office of Foreign Asset Control list) that prohibits or limits Lenders or the Administrative Agent from making any advance or extension of credit to Borrower or from otherwise conducting business with the Loan Parties, or (b) fail to provide documentary and other evidence of the identity of the Loan Parties as may be requested by Lenders or the Administrative Agent at any time to enable Lenders or the Administrative Agent to verify the identity of the Loan Parties or to comply with any applicable Law or regulation, including, without limitation, Section 326 of the USA Patriot Act of 1 U.S.C. Section 5318.

ARTICLE VIII

EVENTS OF DEFAULT

Section 8.1 Events of Default. If any of the following events (each an “Event of Default”) shall occur:

(a) the Borrower shall fail to pay any principal of any Loan or of any reimbursement obligation in respect of any LC Disbursement or any payment under Section 2.22(a) or shall fail to make when and as the same shall become due and payable and in the currency required, whether at the due date thereof or at a date fixed for prepayment or otherwise; or

(b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount payable under clause (a) of this Section 8.1 or an amount related to a Bank Product Obligation) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days; or

(c) any representation or warranty made or deemed made by or on behalf of the Borrower or any Restricted Subsidiary in or in connection with this Agreement or any other Loan Document (including the Schedules attached thereto) and any amendments or modifications hereof or waivers hereunder, or in any certificate, report, financial statement or other document submitted to the Administrative Agent or the Lenders by any Loan Party or any representative of any Loan Party pursuant to or in connection with this Agreement or any other Loan Document shall prove to be incorrect in any material respect (other than those representations and warranties that arc expressly qualified by a Material Adverse Effect or other materiality, in which case such representations and warranties shall be true and correct in all respects) when made or deemed made or submitted; or

(d) the Borrower shall fail to observe or perform any covenant or agreement contained in Sections 5.1, 5.2(a) or 5.3 (with respect to the Borrower’s existence) or Articles VI or VII; or

(e) any Loan Party shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those referred to in clauses (a), (b) and (d) above) or any other Loan Document or related to any Bank Product Obligation, and such failure shall remain unremedied for 30 days after the earlier of (i) the date on which any officer of the Borrower becomes aware of such failure, or (ii) the date on which notice thereof shall have been given to the Borrower by the Administrative Agent; or

(f) the subordination provisions contained in any Subordinated Debt Document shall cease to be in full force and effect or the validity or enforceability thereof is disaffirmed by or on behalf of any subordinated lender party thereto, or any Obligations fail to constitute “Senior Indebtedness” (or other comparable term) for purposes of the Permitted Subordinated Debt; or

(g) the Borrower or any Restricted Subsidiary (whether as primary obligor or as guarantor or other surety) shall fail to pay any principal of, or premium or interest on, any Material Indebtedness that is outstanding, when and as the same shall become due and payable (whether at scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument evidencing or governing such Indebtedness; or any other event shall occur or condition shall exist under any agreement or instrument relating to such Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or permit the acceleration of, the maturity of such Indebtedness; or any such Indebtedness shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or any offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case prior to the stated maturity thereof; or

(h) the Borrower or any Restricted Subsidiary shall (i) commence a voluntary case or other proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency or other similar Law now or hereafter in effect or seeking the appointment of a custodian, trustee, receiver, liquidator or other similar official of it or any substantial part of its property, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (i) of this Section 8.1, (iii) apply for or consent to the appointment of a custodian, trustee, receiver, liquidator or other similar official for the Borrower or any such Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, or (vi) take any action for the purpose of effecting any of the foregoing; or

(i) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Restricted Subsidiary or its debts, or any substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency or other similar Law now or hereafter in effect or (ii) the appointment of a custodian, trustee, receiver, liquidator or other similar official for the Borrower or any Subsidiary or for a substantial part of its assets, and in any such case, such proceeding or petition shall remain undismissed for a period of 60 days or an order or decree approving or ordering any of the foregoing shall be entered; or

(j) the Borrower or any Restricted Subsidiary shall become unable to pay, shall admit in writing its inability to pay, or shall fail to pay, its debts as they become due; or

(k) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with other ERISA Events that have occurred, could reasonably be expected to result in liability to the Borrower and the Restricted Subsidiaries in an aggregate amount exceeding $5,000,000; or

(l) any judgment or order for the payment of money in excess of $5,000,000 (to the extent not covered by independent third-party insurance as to which the insurer has been notified of such judgment or order and has not denied or failed to acknowledge coverage thereof) in the aggregate shall be rendered against the Borrower or any Restricted Subsidiary, and either (i) enforcement proceedings shall have been legally commenced by any creditor upon such judgment or order or (ii) there shall be a period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(m) any non-monetary judgment or order shall be rendered against the Borrower or any Restricted Subsidiary that could reasonably be expected to have a Material Adverse Effect, and there shall be a period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(n) a Change in Control shall occur or exist.

then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Section 8.1 and at any time thereafter during the continuance of such event, the Administrative Agent may, and upon the written request of the Required Lenders shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate the Commitments, whereupon the Commitment of each Lender shall terminate immediately, (ii) declare the principal of and any accrued interest on the Loans, and all other Obligations owing hereunder, to be, whereupon the same shall become, due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, (iii) exercise all remedies contained in any other Loan Document, and (iv) exercise any other remedies available at Law or in equity; and that, if an Event of Default specified in either clause (h) or (i) shall occur, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon, and all fees, and all other Obligations shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

Section 8.2 Application of Funds.

After the exercise of remedies provided for in Section 8.1 (or immediately after an Event of Default specified in either clause (h) or (i) of Section 8.1), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

(a) first, to the reimbursable expenses of the Administrative Agent incurred in connection with such sale or other realization upon the Collateral, until the same shall have been paid in full;

(b) second, to the fees and other reimbursable expenses of the Administrative Agent and the Issuing Bank then due and payable pursuant to any of the Loan Documents, until the same shall have been paid in full;

(c) third, to all reimbursable expenses, if any, of the Lenders then due and payable pursuant to any of the Loan Documents, until the same shall have been paid in full;

(d) fourth, to the fees due and payable under Sections 2.14(b) and (c) of this Agreement and interest then due and payable under the terms of this Agreement, until the same shall have been paid in full;

(e) fifth, to the aggregate outstanding principal amount of the Term Loans (allocated pro rata among the Term Loan Lenders in respect of their Pro Rata Shares), to the aggregate outstanding principal amount of the Add-On Term Loans (allocated pro rata among the Add-On Term Loan Lenders in respect of their Pro Rata Shares), to the aggregate outstanding principal amount of the Incremental Term Loan A (allocated pro rata among the Incremental Term Loan A Lenders in respect of their Pro Rata Shares), to the aggregate outstanding principal amount of the Revolving Loans, the LC Exposure, the Net Mark-to-Market Exposure of Hedging Obligations owed by a Loan Party to any Lender-Related Hedge Provider (to the extent secured by Liens) and the Bank Product Obligations of the Borrower and its Subsidiaries, until the same shall have been paid in full, allocated pro rata among any Lender, any Lender-Related Hedge Provider and any Bank Product Provider, based on their respective Pro Rata Shares of the aggregate amount of such Revolving Loans, LC Exposure, Hedging Obligations and Bank Product Obligations;

(f) sixth, to additional cash collateral for the aggregate amount of all outstanding Letters of Credit until the aggregate amount of all cash collateral held by the Administrative Agent pursuant to this Agreement is equal to 102% of the LC Exposure after giving effect to the foregoing clause fifth; and

(g) to the extent any proceeds remain, to the Borrower or other parties lawfully entitled thereto.

Excluded Swap Obligations with respect to any Guarantor shall not be paid with amounts received from such Guarantor or its assets, but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation to Obligations otherwise set forth above in this Section.

All amounts allocated pursuant to the foregoing clauses third through sixth to the Lenders as a result of amounts owed to the Lenders under the Loan Documents shall be allocated among, and distributed to, the Lenders pro rata based on their respective Pro Rata Shares; provided, that all amounts allocated to that portion of the LC Exposure comprised of the aggregate undrawn amount of all outstanding Letters of Credit pursuant to clause fifth and sixth shall be distributed to the Administrative Agent, rather than to the Lenders, and held by the Administrative Agent in an account in the name of the Administrative Agent for the benefit of the Issuing Bank and the Revolving Loan Lenders as cash collateral for the LC Exposure, such account to be administered in accordance with Section 2.22(g).

Section 8.3 Collection Allocation Mechanism.

Notwithstanding anything to the contrary contained herein, on the CAM Exchange Date, to the extent not otherwise prohibited by law, (a) the Lenders shall automatically and without further act be deemed to have exchanged interests in the Designated Obligations such that, in lieu of the interests of each Lender in the Designated Obligations under each Loan and Letter of Credit in which it shall participate as of such date, such Lender shall own an interest equal to such Lender’s CAM Percentage in the Designated Obligations under each of the Loans and Letters of Credit and (b) simultaneously with the deemed exchange of interests pursuant to clause (a) above, the interests in the Designated Obligations to be received in such deemed exchange shall, automatically and with no further action required, be converted into the Dollar Equivalent of such amount (as of the Business Day immediately prior to the CAM Exchange Date) and on and after such date all amounts accruing and owed to the Lenders in respect of such Designated Obligations shall accrue and be payable in Dollars at the rate otherwise applicable hereunder. Each Lender, each Person acquiring a participation from any Lender as contemplated by Section 11.4 and the Borrower hereby consents and agrees to the CAM Exchange. The Borrower and the Lenders agree from time to time to execute and deliver to the Administrative Agent all such promissory notes and other instruments and documents as the Administrative Agent shall reasonably request to evidence and confirm the respective interests and obligations of the Lenders after giving effect to the CAM Exchange, and each Lender agrees to surrender any promissory notes originally received by it in connection with its Loans hereunder to the Administrative Agent against delivery of any promissory notes so executed and delivered; provided, that the failure of the Borrower to execute or deliver or of any Lender to accept any such promissory note, instrument or document shall not affect the validity or effectiveness of the CAM Exchange. As a result of the CAM Exchange, on and after the CAM Exchange Date, each payment received by the Administrative Agent pursuant to any Loan Document in respect of the Designated Obligations shall be distributed to the Lenders pro rata in accordance with their respective CAM Percentages (to be redetermined as of each such date of payment).

ARTICLE IX

THE ADMINISTRATIVE AGENT

Section 9.1 Appointment of Administrative Agent.

(a) Each Lender and each Issuing Bank irrevocably appoints SunTrust Bank as the Administrative Agent and authorizes it to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent under this Agreement and the other Loan Documents, together with all such actions and powers that are reasonably incidental thereto. The Administrative Agent may perform any of its duties hereunder or under the other Loan Documents by or through any one or more sub-agents or attorneys-in-fact appointed by the Administrative Agent. The Administrative Agent and any such sub-agent or attorney-in-fact may perform any and all of its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions set forth in this Article shall apply to any such sub-agent or attorney-in-fact and the Related Parties of the Administrative Agent, any such sub-agent and any such attorney-in-fact and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent and all provisions of this Article IX and Article XI (including Section 11.3(d), as though such co-agents, sub-agents and attorneys-in-fact were the “administrative agent” under the Loan Documents) as if set forth in full herein with respect thereto.

(b) The Issuing Bank shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith and the Issuing Bank shall have all the benefits and immunities (i) provided to the Administrative Agent in this Article with respect to any acts taken or omissions suffered by the Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and the application and agreements for letters of credit pertaining to the Letters of Credit as fully as if the term “Administrative Agent” as used in this Article included the Issuing Bank with respect to such acts or omissions and (ii) as additionally provided in this Agreement with respect to the Issuing Bank.

Section 9.2 Nature of Duties of Administrative Agent. The Administrative Agent shall not have any duties or obligations except those expressly set forth in this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except those discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 11.2), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law, and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it, its sub-agents or attorneys-in-fact with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 11.2) or in the absence of its own gross negligence or willful misconduct as determined by a final, non-applicable judgment by a court of competent jurisdiction. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents or attorneys-in-fact selected by it with reasonable care. The Administrative Agent shall not be deemed to have knowledge of any Default or Event of Default unless and until written notice thereof (which notice shall include an express reference to such event being a “Default” or “Event of Default” hereunder) is given to the Administrative Agent by the Borrower or any Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements, or other terms and conditions set forth in any Loan Document or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article III or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent. The Administrative Agent may consult with legal counsel (including counsel for the Borrower) concerning all matters pertaining to such duties.

Section 9.3 Lack of Reliance on the Administrative Agent. Each of the Lenders, the Swingline Lender and the Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent, any Issuing Bank or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement, Each of the Lenders, the Swingline Lender and the Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Issuing Bank or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, continue to make its own decisions in taking or not taking of any action under or based on this Agreement, any related agreement or any document furnished hereunder or thereunder.

Section 9.4 Certain Rights of the Administrative Agent. If the Administrative Agent shall request instructions from the Required Lenders with respect to any action or actions (including the failure to act) in connection with this Agreement, the Administrative Agent shall be entitled to refrain from such act or taking such act, unless and until it shall have received instructions from such Lenders; and the Administrative Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders where required by the terms of this Agreement.

Section 9.5 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, posting or other distribution) believed by it to be genuine and to have been signed, sent or made by the proper Person. The Administrative Agent may also rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing

Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or not taken by it in accordance with the advice of such counsel, accountants or experts.

Section 9.6 The Administrative Agent in its Individual Capacity. The bank serving as the Administrative Agent shall have the same rights and powers under this Agreement and any other Loan Document in its capacity as a Lender as any other Lender and may exercise or refrain from exercising the same as though it were not the Administrative Agent; and the terms “Lenders”, “Required Lenders”, “holders of Notes”, or any similar terms shall, unless the context clearly otherwise indicates, include the bank serving as the Administrative Agent in its individual capacity. The bank acting as the Administrative Agent and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or Affiliate of the Borrower as if it were not the Administrative Agent hereunder and without any duty to account therefore to the Lenders.

Section 9.7 Successor Administrative Agent.

(a) The Administrative Agent may resign at any time by giving notice thereof to the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent, subject to the approval by the Borrower provided, that no Default or Event of Default shall exist at such time. If no successor Administrative Agent shall have been so appointed, and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent, which shall be a commercial bank organized under the Laws of the United States or any state thereof or a bank which maintains an office in the United States, having a combined capital and surplus of at least $500,000,000.

(b) Upon the acceptance of its appointment as the Administrative Agent hereunder by a successor, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. If within forty-five (45) days after written notice is given of the retiring Administrative Agent’s resignation under this Section 9.7 no successor Administrative Agent shall have been appointed and shall have accepted such appointment, then on such 45th day (i) the retiring Administrative Agent’s resignation shall become effective, (ii) the retiring Administrative Agent shall thereupon be discharged from its duties and obligations under the Loan Documents (except that in the case of any Collateral held by the Administrative Agent on behalf of the Lenders or the Issuing Bank under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such Collateral until such time as a successor Administrative Agent is appointed) and (iii) the Required Lenders shall thereafter perform all duties of the retiring Administrative Agent under the Loan Documents until such time as the Required Lenders appoint a successor Administrative Agent as provided above. After any retiring Administrative Agent’s resignation hereunder, the provisions of this Article IX and Section 11.3 shall continue in effect for the benefit of such retiring Administrative Agent, its representatives and agents and their respective Related Parties in respect of any actions taken or not taken by any of them while it was serving as the Administrative Agent.

(c) In addition to the foregoing, if a Lender becomes, and during the period it remains, a Defaulting Lender, and if any Default or Event of Default has arisen from a failure of the Borrower to comply with Section 2.26(a), then the Issuing Bank and the Swingline Lender may, upon prior written notice to the Borrower and the Administrative Agent, resign as Issuing Bank or as Swingline Lender, as the case may be, effective at the close of business Atlanta, Georgia time on a date specified in such notice (which date may not be less than five (5) Business Days after the date of such notice); provided that such resignation by the Issuing Bank will have no effect on the validity or enforceability of any Letter of Credit then outstanding or on the obligations of the Borrower or any Lender under this Agreement with respect to any such outstanding Letter of Credit or otherwise to the Issuing Bank; and provided, further, that such resignation of the Swingline Lender will have no effect on its rights in respect of any outstanding Swingline Loans or on the obligations of the Borrower or any Lender under this Agreement with respect to any such outstanding Swingline Loan.

Section 9.8 Withholding Tax. To the extent required by any applicable Law, the Administrative Agent may withhold from any interest payment to any Lender an amount equivalent to any applicable withholding tax. If the Internal Revenue Service or any authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including penalties and interest, together with all expenses incurred, including reasonable legal expenses, allocated staff costs and any out of pocket expenses, in each case, to the extent actually incurred.

Section 9.9 Benefits of Article IX. None of the provisions of this Article IX shall inure to the benefit of the Borrower (other than the second sentence of Section 9.7(a)) or of any Person other than Administrative Agent and each of the Lenders and their respective successors and permitted assigns. Accordingly, neither the Borrower (other than the second sentence of Section 9.7(a)) nor any Person other than Administrative Agent and the Lenders (and their respective successors and permitted assigns) shall be entitled to rely upon, or to raise as a defense, the failure of the Administrative Agent or any Lenders to comply with the provisions of this Article IX.

Section 9.10 Administrative Agent May File Proofs of Claim.

(a) In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or Like proceeding or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or any Revolving Credit Exposure shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(i) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans or Revolving Credit Exposure and all other Obligations arising under the Loan Documents that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Bank and the Administrative Agent (including any claim for the

reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Bank and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Bank and the Administrative Agent under Section 11.3) allowed in such judicial proceeding; and

(ii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

(b) any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the Issuing Bank to make such payments to the Administrative Agent and, if that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Bank, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 11.3.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the Issuing Bank or to authorize the Administrative Agent to vote in respect of the claim of any Lender or the Issuing Bank in any such proceeding.

Section 9.11 Titled Agents. Each Lender and each Loan Party hereby agrees that any “Documentation Agent” or “Syndication Agent” designated hereunder shall have no duties or obligations under any Loan Documents to any Lender or any Loan Party.

Section 9.12 Authorization to Execute other Loan Documents. Subject to Section 11.2, each Lender hereby authorizes the Administrative Agent to execute on behalf of all Lenders all Loan Documents other than this Agreement.

Section 9.13 Collateral and Guaranty Matters. The Lenders and the Issuing Bank irrevocably authorize the Administrative Agent, at its option and in its reasonable discretion,

(a) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination or expiration of the Aggregate Revolving Commitments and payment in full of the Obligations (other than (A) contingent indemnification obligations for which no claim has been asserted, (B) all Hedging Obligations or Bank Product Obligations that are not then due and payable and (C) Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the Issuing Bank shall have been made), (ii) that is transferred or to be transferred as part of or in connection with any disposition permitted hereunder or under any other Loan Document, or (iii) as approved in accordance with Section 11.2;

(b) to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by clause (e) of “Permitted Encumbrances” in Section 1.1; and

(c) to release any Guarantor from its obligations under this Agreement or any other Loan Document if such Person ceases to be a Restricted Subsidiary as a result of a transaction permitted hereunder.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any guarantor from its obligations under this Agreement, pursuant to this Section 9.13.

Section 9.14 Hedging Obligations and Bank Product Obligations. No Lender or any Affiliate of a Lender that holds any Hedging Obligation or any Bank Product Obligation that obtains the benefits of Section 8.2 or any Collateral by virtue of the provisions hereof or of any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents, Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Hedging Obligations and Bank Product Obligations unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Lender or Affiliate of a Lender that holds such Hedging Obligation or such Bank Product Obligation, as the case may be.

ARTICLE X

THE GUARANTY

Section 10.1 The Guaranty. Each of the Guarantors hereby jointly and severally guarantees to the Administrative Agent, each Lender, each Lender-Related Hedge Provider, and each Bank Product Provider as hereinafter provided, as primary obligor and not as surety, the prompt payment of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) strictly in accordance with the terms thereof. The Guarantors hereby further agree that if any of the Obligations is not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise), the Guarantors will, jointly and severally, promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) in accordance with the terms of such extension or renewal.

Notwithstanding any provision to the contrary contained herein or in any other of the Loan Documents or the other documents relating to the Obligations, the obligations of each Guarantor under this Agreement and the other Loan Documents shall not exceed an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under applicable Debtor Relief Laws.

Section 10.2 Obligations Unconditional. The obligations of the Guarantors under Section 10.1 are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Loan Documents or other documents relating to the Obligations, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by applicable Law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 10.2 that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances. Each Guarantor agrees that such Guarantor shall not exercise any right of subrogation, indemnity, reimbursement or contribution against the Borrower or any other Guarantor for amounts paid under this Article X until such time as the Obligations have been paid in full and the Commitments have expired or terminated. Without limiting the generality of the foregoing, It is agreed that, to the fullest extent permitted by Law, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder, which shall remain absolute and unconditional as described above:

(a) at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;

(b) any of the acts mentioned in any of the provisions of any of the Loan Documents or any other document relating to the Obligations shall be done or omitted;

(c) the maturity of any of the Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Loan Documents or any other document relating to the Obligations shall be waived or any other guarantee of any of the Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;

(d) any Lien granted to, or in favor of, the Administrative Agent or any other holder of the Obligations as security for any of the Obligations shall fail to attach or be perfected; or

(e) any of the Obligations shall be determined to be void or voidable (including for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including any creditor of any Guarantor).

With respect to its obligations hereunder, each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever and any requirement that the Administrative Agent or any other holder of the Obligations exhaust any right, power or remedy or proceed against any Person under any of the Loan Documents or any other document relating to the Obligations or against any other Person under any other guarantee of, or security for, any of the Obligations.

Section 10.3 Reinstatement. The obligations of each Guarantor under this Article X shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any Debtor Relief Law or otherwise, and each Guarantor agrees that it will indemnify the Administrative Agent and each other holder of the Obligations on demand for all reasonable costs and expenses (including the fees, charges and disbursements of counsel) actually incurred by the Administrative Agent or such holder of the Obligations in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any Debtor Relief Law.

Section 10.4 Certain Additional Waivers. Each Guarantor agrees that such Guarantor shall have no right of recourse to security for the Obligations, except through the exercise of rights of subrogation pursuant to Section 10.2 and through the exercise of rights of contribution pursuant to Section 10.6.

Section 10.5 Remedies. The Guarantors agree that, to the fullest extent permitted by Law, as between the Guarantors, on the one hand, and the Administrative Agent and the other holders of the Obligations, on the other hand, the Obligations may be declared to be forthwith due and payable as specified in Section 8.1 (and shall be deemed to have become automatically due and payable in the circumstances specified in Section 8.1) for purposes of Section 10.1 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Obligations being deemed to have become automatically due and payable), the Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantors for purposes of Section 10.1. The Guarantors acknowledge and agree that their obligations hereunder are secured in accordance with the terms of the Collateral Documents and that the holders of the Obligations may exercise their remedies thereunder in accordance with the terms thereof.

Section 10.6 Rights of Contribution. The Guarantors agree among themselves that, in connection with payments made hereunder, each Guarantor shall have contribution rights against the other Guarantors as permitted under applicable Law. Such contribution rights shall be subordinate and subject in right of payment to the obligations of such Guarantors under the Loan Documents and no Guarantor shall exercise such rights of contribution until the Obligations have been paid in full and the Commitments have terminated.

Section 10.7 Guarantee of Payment; Continuing Guarantee. The guarantee in this Article X is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to the Obligations whenever arising.

Section 10.8 Keepwell. Each Loan Party that is a Qualified ECP Guarantor at the time the Guaranty or the grant of the security interest under the Loan Documents, in each case, by any Specified Loan Party, becomes effective with respect to any Swap Obligation, hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Loan Party with respect to such Swap Obligation as may be needed by such Specified Loan Party from time to time to honor all of its obligations under the Guaranty and the other Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s obligations and undertakings under this Article X voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations and undertakings of each Qualified ECP Guarantor under this Section shall remain in full force and effect until the Obligations have been indefeasibly paid and performed in full. Each Qualified ECP Guarantor intends this Section to constitute, and this Section shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of, each Specified Loan Party for all purposes of the Commodity Exchange Act.

ARTICLE XI

MISCELLANEOUS

Section 11.1 Notices.

(a) Written Notices. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications to any party herein to be effective shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

To any Loan Party:	EVO Payments International, LLC 515 Broadhollow Road Melville, New York 11747 Attention: Chief Financial Officer

With a copy to:	EVO Payments International, LLC 515 Broadhollow Road Melville, New York 11747 Attention: General Counsel

To the Administrative Agent:	SunTrust Bank 3333 Peachtree Road Atlanta, Georgia 30326 Attention: Mr. David Bennett Facsimile: (404) 439-7390

With a copy to:	SunTrust Bank 303 Peachtree Street, N.E./25th Floor Atlanta, Georgia 30308 Attention: Mr. Doug Weltz Facsimile: (404) 221-2001

To the Issuing Bank:	SunTrust Bank 245 Peachtree Center Avenue 17th Floor, Mail Code 3707 Atlanta, Georgia 30303 Attention: Standby Letter of Credit Dept. Facsimile: (404) 588-8129

To the Swingline Lender:	SunTrust Bank 303 Peachtree Street, N.E./25th Floor Atlanta, Georgia 30308 Attention: Mr. Doug Weltz Facsimile: (404) 221-2001

To any other Lender:	To the address or facsimile number, set forth in the Administrative Questionnaire or the Assignment and Acceptance executed by such Lender.

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All such notices and other communications shall, when transmitted by overnight delivery, or faxed, be effective when delivered for overnight (next-day) delivery, or transmitted in legible form by facsimile machine, respectively, or if mailed, upon the third Business Day after the date deposited into the mail or if delivered, upon delivery; provided, that notices delivered to the Administrative Agent, the Issuing Bank or the Swingline Lender shall not be effective until actually received by such Person at its address specified in this Section 11.1.

Any agreement of the Administrative Agent, the Issuing Bank and the Lenders herein to receive certain notices by telephone or facsimile is solely for the convenience and at the request of the Borrower. The Administrative Agent, the Issuing Bank and the Lenders shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Borrower to give such notice and the Administrative Agent, the Issuing Bank and the Lenders shall not have any liability to the Borrower or other Person on account of any action taken or not taken by the Administrative Agent, the Issuing Bank and the Lenders in reliance upon such telephonic or facsimile notice. The obligation of the Borrower to repay the Loans and all other Obligations hereunder shall not be affected in any way or to any extent by any failure of the Administrative Agent, the Issuing Bank and the Lenders to receive written confirmation of any telephonic or facsimile notice or the receipt by the Administrative Agent, the Issuing Bank and the Lenders of a confirmation which is at variance with the terms understood by the Administrative Agent, the Issuing Bank and the Lenders to be contained in any such telephonic or facsimile notice.

(b) Electronic Communications.

(i) Notices and other communications to the Lenders and the Issuing Bank hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the Issuing Bank pursuant to Article II unless such Lender, the Issuing Bank, as applicable, and Administrative Agent have agreed to receive notices under such Section by electronic communication and have agreed to the procedures governing such communications. Administrative Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(ii) Unless Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement): provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

Section 11.2 Waiver; Amendments.

(a) No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or any other Loan Document, and no course of dealing between any Loan Party and the Administrative Agent or any Lender, shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power hereunder or thereunder. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and arc not exclusive of any rights or remedies provided by Law. “No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 11.2, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or the issuance of a Letter of Credit shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default or Event of Default at the time.

(b) No amendment or waiver of any provision of this Agreement or the other Loan Documents (other than the Fee Letters), nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Borrower and the Required Lenders or the Borrower and the Administrative Agent with the consent of the Required Lenders and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, that

(i) no amendment or waiver shall:

(A) increase a Commitment of any Lender without the written consent of such Lender;

(B) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby;

(C) postpone the date fixed for any payment of any principal of, or interest on, any Loan or LC Disbursement or interest thereon or any fees hereunder or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date for the termination or reduction of any Commitment, without the written consent of each Lender affected thereby;

(D) change Section 2.21(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby or change the provisions of Section 8.2, without the written consent of each Lender;

(E) change any of the provisions of this Section 11.2 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders which are required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the consent of each Lender;

(F) amend the definition of “Alternative Currency” without the written consent of each Lender directly affected thereby;

(G) release the Borrower without the consent of each Lender, or, release all or substantially all of the Guarantors or limit the liability of all or substantially all of the Guarantors under any Guaranty, without the written consent of each Lender; or

(H) release all or substantially all collateral (if any) securing any of the Obligations, without the written consent of each Lender;

(ii) prior to the Revolving Commitment Termination Date, unless also signed by Lenders holding in the aggregate at least a majority of the outstanding amount of the Revolving Loans, no such amendment or waiver shall, (i) waive any Default for purposes of Section 3.2, (ii) amend, change, waive, discharge or terminate Sections 3.2 or 8.1 in a manner adverse to such Lenders or (iii) amend, change, waive, discharge or terminate Article VI (or any defined term used therein) or this Section 11.2(a)(ii); or

(iii) unless also signed by Lenders (other than Defaulting Lenders) holding in the aggregate at least a majority of the aggregate outstanding amount of all outstanding Term Loans, the Add-On Term Loans and the Incremental Term Loan A, no such amendment or waiver shall (i) amend, change, waive, discharge or terminate Section 2.12(c) so as to alter the manner of application of proceeds of any mandatory prepayment required by Section 2.12(a) or (b) hereof or (ii) amend, change, waive, discharge or terminate this Section 11.2(a)(iii);

provided further, that no such agreement shall amend, modify or otherwise affect the rights, duties or obligations of the Administrative Agent, the Swingline Lender or the Issuing Bank without the prior written consent of such Person. Notwithstanding anything to the contrary herein, (i) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto; (ii) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended, and amounts payable to such Lender hereunder may not be permanently reduced without the consent of such Lender (other than reductions in fees and interest in which such reduction does not disproportionately affect such Lender); (iii) this Agreement may be amended and restated without the consent of any Lender (but with the consent of the Borrower and the Administrative Agent) if, upon giving effect to such amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended and restated), the Commitments of such Lender shall have terminated (but such Lender shall continue to be entitled to the benefits of Sections 2.18, 2.19, 2.20 and 11.3), such Lender shall have no other commitment or other obligation hereunder and shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement; (iv) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code of the United States supersedes the unanimous consent provisions set forth herein; and (v) the Required Lenders shall determine whether or not to allow a Loan Party to use cash collateral in the context of a bankruptcy or insolvency proceeding and such determination shall be binding on all of the Lenders.

Section 11.3 Expenses; Indemnification.

(a) The Loan Parties shall pay (i) all reasonable and documented, out-of-pocket costs and expenses of the Administrative Agent, STRH and their Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, STRH and their Affiliates, actually incurred in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents and any amendments, modifications or waivers thereof (whether or not the transactions contemplated in this Agreement or any other Loan Document shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket costs and expenses (including, without limitation, the reasonable fees, charges and disbursements of outside counsel and the allocated cost of inside counsel) actually incurred by the Administrative Agent, the Issuing Bank or any Lender in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents, including its rights under this Section 11.3, or in connection with the Loans made or any Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) The Loan Parties shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the Issuing Bank, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities, penalties and related expenses, including the reasonable, documented out-of-pocket fees, charges and disbursements of any counsel for any Indemnitee, and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, actually incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any of its Subsidiaries arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any actual or alleged Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any of its Subsidiaries, and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent (i) that a court having competent jurisdiction shall have determined by a final judgment (not subject to further appeal) that such losses, claims, damages, liabilities or related expenses resulted from the gross negligence or willful misconduct of such Indemnitee, (ii) arising from a material breach of the obligations of such Indemnitee (or any of its respective directors, officers, employees, agents, representatives and legal counsel) under this Agreement or any other Loan Document, or (iii) arising from any dispute solely among Indemnitees other than (x) any claims against any Indemnitee in its capacity or in fulfilling its role as an Administrative Agent, Arranger or Issuing Bank under this Agreement or any Loan Document or (y) any claims that arise as a result of the Borrower’s or any other Loan Party’s negligence or breach of the terms of this Agreement or any other Loan Document. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through Syndtrak or any other Internet or intranet website, except as a result of such Indemnitee’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and nonappealable judgment. This Section 11.3(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c) Subject to Section 2.20, the Loan Parties shall pay, and hold the Administrative Agent, the Issuing Bank and each of the Lenders harmless from and against, any and all present and future stamp, documentary, and other similar taxes with respect to this Agreement and any other Loan Documents, any collateral described therein, or any payments due thereunder, and save the Administrative Agent, the Issuing Bank and each Lender harmless from and against any and all liabilities with respect to or resulting from any delay or omission to pay such taxes.

(d) To the extent that the Loan Parties fail to pay any amount required to be paid to the Administrative Agent, the Issuing Bank or the Swingline Lender under clauses (a), (b) or (c) hereof, each Lender severally agrees to pay to the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be, such Lender’s Pro Rata Share (determined as of the time that the unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided, that the unreimbursed expense or indemnified payment, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Issuing Bank or the Swingline Lender in its capacity as such.

(e) To the extent permitted by applicable Law, none of the Loan Parties shall assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to actual or direct damages) arising out of, in connection with or as a result of, this Agreement or any agreement or instrument contemplated hereby, the transactions contemplated therein, any Loan or any Letter of Credit or the use of proceeds thereof.

(f) All amounts due under this Section 11.3 shall be payable promptly after written demand therefor.

Section 11.4 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (h) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments, Loans, and other Revolving Credit Exposure at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitments, Loans and other Revolving Credit Exposure at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans and Revolving Credit Exposure outstanding thereunder) of a Class or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans and Revolving Credit Exposure of such Class of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent or, if “Trade

Date” is specified in the Assignment and Acceptance, as of the Trade Date) shall not be less than $4,500,000 with respect to Term Loans, Add-On Term Loans or the Incremental Term Loan A (or such lesser minimum amount (of $1,000,000 or more) approved by the Borrower, with such approval not to be unreasonably withheld or delayed) and $5,000,000 with respect to Revolving Loans, and, in each case, in minimum increments of $1,000,000, unless, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed),

(ii) Proportionate Amounts. Each partial assignment of any Class of Commitments or Loans shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to such Class of the Loans or the Commitments assigned, except that this clause (ii) shall not (A) apply to the Swingline Lender’s rights and obligations in respect of Swingline Loans or (B) prohibit any Lender from assigning all or a portion of its rights and obligations in respect of its Revolving Commitments (and the related Revolving Loans thereunder), its outstanding Term Loans, its outstanding Add-On Term Loans and its outstanding Incremental Term Loan A on a non-pro rata basis.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided, that, the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for (x) assignments in respect of the Revolving Commitments to a Person that is not a Lender with a Revolving Commitment or an Affiliate of a Lender or an Approved Fund and (y) assignments by Defaulting Lenders; and

(C) the consent of the Issuing Bank and the Swingline Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Revolving Commitments.

(iv) Assignment and Acceptance. The parties to each assignment shall deliver to the Administrative Agent (A) a duly executed Assignment and Acceptance, (B) a processing and recordation fee of $3,500, (C) an Administrative Questionnaire unless the assignee is already a Lender of the applicable Class and (D) the documents required under Section 2.20 if such assignee is a Foreign Lender.

(v) No Assignment to Certain Persons. No such assignment shall be made to (A) the Borrower or any of the Borrower’s Affiliates or Subsidiaries, (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B) or (C) to a natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section 11.4, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.18, 2.19, 2.20 and 11.3 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section 11.4.

(c) The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in Atlanta, Georgia a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and Revolving Credit Exposure owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. Information contained in the Register with respect to any Lender shall be available for inspection by such Lender at any reasonable time and from time to time upon reasonable prior notice; information contained in the Register shall also be available for inspection by the Borrower at any reasonable time and from time to time upon reasonable prior notice. In establishing and maintaining the Register, Administrative Agent shall serve as Borrower’s agent solely for tax purposes and solely with respect to the actions described in this Section, and the Borrower hereby agrees that, to the extent SunTrust Bank serves in such capacity, SunTrust Bank and its officers, directors, employees, agents, sub-agents and affiliates shall constitute “Indemnitees.”

(d) Any Lender may at any time, without the consent of, or notice to, the Borrower, the Administrative Agent, the Swingline Lender or the Issuing Bank sell participations to any Person (other than a natural person, the Borrower or any of the Borrower’s Affiliates or Subsidiaries or a Defaulting Lender) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders, the Issuing Bank and the Swingline Lender shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

(c) Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver with respect to the following to the extent affecting such Participant:

(i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the date fixed for any payment of any principal of, or interest on, any Loan or LC Disbursement or interest thereon or any fees hereunder or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date for the termination or reduction of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.21(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby or change the provisions of Section 8.2, without the written consent of each Lender, (v) change any of the provisions of this Section 11.4 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders which are required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, or make any determination or grant any consent hereunder, without the consent of each Lender; (vi) release the Borrower or all of the Guarantors, or limit the ability of all or substantially all of the Guarantors under any Guaranty, except to the extent such release is expressly provided under the terms of this Agreement; or (vii) release all or substantially all collateral (if any) securing any of the Obligations. Subject to paragraph (f) of this Section 11.4, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.18, 2.19, and 2.20 (subject to the requirements and limitations therein, including the requirements under Section 2.20(f) (it being understood that the documentation required under Section 2.20(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 11.4. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided, that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(f) A Participant shall not be entitled to receive any greater payment under Section 2.18 and Section 2.20 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.

(g) Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.25 with respect to any Participant. To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 11.7 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.21 as though it were a Lender.

(h) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 11.5 Governing Law: Jurisdiction; Consent to Service of Process.

(a) This Agreement and the other Loan Documents shall be construed in accordance with and be governed by the Law (without giving effect to the conflict of Law principles thereof except for Sections 5-1401 and 5-1402 of the New York General Obligations Law) of the State of New York.

(b) Each party hereto irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the United States District Court of the Southern District of New York, and of the Supreme Court of the State of New York sitting in New York county and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such District Court or New York state court or, to the extent permitted by applicable Law, such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction.

(c) The Borrower irrevocably and unconditionally waives any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding described in paragraph (b) of this Section 11.5 and brought in any court referred to in paragraph (b) of this Section 11.5. Each of the parties hereto irrevocably waives, to the fullest extent permitted by applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to the service of process in the manner provided for notices in Section 11.1. Nothing in this Agreement or in any other Loan Document will affect the right of any party hereto to serve process in any other manner permitted by Law.

Section 11.6 WAIVER OF JURY TRIAL. EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT

OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 11.7 Right of Setoff. In addition to any rights now or hereafter granted under applicable Law and not by way of limitation of any such rights, each Lender and the Issuing Bank shall have the right, at any time or from time to time upon the occurrence and during the continuance of an Event of Default, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable Law, to set off and apply against ail deposits (general or special, time or demand, provisional or final) of the Borrower at any time held or other obligations at any time owing by such Lender and the Issuing Bank to or for the credit or the account of the Borrower against any and all Obligations held by such Lender or the Issuing Bank, as the case may be, irrespective of whether such Lender or the Issuing Bank shall have made demand hereunder and although such Obligations may be unmatured. Each Lender and the Issuing Bank agree promptly to notify the Administrative Agent and the Borrower after any such set-off and any application made by such Lender and the Issuing Bank, as the case may be; provided, that the failure to give such notice shall not affect the validity of such set-off and application. Each Lender and the Issuing Bank agrees to apply all amounts collected from any such set-off to the Obligations before applying such amounts to any other Indebtedness or other obligations owed by the Borrower and any of its Subsidiaries to such Lender or Issuing Bank.

Section 11.8 Counterparts; Integration. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. This Agreement, the Fee Letters, the other Loan Documents, and any separate letter agreement(s) relating to any fees payable to the Administrative Agent and its Affiliates constitute the entire agreement among the parties hereto and thereto and their affiliates regarding the subject matters hereof and thereof and supersede all prior agreements and understandings, oral or written, regarding such subject matters. Delivery of an executed counterpart of a signature page of this Agreement and any other Loan Document by facsimile transmission or by any other electronic imaging means, shall be effective as delivery of a manually executed counterpart of this Agreement or such other Loan Document.

Section 11.9 Survival. All covenants, agreements, representations and warranties made by any Loan Party herein, in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.18, 2.19, 2.20, and 11.3 and Article IX shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof. All representations and warranties made herein, in the Loan Documents, in the certificates, reports, notices, and other documents delivered pursuant to this Agreement shall survive the execution and delivery of this Agreement and the other Loan Documents, and the making of the Loans and the issuance of the Letters of Credit.

Section 11.10 Severability. Any provision of this Agreement or any other Loan Document held to be illegal, invalid or unenforceable in any jurisdiction, shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity or unenforceability without affecting the legality, validity or enforceability of the remaining provisions hereof or thereof; and the illegality, invalidity or unenforceability of a particular provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 11.11 Confidentiality. Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to take normal and reasonable precautions to maintain the confidentiality of any information relating to the Borrower or any of its Subsidiaries or any of their respective businesses, provided to it by or on behalf of the Borrower or any Subsidiary, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any of its Subsidiaries, except that such information may be disclosed (i) to any Related Party of the Administrative Agent, the Issuing Bank or any such Lender including without limitation accountants, legal counsel and other advisors (it being understood that the Persons to whom such information is made available will, to the extent reasonably practicable, be informed of the confidential nature of such information), (ii) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, provided that the Administrative Agent, the Issuing Bank or such Lender, as applicable, shall endeavor to notify the Borrower as soon as practicable in the event of any such required disclosure by such Person unless such disclosure is prohibited by law, rule or regulation, provided, further, that the Administrative Agent, the Issuing Bank or such Lender shall have no liability for failure to provide such notice, (iii) to the extent requested by any regulatory agency or authority purporting to have jurisdiction over it (including any self-regulatory authority such as the National Association of Insurance Commissioners), (iv) to the extent that such information becomes publicly available other than as a result of a breach of this Section 11.11, or which becomes available to the Administrative Agent, the Issuing Bank, any Lender or any Related Party of any of the foregoing on a non-confidential basis from a source other than the Borrower, (v) in connection with the exercise of any remedy hereunder or under any other Loan Documents or any suit, action or proceeding relating to this Agreement or any other Loan Documents or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section 11.11, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, or (B) any actual or prospective party (or its Related Parties) to any swap or derivative or similar transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (vii) any rating agency, the CUSIP Service Bureau or any similar organization, in each case only when required by such Person (it being understood that, prior to any such disclosure, such Person shall be informed of the confidential nature of such information), (viii) with the consent of the Borrower or (ix) to any other party hereto. Any Person required to maintain the confidentiality of any information as provided for in this Section 11.11 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such information as such Person would accord its own confidential information.

Section 11.12 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which may be treated as interest on such Loan under applicable Law (collectively, the “Charges”), shall exceed the maximum lawful rate of interest (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by a Lender holding such Loan in accordance with applicable Law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 11.12 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Rate to the date of repayment (to the extent permitted by applicable Law), shall have been received by such Lender.

Section 11.13 Waiver of Effect of Corporate Seal. Each Loan Party represents and warrants to the Administrative Agent and the Lenders that neither it nor any other Loan Party is required to affix its corporate seal to this Agreement or any other Loan Document pursuant to any Requirement of Law, agrees that this Agreement is delivered by Borrower under seal and waives any shortening of the statute of limitations that may result from not affixing the corporate seal to this Agreement or such other Loan Documents.

Section 11.14 Patriot Act. Each of the Administrative Agent and each Lender hereby notifies the Loan Parties that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into Law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the Patriot Act. Each Loan Party shall, and shall cause each of its Subsidiaries to, provide to the extent commercially reasonable, such information and take such other actions as are reasonably requested by the Administrative Agent or any Lender in order to assist the Administrative Agent and the Lenders in maintaining compliance with the Patriot Act.

Section 11.15 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), Borrower and each other Loan Party acknowledges and agrees and acknowledges its Affiliates’ understanding that: (i) (A) the services regarding this Agreement provided by the Administrative Agent and/or the Lenders are arm’s-length commercial transactions between Borrower, each other Loan Party and their respective Affiliates, on the one hand, and the Administrative Agent and the Lenders, on the other hand, (B) each of Borrower and the other Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate, and (C) Borrower and each other Loan Party is capable of evaluating and understanding, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Administrative Agent and the Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary, for Borrower, any other Loan Party, or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent nor any Lender has any obligation to Borrower, any other Loan Party or any of their Affiliates with respect to the transaction contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of Borrower, the other Loan Parties and their respective Affiliates, and each of the Administrative Agent and Lenders has no obligation to disclose any of such interests to Borrower, any other Loan Party of any of their respective Affiliates. To the fullest extent permitted by Law, each of Borrower and the other Loan Parties hereby waive and release, any claims that it may have against the Administrative Agent and each Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 11.16 Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Acceptance or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 11.17 Release of Guarantors and Collateral. Notwithstanding anything to the contrary contained in this Agreement, each of the Issuing Bank, the Swingline Lender and the Lenders agrees that:

(a) upon termination of the Commitments and payment in full of all Obligations (other than (A) contingent indemnification obligations as to which no claim has been asserted and (B) Obligations constituting Hedging Obligations or Bank Product Obligations either (x) as to which arrangements satisfactory to the applicable Lender-Related Hedge Provider or Bank Products Provider shall have been made or (y) notice has not been received by the Administrative Agent from the applicable Lender-Related Hedge Provider or Bank Products Provider, as the case may be, that amounts are due and payable under the applicable Hedging Transaction or in respect of the applicable Bank Products, as the case may be) and the expiration or termination of all Letters of Credit (unless the LC Exposure related thereto has been Cash Collateralized or back-stopped by a letter of credit in form and substance reasonably satisfactory to the Administrative Agent), (i) this Agreement and the other Loan Documents shall terminate (other than any provisions thereof which by their express terms are to survive termination), (ii) any and all Liens on any Collateral (including Cash Collateral, except to the extent intended to remain in place with respect to Letters of Credit by written agreement between the Borrower and the Issuing Bank) shall be released and (iii) each Guarantor shall be released from its obligations under the Guaranty;

(b) any Lien created pursuant to any Collateral Document on any asset constituting Collateral shall be released in the event that such asset is Disposed of as part of or in connection with any Disposition permitted hereunder or under any other Loan Document; and

(c) any Guarantor shall be released from its obligations under the Guaranty if such Person ceases to be a Restricted Subsidiary as a result of a transaction or designation permitted hereunder, and any Lien created pursuant to any Collateral Document on any asset of such Guarantor constituting Collateral shall be released as well.

In connection with the foregoing, the Administrative Agent shall, upon the Borrower’s reasonable request and at the Borrower’s sole expense, (x) promptly execute and file in the appropriate location and deliver to the Borrower such termination and full or partial release statements or confirmations thereof, as applicable, and (y) take such other actions as are reasonably necessary to release the Liens and the Loan Parties from the Guaranty to be released pursuant hereto promptly upon the effectiveness of any such release.

Section 11.18 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the

Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent, the Issuing Rank or any Lender in such currency, the Administrative Agent, Issuing Bank or such Lender agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable law).

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